Exhibit 10.13

EXECUTION VERSION

Published CUSIP Number: 08579CAA5

CREDIT AGREEMENT

dated as of February 28, 2017

among

BERRY PETROLEUM COMPANY, LLC,

as Borrower,

BERRY PETROLEUM CORPORATION,

as Parent Guarantor,

Each of the Subsidiaries of Borrower and Parent Guarantor,

each as a Subsidiary Guarantor,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

and

The Lenders from Time to Time Party Hereto

TABLE OF CONTENTS

Page
ARTICLE I	DEFINITIONS AND ACCOUNTING MATTERS	- 2 -

Section 1.01	Terms Defined Above	- 2 -
Section 1.02	Certain Defined Terms	- 2 -
Section 1.03	Types of Loans and Borrowings	- 34 -
Section 1.04	Terms Generally; Rules of Construction	- 34 -
Section 1.05	Accounting Terms and Determinations; GAAP	- 34 -

ARTICLE II	THE CREDITS	- 35 -

Section 2.01	Commitments	- 35 -
Section 2.02	Loans and Borrowings	- 35 -
Section 2.03	Requests for Borrowings	- 36 -
Section 2.04	Interest Elections	- 37 -
Section 2.05	Funding of Borrowings	- 39 -
Section 2.06	Termination and Reduction of Aggregate Maximum Credit Amounts	- 39 -
Section 2.07	Borrowing Base	- 40 -
Section 2.08	Letters of Credit	- 43 -

ARTICLE III	PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES	- 47 -

Section 3.01	Repayment of Loans	- 47 -
Section 3.02	Interest	- 47 -
Section 3.03	Alternate Rate of Interest	- 48 -
Section 3.04	Prepayments	- 49 -
Section 3.05	Fees	- 51 -

ARTICLE IV	PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS	- 52 -

Section 4.01	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	- 52 -
Section 4.02	Presumption of Payment by the Borrower	- 53 -
Section 4.03	Deductions by the Administrative Agent; Defaulting Lenders	- 53 -
Section 4.04	Disposition of Proceeds	- 55 -

ARTICLE V	INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY	- 56 -

Section 5.01	Increased Costs	- 56 -
Section 5.02	Break Funding Payments	- 57 -
Section 5.03	Taxes	- 57 -
Section 5.04	Mitigation Obligations; Designation of Different Lending Office	- 61 -
Section 5.05	Replacement of Lenders	- 61 -
Section 5.06	Illegality	- 62 -

ARTICLE VI	CONDITIONS PRECEDENT	- 63 -

Section 6.01	Effective Date	- 63 -
Section 6.02	Each Credit Event	- 67 -
Section 6.03	Additional Conditions to Credit Events	- 68 -
Section 6.04	Post-Closing Obligations	- 68 -

ARTICLE VII	REPRESENTATIONS AND WARRANTIES	- 69 -

Section 7.01	Organization; Powers	- 69 -
Section 7.02	Authority; Enforceability	- 69 -
Section 7.03	Approvals; No Conflicts	- 69 -

- i -

Section 7.04	Financial Condition; No Material Adverse Change	- 70 -
Section 7.05	Litigation	- 70 -
Section 7.06	Environmental Matters	- 70 -
Section 7.07	Compliance with Laws and Agreements; No Defaults	- 71 -
Section 7.08	Investment Company Act	- 71 -
Section 7.09	Taxes	- 72 -
Section 7.10	ERISA	- 72 -
Section 7.11	Disclosure; No Material Misstatements	- 72 -
Section 7.12	Insurance	- 72 -
Section 7.13	Restriction on Liens	- 73 -
Section 7.14	Subsidiaries	- 73 -
Section 7.15	Location of Business and Offices	- 73 -
Section 7.16	Properties; Titles, Etc.	- 73 -
Section 7.17	Maintenance of Properties	- 74 -
Section 7.18	Gas Imbalances, Prepayments	- 75 -
Section 7.19	Marketing of Production	- 75 -
Section 7.20	Swap Agreements	- 75 -
Section 7.21	Use of Loans and Letters of Credit	- 75 -
Section 7.22	Deposit and Securities Accounts	- 75 -
Section 7.23	Solvency	- 75 -
Section 7.24	International Operations	- 76 -
Section 7.25	USA PATRIOT; AML Laws; Anti-Corruption Laws and Sanctions	- 76 -
Section 7.26	Ratification of Prepetition Mortgages	- 76 -

ARTICLE VIII	AFFIRMATIVE COVENANTS	- 77 -

Section 8.01	Financial Statements; Ratings Change; Other Information	- 77 -
Section 8.02	Notices of Material Events	- 80 -
Section 8.03	Existence; Conduct of Business	- 81 -
Section 8.04	Payment of Obligations	- 81 -
Section 8.05	Performance of Obligations under Loan Documents	- 81 -
Section 8.06	Operation and Maintenance of Properties	- 81 -
Section 8.07	Insurance	- 82 -
Section 8.08	Books and Records; Inspection Rights	- 82 -
Section 8.09	Compliance with Laws	- 82 -
Section 8.10	Environmental Matters	- 83 -
Section 8.11	Further Assurances	- 83 -
Section 8.12	Reserve Reports	- 84 -
Section 8.13	Title Information	- 85 -
Section 8.14	Additional Collateral; Additional Guarantors	- 86 -
Section 8.15	ERISA Compliance	- 87 -
Section 8.16	Marketing Activities	- 87 -
Section 8.17	[Reserved]	- 87 -
Section 8.18	Deposit and Securities Accounts	- 88 -
Section 8.19	Initial Swap Agreements	- 88 -

ARTICLE IX	NEGATIVE COVENANTS	- 88 -

Section 9.01	Financial Covenants	- 89 -
Section 9.02	Debt	- 89 -
Section 9.03	Liens	- 90 -
Section 9.04	Restricted Payments	- 91 -
Section 9.05	Investments, Loans and Advances	- 92 -
Section 9.06	Fundamental Changes; Nature of Business; International Operations	- 93 -
Section 9.07	Limitation on Leases	- 93 -
Section 9.08	Proceeds of Loans	- 94 -
Section 9.09	Redemption or Repayment of Funded Debt	- 94 -

- ii -

Section 9.10	Sale or Discount of Receivables	- 95 -
Section 9.11	Mergers, Sales, Dispositions	- 95 -
Section 9.12	Sale of Properties	- 95 -
Section 9.13	Deposit Accounts; Account Control Agreements	- 96 -
Section 9.14	Transactions with Affiliates	- 97 -
Section 9.15	Subsidiaries	- 97 -
Section 9.16	Negative Pledge Agreements; Dividend Restrictions	- 97 -
Section 9.17	Gas Imbalances, Take-or-Pay or Other Prepayments	- 97 -
Section 9.18	Swap Agreements	- 97 -
Section 9.19	Material Agreements; Borrower Governance Documents	- 98 -
Section 9.20	Sale and Leaseback Transaction	- 98 -
Section 9.21	Passive Status of Parent Guarantor	- 99 -

ARTICLE X	EVENTS OF DEFAULT; REMEDIES	- 99 -

Section 10.01	Events of Default	- 99 -
Section 10.02	Remedies	- 101 -

ARTICLE XI	THE ADMINISTRATIVE AGENT	- 102 -

Section 11.01	Appointment; Powers	- 102 -
Section 11.02	Duties and Obligations of Administrative Agent	- 103 -
Section 11.03	Action by Administrative Agent	- 103 -
Section 11.04	Reliance	- 104 -
Section 11.05	Subagents	- 104 -
Section 11.06	Resignation of Administrative Agent	- 104 -
Section 11.07	Administrative Agent and Issuing Bank as Lender	- 105 -
Section 11.08	No Reliance	- 105 -
Section 11.09	Administrative Agent May File Proofs of Claim	- 105 -
Section 11.10	Withholding Tax	- 106 -
Section 11.11	Authority of Administrative Agent to Release Collateral and Liens	- 106 -

ARTICLE XII	MISCELLANEOUS	- 107 -

Section 12.01	Notices	- 107 -
Section 12.02	Waivers; Amendments	- 109 -
Section 12.03	Expenses, Indemnity; Damage Waiver	- 110 -
Section 12.04	Successors and Assigns	- 114 -
Section 12.05	Survival; Revival; Reinstatement	- 117 -
Section 12.06	Counterparts; Integration; Effectiveness	- 117 -
Section 12.07	Severability	- 118 -
Section 12.08	Right of Setoff	- 118 -
Section 12.09	GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS	- 118 -
Section 12.10	Headings	- 120 -
Section 12.11	Confidentiality	- 120 -
Section 12.12	Interest Rate Limitation	- 120 -
Section 12.13	EXCULPATION PROVISIONS	- 121 -
Section 12.14	Collateral Matters; Swap Agreements; Cash Management Agreements	- 121 -
Section 12.15	No Third Party Beneficiaries	- 122 -
Section 12.16	USA PATRIOT Act Notice	- 122 -
Section 12.17	Non-Fiduciary Status	- 122 -
Section 12.18	Flood Insurance Provisions	- 122 -
Section 12.19	[Reserved]	- 123 -
Section 12.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	- 123 -
Section 12.21	No Waiver by Course of Conduct; Cumulative Remedies	- 124 -
Section 12.22	Releases	- 124 -

- iii -

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	Schedule of Maximum Credit Amounts
Annex II	Schedule of Mortgaged Structures
Annex III	Schedule of Prepetition Mortgages

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Security Agreement
Exhibit F	Form of Guaranty Agreement
Exhibit G	Form of Assignment and Assumption
Exhibit H-1-4	Tax Certificates
Exhibit I	Form of Solvency Certificate

Schedule 6.04	Post-Closing Obligations
Schedule 7.05	Litigation
Schedule 7.06	Environmental Matters
Schedule 7.14	Subsidiaries and Partnerships
Schedule 7.18	Gas Imbalances; Take or Pay; Other Prepayments
Schedule 7.19	Marketing Agreements
Schedule 7.20	Swap Agreements
Schedule 7.22	Deposit Accounts and Securities Accounts
Schedule 7.24	International Operations
Schedule 8.19	Initial Swap Agreements
Schedule 9.02	Other Permitted Debt
Schedule 9.05	Other Permitted Investments

- iv -

THIS CREDIT AGREEMENT dated as of February 28, 2017, is among Berry Petroleum Company, LLC, a Delaware limited liability company (the “Borrower”); Berry Petroleum Corporation, a Delaware corporation (the “Parent Guarantor”); each of the Subsidiaries of the Borrower and Parent Guarantor (the “Subsidiary Guarantors” and each a “Subsidiary Guarantor” and together with the Borrower and Parent Guarantor, the “Obligors” and each an “Obligor”); each of the Lenders from time to time party hereto; and Wells Fargo Bank, National Association (in its individual capacity, “Wells Fargo Bank”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

RECITALS

A. WHEREAS, Berry Petroleum Company, a Delaware corporation (“Prepetition Borrower”), Wells Fargo Bank, National Association, as administrative agent for the lenders (the “Prepetition Administrative Agent”), and other financial institutions named and defined therein as lenders, including Wells Fargo Bank, National Association in its capacity as a lender (the “Prepetition Lenders” and each a “Prepetition Lender”) entered into that certain Second Amended and Restated Credit Agreement, dated as of November 15, 2010, as amended or otherwise modified (the “Prepetition Credit Agreement”) from time to time through May 11, 2016 (the “Petition Date”), the date on which the Prepetition Borrower and certain of its Affiliates filed a voluntary proceeding under Chapter 11 of the Bankruptcy Code (the “Restructuring Proceeding”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);

B. WHEREAS, the Prepetition Administrative Agent timely filed that certain Master Proof of Claim of (i) Wells Fargo Bank, National Association, Individually and as Administrative Agent under the First Lien Credit Agreements, and (ii) the Other First Lien Secured Parties with the Bankruptcy Court (the “Prepetition Claims”);

C. WHEREAS, the disclosure statement, as amended from time to time, was filed by the Prepetition Borrower with the Bankruptcy Court on December 13, 2016 and its adequacy was approved by the Bankruptcy Court on December 21, 2016;

D. WHEREAS, pursuant to the plan of reorganization filed by the Prepetition Borrower with the Bankruptcy Court and confirmed by the Bankruptcy Court on January 27, 2017 ((together with all supplements, exhibits and schedules thereto, the “Plan of Reorganization”), upon the effective date of the Plan of Reorganization (the “Plan Effective Date”), the Prepetition Administrative Agent and the Prepetition Lenders have agreed in settlement of the Prepetition Claims in accordance with the Plan of Reorganization and on the terms and conditions set forth herein to enter into a new credit facility, and a portion of the prepetition Obligations under the Prepetition Credit Agreement will be deemed to be Loans drawn under this Agreement;

E. WHEREAS, pursuant to the Plan of Reorganization, on the Plan Effective Date the Liens of the Administrative Agent for the benefit of the Lenders will be fully perfected without further action and the mortgages granted pursuant to the Prepetition Credit Agreement will remain in full force and effect and be assigned to the Administrative Agent for the benefit of the Lenders to secure the Obligations hereunder (as defined below) and assumed or ratified by the Obligors and their respective Subsidiaries; and

F. WHEREAS, pursuant to the Plan of Reorganization, on or prior to the Plan Effective Date, (i) the Parent Guarantor will be organized, (ii) the Borrower will enter into this Agreement, and (iii) substantially contemporaneously therewith, the Plan Sale will occur and the Equity Interests of the Borrower will be transferred to the Parent Guarantor, and the Parent Guarantor will become a Guarantor of the Obligations hereunder.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and in the Plan of Reorganization, and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01 Terms Defined Above. As used in this Agreement, each capitalized term defined above has the meaning indicated above.

Section 1.02 Certain Defined Terms.

As used in this Agreement, the following capitalized and other terms set forth below have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account Control Agreement” shall mean, as to any deposit or securities account of any Obligor or its Subsidiaries holding cash, Cash Equivalents, or securities and proceeds thereof held with a depositary bank, securities intermediary, securities broker or any other Person, an agreement or agreements in form and substance reasonably acceptable to the Administrative Agent among the Borrower or other Obligor owning such deposit or securities account, the Administrative Agent and the depositary bank, securities intermediary, securities broker or any other Person with respect thereto, which agreement or agreements result in fully perfected Liens in favor of the Administrative Agent and the Lenders in the cash, Cash Equivalents, or securities and proceeds thereof contained in such deposit or securities account and grant to the Administrative Agent exclusive authority to preclude any Obligor from withdrawing funds, Cash Equivalents, or securities from such account and authorize the Administrative Agent to direct the transfer of the cash, Cash Equivalents, or securities and proceeds thereof contained in such deposit or securities account to the Administrative Agent’s collateral account.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission (or successors thereto, or agencies with similar functions).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate.

“Administrative Agent” has the meaning assigned to such term in the Preamble.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning assigned to such term in Section 5.06.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.06 or increased from time to time in accordance with the provisions herein. The initial Aggregate Maximum Credit Amounts of the Lenders is $550,000,000.

“Agreement” means this Credit Agreement as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% and (c) the Adjusted LIBO Rate for a One Month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market), rounded upwards, if necessary, to the next 1/100 of 1.00% at which dollar deposits of $5,000,000 with a three month maturity are offered at approximately 11:00 a.m., London time, on such day (or the immediately preceding Business Day if such day is not a Business Day). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“AML Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Lender, the Borrower, the Borrower’s Subsidiaries or any other Obligor or its Subsidiaries from time to time concerning or relating to anti-money laundering.

“Anti-Corruption Laws” means all laws, rules, and regulations of the United States, the European Union, the United Kingdom, the United Nations, or any jurisdiction applicable to the Borrower, the Borrower’s Subsidiaries or any other Obligor or its Subsidiaries from time to time concerning or relating to anti-bribery or anti-corruption.

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Commitment Fee Rate, as the case may be, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Grid
Category	I	II	III	IV	V
Borrowing Base Utilization Percentage	<25%	>25% <50%	>50% <75%	>75% <90%	>90%
Eurodollar Loans	3.250%	3.500%	3.750%	4.000%	4.250%
ABR Loans	2.250%	2.500%	2.750%	3.000%	3.250%
Commitment Fee Rate	0.500%	0.500%	0.500%	0.500%	0.500%

Each change in the Applicable Margin and Commitment Fee Rate shall apply during the period commencing on the effective date of such change in the Borrowing Base Utilization Percentage and ending on the date immediately preceding the effective date of the next such change; provided, however, that if at any time (i) the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a) and such failure continues for five (5) days, then the “Applicable Margin” and “Commitment Fee Rate” shall be set at Category V, until such Reserve Report is delivered and (ii) the “Applicable Margin” and “Commitment Fee Rate” shall be set at Category V upon the occurrence and during the continuation of a Default or an Event of Default. For the avoidance of doubt, the “Applicable Margin” and “Commitment Fee Rate” in effect on the Effective Date shall be Category V.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount; provided that if the Commitments have terminated or expired, each Lender’s Applicable Percentage shall be determined based upon the Commitments most recently in effect.

“Approved Counterparty” means any Lender or any Affiliate of a Lender or either’s direct or indirect parent whose long term senior unsecured debt rating is, or whose Guarantor’s long term unsecured debt rating is, BBB/Baa2 by S&P or Moody’s (or their equivalent) or higher at the time such Affiliate enters into a Swap Agreement with the Obligors or their respective Subsidiaries.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company Petroleum Consultants, L.P. and (c) any other independent petroleum engineers selected by the Borrower and approved by the Administrative Agent, in its reasonable discretion, prior to the date on which such engineer begins its work.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit G or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Price Deck” means the Administrative Agent’s forward curve for each of oil, natural gas and other Hydrocarbons, as applicable, furnished to the Borrower by the Administrative Agent from time to time.

“Bankruptcy Court” has the meaning assigned to such term in the Recitals.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Exit Financial Statements” means (i) the pro forma fresh start balance sheet of the Borrower and its Subsidiaries prepared in good faith based on assumptions believed to be reasonable and (ii) to the extent applicable, any other financial statements of the Borrower and its Affiliates required to be filed with the Bankruptcy Court and delivered to the Administrative Agent in connection with the Plan of Reorganization.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrower” has the meaning assigned to such term in the Preamble.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 2.07(b), Section 2.07(e), Section 2.07(f), or Section 8.13(c).

“Borrowing Base Deficiency” occurs at any time the total Revolving Credit Exposures exceeds the lesser of (i) the Aggregate Maximum Credit Amounts; or (ii) the Borrowing Base then in effect. The amount of the Borrowing Base Deficiency is the amount by which the total Revolving Credit Exposures exceeds the lesser of (i) the Aggregate Maximum Credit Amounts; or (ii) the Borrowing Base then in effect.

“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the lesser of (i) the Aggregate Maximum Credit Amounts; or (ii) the Borrowing Base in effect on such day.

“Borrowing Request” means a request substantially in the form of Exhibit B delivered by the Borrower to the Administrative Agent for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas and New York City are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases or finance leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, Eurodollar time deposits or overnight bank deposits having maturities of twelve (12) months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within 270 days from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government; or (e) money market or other mutual funds substantially all of whose assets comprise securities of the type described in clauses (a) through (d) above.

“Cash Management Agreement” means any agreement to provide cash management services, including, but not limited to, treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management services.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Subsidiaries having a Fair Market Value in excess of $5,000,000.

“CERCLA” has the meaning assigned to such term in the definition of Environmental Laws.

“Change in Control” means (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, shall beneficially own a percentage of the then issued and outstanding Equity Interests of Parent Guarantor that is more than thirty-five percent (35%) of the voting power of the total outstanding Equity Interests of Parent Guarantor, (b) the Parent Guarantor shall cease to own and control 100% of the equity interests of the Borrower, (c) Borrower shall cease to own and control directly or indirectly 100% of the equity interests of any Consolidated Subsidiary, except pursuant to a transaction permitted by Section 9.06, (d) occupation of a majority of the seats (other than vacant seats) on the board of directors of Parent or the Borrower by Persons who were neither (i) nominated by the board of directors of Parent or the Borrower as applicable nor (ii) appointed by directors so nominated, or (e) any “change in control” (or other similar event, howsoever designated) shall occur under any Material Indebtedness agreement.

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith (whether or not having the force of law) or in implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated, issued or implemented.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means substantially all Property of the Borrower and each Guarantor described in any Security Instrument as security for the Obligations, and all other Property that now exists or is hereafter acquired and secures (or is intended to secure) the Obligations.

“Collection Account” means a deposit account established in the name of any Obligor or any Subsidiary, as applicable, and maintained with the Administrative Agent.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make or be deemed to make Loans and to acquire participations in Letters of Credit hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b). The amount representing each Lender’s Commitment shall at any time be the lesser of such Lender’s Maximum Credit Amount and such Lender’s Applicable Percentage of the then effective Borrowing Base.

“Commitment Fee Rate” has the meaning set forth in the definition of “Applicable Margin”.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Confirmation Order” has the meaning set forth in Section 6.01(a).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Balance” means, at any time of determination, (a) the sum of the aggregate amount of cash and Cash Equivalents, in each case, held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Obligors minus (b) the sum of (i) Excluded Accounts, (ii) amounts designated to be paid as purchase price under a binding acquisition agreement within thirty (30) days of the applicable Consolidated Cash Measurement Date, (iii) good faith estimates of any issued checks or initiated wires or ACH transfers to the extent not already deducted pursuant to subpart (a) above and (iv) the General Unsecured Claims Amount held in the General Unsecured Claims Account, the amount of the then current balance held in the Professional Fee Escrow Account and the Designated Rights Offering Proceeds.

“Consolidated Cash Measurement Date” has the meaning set forth in Section 2.03(c).

“Consolidated Cash Sweep Date” has the meaning set forth in Section 3.04(c)(iv).

“Consolidated Net Income” means with respect to Parent Guarantor and the Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of Parent Guarantor and the Consolidated Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which Parent Guarantor or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of Parent Guarantor and the Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to Parent Guarantor or to a Consolidated Subsidiary, as the case may be; (b) the net income (but not losses) during such period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary, in each case determined in accordance with GAAP; (c) the net income (or deficit) of any Person accrued prior to the date it becomes a Consolidated Subsidiary or is merged into or consolidated with Parent Guarantor or any of its Consolidated Subsidiaries; (d) any extraordinary gains or losses during such period; (e) any gains or losses attributable to write-ups or write-downs of assets, including ceiling test write-downs; (f) any non-cash gains or losses; and (g) positive or negative adjustments under FASB ASC 815 as a result of changes in the Fair Market Value of derivatives.

“Consolidated Subsidiaries” means each Subsidiary of Parent Guarantor (whether now existing or hereafter created or acquired), the financial statements of which shall be (or should have been) consolidated with the financial statements of Parent Guarantor in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly ten (10%) or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Proceeds Accounts” means each and every cash, Cash Equivalent or securities deposit or securities account maintained by each Obligor or any of their respective Subsidiaries at any time (other than Excluded Accounts), all of which are set forth on Schedule 7.22 attached hereto and all of which are subject to Account Control Agreements.

“Core Acquisitions and Investments” means (a) acquisitions of Hydrocarbon Interests and acquisitions of assets used in the producing, drilling, transportation, processing, refining or marketing of petroleum products that are related to the Borrower’s or its Subsidiaries’ producing Hydrobcarbon Interests, and (b) acquisitions of or Investments in Persons engaged primarily in the business of acquiring, developing and producing Hydrocarbon Interests or transporting, processing, refining or marketing petroleum products that are related to the Borrower’s or its Subsidiaries’ producing Hydrocarbon Interests; provided that with respect to any acquisition or Investment described in this clause (b), either (i) immediately after making such acquisition or Investment, Borrower shall directly or indirectly own at least fifty-one percent (51%) of the Equity Interests of such Person, measured by voting power, (ii) such Person shall not be a publicly traded entity and such acquisition or Investment shall be related to the business and operations of the Borrower or one of its Subsidiaries or (iii) such Person is merged or consolidated into the Borrower or any Subsidiary.

“Credit Bid” means an offer submitted by the Administrative Agent (on behalf of the Lenders), based upon the instruction of the Required Lenders, to acquire the Property or Equity Interests of the Borrower or any Guarantor or any portion thereof in exchange for and in full and final satisfaction of all or a portion (as determined by the Administrative Agent, based upon the instruction of the Required Lenders) of the claims and Obligations under this Agreement and other Loan Documents.

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services that are more than 90 days past the due date thereof other than those which are being contested in good faith; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person to the extent of the lesser of (i) the aggregate unpaid amount of such Debt and (ii) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services, other than in the ordinary course of business, even if such goods or services are not actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Lender Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied), (c) has failed, within three Business Days after request by a Lender Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Lender Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or whose Lender Parent has, (i) become the subject of a Bankruptcy Event, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.03(c)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank and each Lender.

“Designated Rights Offering Proceeds” means for a period of sixty (60) days from the date of receipt of such proceeds (or such later date as the Administrative Agent shall consent in its sole discretion), to the extent maintained in a Controlled Proceeds Account, the Net Cash Proceeds obtained in an offering of Equity Interests of the Parent Guarantor which will be used solely for the purpose of acquiring assets in the Linn Asset Transaction; provided, that if the Linn Asset Transaction has not occurred on or before the date that is sixty (60) days from the date of receipt of such proceeds (or such later date as the Administrative Agent shall consent in its sole discretion) such proceeds shall cease to be Designated Rights Offering Proceeds and shall be subject to Section 3.04(c)(iv).

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.

“dollars” or “$” refers to lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“EBITDAX” means, for any period, the sum of (a) Consolidated Net Income for such period, plus (b) the sum of the following expenses or charges to the extent deducted from Consolidated Net Income in such period: (A) interest expense, (B) income tax expense, (C) depreciation, depletion, amortization, amortization of deferred financing fees, exploration expenses, other similar noncash charges and expenses (including, without limitation, write-downs and impairment of property, plant, equipment, and goodwill and intangibles and other long-lived assets), and the non-cash impact of purchase accounting on the Borrower and the other Obligors, (D) the negative effects of non-cash adjustments from the adoption of fresh start accounting in connection with the consummation of the Plan of Reorganization, (E) any non-cash accretion of asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, and any similar accounting in prior period, and (F) any non-cash compensation expense associated with employee stock options, minus (c) to the extent included in the statement of Consolidated Net Income for such period, the sum of (i) interest income and (ii) all non-cash income and gains added to Consolidated Net Income (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period). For the purposes of calculating EBITDAX for any Reference Period, (i) if during such Reference Period any Obligor or any Subsidiary Guarantor shall have made a Disposition, EBITDAX for such Reference Period shall be calculated on a pro forma basis as if such Disposition occurred on the first day of such Reference Period and (ii) if during such Reference Period any Obligor or any Subsidiary Guarantor shall have made an Acquisition, EBITDAX for such Reference Period shall be calculated on a pro forma basis as if such Acquisition occurred on the first day of such Reference Period. Notwithstanding anything to the contrary contained herein, for purposes of determining “EBITDAX” under this Agreement, (a) EBITDAX on the last day of the fiscal quarters ending on March 31, 2017, June 30, 2017 and September 30, 2017 shall be calculated by annualizing EBITDAX for the period commencing on January 1, 2017 and ending on such date, and (b) EBITDAX on the last day of each fiscal quarter thereafter shall be EBITDAX for the four-quarter period ending on such date.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which (a) the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02) and (b) the initial funding or deemed funding of the Loans and the deemed issuance of the Existing Letters of Credit occurs.

“Enforcement Action” means any action to enforce any Obligations or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of account debtors, setoff or recoupment, credit bid, action in an Obligor’s Insolvency Proceeding or otherwise).

“Engineering Reports” has the meaning assigned to such term in Section 2.07(c)(i).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, protection of the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which any Obligor or any Subsidiary is conducting, or at any time has conducted, business, or where any Property of any Obligor or any Subsidiary is located, including, the Oil Pollution Act of 1990, as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Law, as amended, and other environmental conservation or protection Governmental Requirements.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under applicable Environmental Laws.

“Equipment and Facilities” means all hereditaments, appurtenances and properties in anywise appertaining, belonging, affixed or incidental to Hydrocarbon Interests or the lands pooled or unitized therewith, including, without limitation, any and all property, real or personal, situated upon the Hydrocarbon Interests or the lands pooled or unitized therewith, or used, held for use, or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or the lands pooled or unitized therewith, or with the production, sale, purchase, exchange, treatment, processing, handling, storage, transporting or marketing of Hydrocarbons from or attributable to such Hydrocarbon Interests or the lands pooled or unitized therewith, including, without limitation, any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, pipelines, sales and flow lines, gathering lines and systems, field gathering systems, salt water disposal facilities, tanks and tank batteries, processing plants, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, facilities, appliances, tools, implements, cables, wires, towers, casing tubing and rods, surface leases, rights-of-way, easements, servitudes, licenses and other surface and subsurface rights together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Obligors or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b) or (c) of Section 414 of the Code or, solely for the purposes of Section 412 of the Code, under subsections (m) or (o) of Section 414 of the Code.

“ERISA Event” means (a) a “reportable event” described in section 4043 of ERISA and the regulations issued thereunder (other than an event for which the 30-day notice period is waived), (b) the withdrawal of the Borrower, a Guarantor or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Plan in a distress termination under section 4041 of ERISA or the treatment of a Plan amendment by the PBGC as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA by the Borrower or a Guarantor or (f) any other event or condition that might reasonably be expected to constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 10.01.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that (i) are not overdue for a period of more than ninety (90) days or (ii) are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, rights of first refusal, purchase options and similar rights granted pursuant to joint operating agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not more than ninety (90) days past due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower or any of its Subsidiaries to provide collateral to the depository institution; (f) easements, restrictions, rights-of-way, servitudes, permits, surface leases, conditions, covenants, exceptions, reservations or similar encumbrances in any Property of any Obligor or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by any Obligor or any Subsidiary or materially impair the value of such Property subject thereto; (g) judgment and attachment Liens not giving rise to an Event of Default; (h) (i) leases, licenses, consignment, bailment, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (A) interfere in any material respect with the business of the Borrower or its Subsidiaries or (B) constitute Debt for borrowed money or (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of its Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof; (i) Liens (i) on cash or securities pledged to secure performance to the seller of any Property to be acquired in an Investment pursuant to Section 9.05 to be applied against the purchase price for such Investment and (ii) constituting an agreement to dispose of any Property in a disposition permitted under Section 9.12, in each case, solely to the extent such investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien; (j) deposits and other Liens securing (or securing the bonds or similar instruments securing) the performance of tenders, statutory obligations, plugging and abandonment obligations, surety, stay, customs and appeal bonds, completion and performance guarantees, bids, leases, government contracts, trade contracts, performance and return-of-money bonds, insurance premiums or reimbursement obligations under insurance policies, obligations for unemployment insurance and other social legislation, regulatory obligations and other similar obligations (including letters of credit issues in lieu of such bonds or to support the issuance thereof) incurred in the ordinary course of business and not securing Debt for borrowed money, including those incurred to secure health, safety and environmental obligations in the ordinary course of business; (k) (i) rights reserved to or vested in any municipality or governmental, statutory or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Property of such Person, (ii) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any Property of such Person, or to use such Property in a manner which does not materially impair the use of such Property for the purposes for which it is held by such Person, (iii) any obligation or duties affecting the Property of such Person to any municipality or governmental, statutory or public authority with respect to any franchise, grant, license or permit, and (iv) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business; (l) minor defects and irregularities in title to any Property, so long as such defects and irregularities neither secure Debt nor materially impair the value of such Property or the use of such Property for the purposes for which such Property is held; (m) Liens in the nature of precautionary financing statements filed against leased Property by lessors holding Capital Lease obligations included in Debt permitted under Section 9.02; and (n) Liens pursuant to merger agreements, stock purchase agreements, asset sale agreements and similar agreements (i) limiting the transfer of Properties and assets pending consummation of the subject transaction and (ii) in respect of earnest money deposits, good faith deposits, purchase price adjustment escrows and similar deposits and escrow arrangements made or established thereunder; provided that (x) Liens described in clauses (a) through (d) above shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced (and not stayed), unless such Liens are being contested in good faith by appropriate proceedings, and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens; and (y) in no event shall “Excepted Liens” secure Debt for borrowed money.

“Excess Cash” has the meaning assigned to such term in Section 3.04(c)(iv).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Accounts” means, with respect to the Borrower or any Subsidiary, each deposit account, to the extent used exclusively and solely for (a) payroll accounts containing a balance not exceeding the amount of payroll expenses for one payroll period at any time, (b) tax withholding accounts, (c) employee benefit trust accounts, (d) zero balance accounts (other than lockbox accounts to the extent Account Control Agreements are permitted by the applicable depository bank), (e) petty cash accounts containing a balance not exceeding $25,000 per account at any time and not to exceed $250,000 for all such accounts in the aggregate, (f) trust accounts holding royalty payment and working interest payments solely to the extent constituting property of a third party held in trust, (g) cash collateral accounts constituting Liens permitted under Section 9.03, (h) the General Unsecured Claims Account and (i) the Professional Fee Escrow Account.

“Excluded Swap Obligations” means, with respect to the Borrower or any Guarantor, (a) as it relates to all or a portion of any guarantee of the Borrower or such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any guarantee in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Borrower’s or such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of the Borrower or such Guarantor becomes effective with respect to such Swap Obligation or (b) as it relates to all or a portion of the grant by the Borrower or such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading

Commission (or the application or official interpretation of any thereof) by virtue of the Borrower’s or such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of the Borrower or such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.05) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.03(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means (a) Standby Letter of Credit # IS0026125U, in the amount of $6,000,000 issued by Wells Fargo Bank, N.A., to Department of Fish and Wildlife, as beneficiary, with an expiry date of March 20, 2017, (b) Standby Letter of Credit # IS0296691U, in the amount of $50,000 issued by Wells Fargo Bank, N.A., to San Joaquin Valley Air Pollution Control District, as beneficiary, with an expiry date of May 14, 2017, (c) Standby Letter of Credit # IS0333051U, in the amount of $50,000 issued by Wells Fargo Bank, N.A., to San Joaquin Valley Air Pollution Control District, as beneficiary, with an expiry date of August 24, 2017, (d) Standby Letter of Credit # LC639529, in the amount of $410,000 issued by Wells Fargo Bank, N.A., to Southern California Gas Company, as beneficiary, with an expiry date of September 6, 2017.

“Extraordinary Expenses” means all costs, expenses or advances that the Administrative Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against the Administrative Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidance of the Administrative Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or other Obligations, including any lender liability or other Claims; (c) the exercise of any rights or remedies of the Administrative Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees of outside counsel, appraisal fees, brokers’ and auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and reasonable travel and other expenses.

“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale or disposition of such asset at such date of determination assuming a sale or disposition by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined by the Borrower in good faith.

“FATCA” means (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the Code and (c) any applicable treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an applicable intergovernmental agreement between the U.S. and any other jurisdiction which (in either case) facilitates the implementation of the preceding clauses (a) through (b).

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided, that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means the fee letter, dated the date hereof, between the Borrower and the Administrative Agent.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Financial Statements” means the financial statement or statements of Parent Guarantor and its Consolidated Subsidiaries referred to in Section 7.04 (a).

“First Scheduled Borrowing Base Redetermination” has the meaning assigned to such term in Section 2.07(b).

“Flood Insurance Regulations” has the meaning assigned to such term in Section 12.18.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funded Debt” means any Debt of the type described in clause (a), (e), (i) or (m) of the definition thereof other than Loans.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“General Unsecured Claims” means those disputed claims under the Restructuring Proceedings which have not been paid in full pursuant to a final order of the Bankruptcy Court.

“General Unsecured Claims Account” means a separate, designated deposit account that is an Excluded Account and in which the Borrower or other Obligor has deposited funds on the Effective Date and which funds are reserved solely to satisfy the General Unsecured Claims; provided such account shall cease to be an Excluded Account when the General Unsecured Claims have been settled or paid.

“General Unsecured Claims Amount” means $35,000,000 as such amount may be reduced by payments in respect of General Unsecured Claims.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Borrower, any Guarantor, any of their Properties, the Administrative Agent, the Issuing Bank or any Lender.

“Governmental Requirement” means any applicable (a) law, statute, code, ordinance, order, rule, regulation, franchise, permit, certificate, license, or rules of common law or (b) other legally binding determination, judgment, decree, injunction or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational and health standards or controls of any Governmental Authority.

“Guarantors” means (a) the Parent Guarantor and each Subsidiary Guarantor, and (b) each other Person that becomes party to a Guaranty Agreement as a “Guarantor” and guarantees the Obligations (including pursuant to Section 8.14(b)).

“Guaranty Agreement” means (a) the Guaranty Agreement executed by the Obligors in substantially the form attached hereto as Exhibit F, as the same may be amended, modified, supplemented or restated from time to time, and (b) any Guaranty Agreement executed by any other Person to guarantee the Obligations from time -to-time.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature relating to oil, gas or other hydrocarbons. Unless otherwise indicated herein, each reference to the term “Hydrocarbon Interests” shall mean Hydrocarbon Interests of the Borrower and/or the Subsidiary Guarantors, as the context requires.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 12.03(b).

“Information” has the meaning assigned to such term in Section 12.11.

“Initial Reserve Report” means that certain draft Reserve Report prepared by DeGolyer and MacNaughton with respect to Oil and Gas Properties of the Obligors, as of December 31, 2016.

“Initial Swap Agreements” has the meaning assigned to such term in Section 9.18.

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each calendar month and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part.

“Interest Period” means, as to each Eurodollar Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Eurodollar Borrowing and ending on the date one, two or three months thereafter; provided that: (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (iii) no Interest Period shall extend beyond the Maturity Date.

“Interim Redetermination” has the meaning assigned to such term in Section 2.07(b).

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); provided that no commitment to make any such acquisition shall be an Investment for purposes of this Agreement to the extent the terms of such commitment provide for (i) a consent of applicable Lenders pursuant to Section 12.02 or (ii) a payoff in full or refinancing in full of the Loans, in each case as a condition to the closing of such acquisition; (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit; or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means Wells Fargo Bank, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Junior Indebtedness” means Debt that is not provided by an Affiliate of any Obligor, is unsecured and ranks junior in priority to the Obligations, contains no term or condition more restrictive than this Agreement, does not mature until a date that is at least 180 days after the Maturity Date, and is issued after the First Scheduled Borrowing Base Redetermination.

“LC Commitment” at any time means twenty-five million dollars ($25,000,000).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time minus (c) the aggregate amount of cash collateral that has been provided in accordance with Section 2.08(j). The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For the avoidance of doubt, the aggregate current amount of Existing Letters of Credit shall be included in the calculation of LC Exposure as of the Effective Date.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender Party” means the Administrative Agent, the Issuing Bank or any Lender.

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit.

“Letter of Credit Request” has the meaning assigned to such term in Section 2.08(b).

“Leverage Ratio” means the ratio of Total Net Debt as of such date of determination to EBITDAX determined as of the last date of each fiscal quarter for the four-quarter period ending on such date.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of an amount comparable to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. Notwithstanding the foregoing, if the LIBO Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a deed of trust, mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Linn Asset Transaction” means an asset acquisition whereby the Borrower acquires certain assets of Linn Energy Holdco II LLC located in California for consideration consisting in part of cash proceeds from the Designated Rights Offering Proceeds.

“Liquidate” means, with respect to any Swap Agreement, (a) the sale, assignment, novation, unwind or termination of all or any part of such Swap Agreement, (b) the creation of an offsetting position against all or any part of such Swap Agreement or (c) the amendment or modification of any of the material terms of such Swap Agreement. The terms “Liquidated” and “Liquidation” have correlative meanings thereto.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Guaranty Agreement, the Security Instruments, the Fee Letter and any and all other agreements or instruments, Proposed Borrowing Base Notices, New Borrowing Base Notices, compliance certificates, subordination agreements, intercreditor agreements, landlord lien waivers, bailee agreements, or other document, instrument or agreement now or hereafter executed and/or delivered by an Obligor or other Person to the Administrative Agent or a Lender in connection with the Obligations, this Agreement and the Transactions contemplated hereby, as such agreements may be amended, restated, supplemented or otherwise modified from time to time.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means, at any time while no Loans or LC Exposure is outstanding, Lenders having more than fifty percent (50%) of the Aggregate Maximum Credit Amounts; and at any time while any Loans or LC Exposure is outstanding, Lenders holding more than fifty percent (50%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Maximum Credit Amounts and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Majority Lenders; provided further, that if there are three or fewer Lenders, then all Lenders constitute the “Majority Lenders.”

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property or condition (financial or otherwise) of the Borrower and the Guarantors, taken as a whole, (b) the ability of the Borrower or any Guarantor, to perform any of their obligations under any Loan Document, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, the Issuing Bank or any Lender under any Loan Document.

“Material Indebtedness” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Obligors in an aggregate principal amount exceeding $15,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Obligor in respect of any Swap Agreement at any time shall be the Swap Termination Value of such Swap Agreement.

“Maturity Date” means February 27, 2022.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b) or (b) modified from time to time pursuant to any assignment permitted by Section 12.04 (b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by any Obligor which is subject to the Liens existing and to exist under the terms of any of the Security Instruments.

“Mortgages” has the meaning assigned to such term in Section 6.01(b).

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA, to which any Obligors or any of their respective ERISA Affiliates makes or is obligated to make contributions.

“Net Proceeds” means the aggregate cash proceeds received by any Obligor in respect of any sale, assignment, conveyance, transfer or other disposition of Property or any unwind or liquidation of Swap Agreements, any incurrence of Debt, or Casualty Event, net of, unless the Loans have been declared or become due and payable as a result of an Event of Default described in Section 10.01(h) or Section 10.01(i) (or after the occurrence and during the continuation of an Event of Default described in Section 10.01(h) or Section 10.01(i)), (a) the reasonable and customary out-of-pocket fees and expenses incurred by such Obligor in connection with such transaction, (b) taxes paid or reasonably estimated to be actually payable within three years of the end of the taxable year during which the relevant transaction occurred as a result of such transaction or any gain recognized in connection therewith (after taking into account any tax credits or deductions utilized or reasonably expected to be utilized and any tax sharing arrangements) and (c) Debt (other than the Obligations) which is secured by a Lien upon any of the assets being sold that is senior to any Lien created by the Loan Documents with respect to such assets and which must be repaid as a result of such sale, assignment, conveyance, transfer or other disposition.

“New Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(d).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means the promissory notes of the Borrower described in Section 2.02(e) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“NYMEX Pricing” means, as of any date of determination with respect to any month or year as applicable (i) for crude oil, the closing settlement price for the Light, Sweet Crude Oil futures contract for such month or year as applicable, and (ii) for natural gas, the closing settlement price for the Henry Hub Natural Gas futures contract for such month or year as applicable, in each case as published by New York Mercantile Exchange (NYMEX), or any successor thereto (as such price may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations).

“Obligations” means (a) any and all amounts owing or to be owing by the Borrower, any Subsidiary or any Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising) to the

Administrative Agent, the Issuing Bank, any Lender or any other Secured Party or Related Party thereof of any of the foregoing under any Loan Document; (b) all Secured Swap Obligations; (c) all Secured Cash Management Obligations; and (d) all renewals, extensions and/or rearrangements of any of the above. Without limitation of the foregoing, the term “Obligations” shall include the unpaid principal of and interest on the Loans and LC Exposure (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and LC Exposure and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, any of its Subsidiaries or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations (including, without limitation, to reimburse LC Disbursements), obligations to post cash collateral in respect of Letters of Credit, payments in respect of an early termination of Secured Swap Obligations and unpaid amounts, fees, expenses, indemnities, costs, Extraordinary Expenses and all other obligations and liabilities of every nature of the Borrower, any Subsidiary or any Guarantor, whether absolute or contingent, due or to become due, now existing or hereafter arising under this Agreement, the other Loan Documents, any Secured Swap Agreement or any Secured Cash Management Agreement.

“Obligors” has the meaning assigned to such term in the Preamble.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the lands pooled or unitized therewith, or the production, sale, purchase, exchange, treatment, processing, handling, storage, transporting or marketing of Hydrocarbons from or attributable to such Hydrocarbon Interests or the lands pooled or unitized therewith; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests or the lands pooled or unitized therewith, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests or the lands pooled or unitized therewith; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests or the lands pooled or unitized therewith and (g) all Properties, rights, titles, interests and estates, real or personal, now owned or hereafter acquired and situated upon, or used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or lands pooled or unitized therewith, or with the production, sale, purchase, exchange, treatment, processing, handling, storage, transporting or marketing of Hydrocarbons from or attributable to such Hydrocarbon Interests or the lands pooled or unitized therewith, including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, pipelines, sales and flow lines, gathering lines and systems, field gathering systems, salt water disposal facilities, tanks and tank batteries, processing plants, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, facilities, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements, servitudes, licenses and other surface and subsurface rights together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” shall mean Oil and Gas Properties of the Obligors or their respective Subsidiaries.

“One Month Interest Period” has the meaning assigned to such term in Section 2.03.

“Ongoing Swaps” has the meaning assigned to such term in Section 9.18.

“Organizational Documents” means, with respect to any Person, its charter, certificate or articles of incorporation or formation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04).

“Parent Guarantor” has the meaning assigned to such term in the Preamble.

“Participant” has the meaning set forth in Section 12.04(c).

“Participant Register” has the meaning set forth in Section 12.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Disposition” has the meaning set forth in Section 9.12.

“Permitted Refinancing Debt” means Debt (for purposes of this definition, “new Debt”) incurred in exchange for, or proceeds of which are used to extend, renew, replace, defease, discharge, refund, refinance or otherwise retire for value, in whole or in part (for purposes of this definition, a “Refinancing”), any other Debt or any Permitted Refinancing Debt theretofore incurred (for purposes of this definition, as applicable, the “Refinanced Debt”); provided that (a) such new Debt is in an aggregate principal amount not in excess of the sum of (i) the original principal amount of the Refinanced Debt and (ii) an amount necessary to pay any fees, expenses, accrued but unpaid interest and premiums related to such Refinancing plus any original issue discount associated with such new Debt, (b) such new Debt has a stated maturity no earlier than the date that is 180 days after the Maturity Date and (c) such new Debt (and any guarantees thereof) is subordinated in right of payment to the Obligations (or, if applicable, the Guaranty Agreement) to at least the same extent as the Refinanced Debt or is otherwise subordinated on terms reasonably satisfactory to the Administrative Agent.

“Permitted Holder” means a Person or group issued Equity Interests on the Effective Date as part of the Plan Sale or any Affiliate of such Person or group.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA and which (a) is currently sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or a Subsidiary and with respect to which the Borrower or a Subsidiary may have any liability, including on account of an ERISA Affiliate.

“Plan Effective Date” has the meaning assigned to such term in the Recitals.

“Plan Lender Paydown” means the cash payments equal to the sum of (i) $300,000,000 from cash proceeds of the Plan Sale plus (ii) $197,811,207.84 from the Borrower’s restricted account maintained with Wells Fargo Bank; provided, that the Borrower and the Parent Guarantor shall be in compliance with Section 3.04(c)(iv) on a pro forma basis after giving effect to the Plan Lender Paydown.

“Plan of Reorganization” has the meaning assigned to such term in the Recitals.

“Plan Sale” means the issuance of the new convertible preferred Equity Interests of the Parent Guarantor to the Sponsors, with an annual dividend rate not to exceed 6% payable quarterly, as set forth in the Plan of Reorganization, the net proceeds of which shall not be less than $335,000,000.

“Prepetition Administrative Agent” has the meaning assigned to such term in the Recitals.

“Prepetition Borrower” has the meaning assigned to such term in the Recitals.

“Prepetition Claims” has the meaning assigned to such term in the Recitals.

“Prepetition Credit Agreement” has the meaning assigned to such term in the Recitals.

“Prepetition Lenders” has the meaning assigned to such term in the Recitals.

“Prepetition Mortgage” means each of those certain mortgages and deeds of trust, fixture filings, assignments of as-extracted collateral, security agreements and financing statements executed and delivered by the Prepetition Borrower, as the “grantor” or “mortgagor,” for the benefit of the Prepetition Administrative Agent, as amended, amended and restated, supplemented and modified prior to the date hereof, and recorded in the office designated for the filing of a record of a mortgage, deed of trust or financing statement in, among others, the jurisdictions set forth in Annex III hereto.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo Bank as its prime rate in effect at its principal office in City of Houston; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by Wells Fargo Bank as a general reference rate of interest, taking into account such factors as Wells Fargo Bank may deem appropriate; it being understood that many of Wells Fargo Bank’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Wells Fargo Bank may make various commercial or other loans at rates of interest having no relationship to such rate.

“Pro Forma Compliance” means, for any date of determination, that the Borrower is in pro forma compliance with the financial covenant set forth in Section 9.01(a), as such ratio is recomputed using (a) Total Debt as of such date and (b) EBITDAX for the period of four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available; provided that for the purposes of clause (b), EBITDAX shall only be adjusted for Acquisitions, Dispositions and Liquidations of Swap Agreements outside of the ordinary course of business, to the extent that the aggregate consideration in respect of all such transactions exceeds the lesser of (i) $25,000,000 and (ii) five percent (5%) of the Borrowing Base during the period from the first day of such four fiscal quarter period to the date of any determination.

“Professional Fee Escrow Account” means an escrow account for professional fees funded in accordance with the Plan of Reorganization; provided no additional deposits shall be permitted to such account by any Obligor; provided further, such account shall cease to be an Excluded Account when the Professional Fees permitted by the Plan of Reorganization have been paid in full.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).

“Proved Reserves” has the meaning assigned to such term in the Definitions for Oil and Gas Reserves as promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“PV-10” means, as of any date of determination, the present value of (i) future cash flows from Proved Reserves included in the Oil and Gas Properties, as set forth in the most recent Reserve Report delivered pursuant to Section 8.11(a), utilizing (a) a 10% discount rate and (b) Strip Pricing, in each case based upon the economic assumptions consistent with the Administrative Agent’s lending practices at the time of determination; provided that the present value of future cash flows from such Proved Reserves categorized as other than “proved developed producing” or “proved developed non-producing” in accordance with the petroleum reserves definitions promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question shall not exceed forty percent (40%) of PV-10 plus (ii) the mark-to-market of Swap Agreements.

“RCRA” has the meaning assigned to such term in the definition of Environmental Laws.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank, as applicable.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

“Reference Period” means any period of four consecutive fiscal quarters.

“Register” has the meaning assigned to such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts), controlling Persons, holders of Equity Interests, partners, members, trustees, managers, administrators and other representatives of such Person and such Person’s Affiliates, and the respective successors and assigns of each of the foregoing.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning assigned to such term in Section 8.10(a)(i).

“Required Lenders” means, at any time while no Loans or LC Exposure is outstanding, Lenders having at least sixty-six and two-thirds percent (66-2/3%) of the Aggregate Maximum Credit Amounts of all Lenders; and at any time while any Loans or LC Exposure is outstanding, Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit of all Lenders (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Maximum Credit Amounts and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Required Lenders; provided further, that if there are three or fewer Lenders, then all Lenders constitute the “Required Lenders.”

“Reserve Coverage Ratio” means, on any date of determination, the ratio of (a) PV-10 as of such date to (b) Total Debt as of such date.

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each January 1st (for each annual independent report) and July 1st (for each annual internal report) (or, in either case, such other date in the event of an Interim Redetermination to the extent required hereunder) the oil and gas reserves attributable to the Oil and Gas Properties of the Obligors, together with a projection of the rate of production and future net income, Taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with the Administrative Agent’s lending requirements at the time.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Any document delivered hereunder that is signed by a Responsible Officer of an Obligor shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Obligor and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Obligor. Unless otherwise specified, all references to a Responsible Officer herein means a Responsible Officer of the Borrower.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in Parent Guarantor, the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Parent Guarantor, the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in Parent Guarantor, the Borrower or any of its Subsidiaries or (b) any payment of management fees, advisory fees or similar fees by Parent Guarantor, any Obligor or any Subsidiary to any of the holders of their Equity Interests or any Affiliates thereof.

“Restructuring Proceedings” has the meaning assigned to such term in the Recitals.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Sale and Leaseback Transaction” means, with respect to any Person, any arrangement, directly or indirectly, whereby such Person shall sell or transfer any Property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property that it intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

“Sanctioned Country” means, at any time, a country, region, or territory which is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, region, territory or government (currently, Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated or identified Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury, Switzerland or any other relevant authority, (b) any Person located, organized, operating or resident in, or any Governmental Authority or governmental instrumentality of, a Sanctioned Country or (c) any Person directly or indirectly owned by, controlled by, or acting for the benefit or on behalf of, any Person described in clauses (a) or (b) hereof.

“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce, (b) the United Nations Security Council; (c) the European Union or any of its member states; (d) Her Majesty’s Treasury; (e) Switzerland; or (f) any other relevant authority.

“Scheduled Redetermination” has the meaning assigned to such term in Section 2.07(b).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Cash Management Agreement” means a Cash Management Agreement between (a) any Obligor and (b) a Secured Cash Management Provider.

“Secured Cash Management Obligations” means any and all amounts and other obligations owing by any Obligor to any Secured Cash Management Provider under any Secured Cash Management Agreement.

“Secured Cash Management Provider” means a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent.

“Secured Parties” means, collectively, the Administrative Agent, the Issuing Bank, each Lender, each Secured Swap Party that is party to any Secured Swap Agreement, each Secured Cash Management Provider that is party to a Secured Cash Management Agreement, Indemnitees, and each subagent appointed by the Administrative Agent pursuant to Section 11.05.

“Secured Swap Agreement” means any Swap Agreement between any Obligor and any Person that entered into such Swap Agreement prior to the time, or during the time, that such Person was a Lender or an Affiliate of a Lender that is an Approved Counterparty (including any such Swap Agreement in existence prior to the date hereof), even if such Person subsequently ceases to be a Lender (or an Affiliate of a Lender that is an Approved Counterparty) for any reason (any such Person, a “Secured Swap Party”); provided that, for the avoidance of doubt, the term “Secured Swap Agreement” shall not include any Swap Agreement or transactions under any Swap Agreement entered into after the time that such Secured Swap Party ceases to be a Lender or an Affiliate of a Lender.

“Secured Swap Obligations” means all amounts and other obligations owing to any Secured Swap Party under any Secured Swap Agreement (other than Excluded Swap Obligations).

“Secured Swap Party” has the meaning assigned to such term in the definition of Secured Swap Agreement.

“Security Agreement” means the Security Agreement, substantially in the form attached hereto as Exhibit E, executed by the Obligors, in favor of the Administrative Agent for the benefit of the Secured Parties.

“Security Instruments” means collectively the Security Agreement and each of the other security agreements, pledge agreements, intellectual property security agreements, financing statements, mortgages, deeds of trust and other agreements, instruments or certificates, intellectual property security agreements, deposit account control agreements, securities account control agreements, and any and all other agreements or instruments now or hereafter executed deemed necessary or advisable by the Administrative Agent to perfect the security interest and Liens in favor of the Lenders or otherwise delivered by the Borrower or any other Obligor (other than Swap Agreements with the Lenders or any Affiliate of a Lender or participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligations pursuant to this Agreement) in connection with, or as security for the payment or performance of the Obligations, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

“Solvency Certificate” means the Solvency Certificate substantially in the form of Exhibit I.

“Solvent” means with respect to any Person (a) the aggregate assets of such Person at a fair valuation exceed the aggregate Debt of such Person, (b) such Person has not incurred, and does not intend to incur, and does not believe that they will incur or have incurred Debt beyond their ability to pay such Debt (after taking into account the timing and amounts of cash to be received by such Person and the timing and amounts to be payable on or in respect of such Person’s liabilities) as such Debt becomes absolute and matures, and (c) such Person does not have (and does not have reason to believe such Person will have at any time) unreasonably small capital for the conduct of its business.

“Sponsors” means the members of the ad hoc group of unsecured noteholders identified in the Plan of Reorganization proposing to invest new equity in the Parent Guarantor by way of the Plan Sale.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Strip Pricing” means the average closing price over the preceding ninety (90) days prior to the date of the applicable Reserve Report, (a) for the remainder of the then-current calendar year, the average NYMEX Pricing for the remaining months in such calendar year, (b) for each of the succeeding four (4) complete calendar years, the average NYMEX Pricing for the twelve months in each such calendar year, and (c) for the succeeding fifth complete calendar year and each calendar year thereafter, the average NYMEX Pricing for the twelve months in such fifth calendar year.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent; provided that Lake Canyon Transportation and Gathering, LLC, a Utah limited liability company of which the Borrower owns, controls and holds 37.5% of such entity’s limited liability company interests as of the Effective Date, shall not be deemed a “Subsidiary” hereunder until the earlier to occur of (i) the date on which the Borrower shall own, control or hold more than 50% of such entity’s limited liability company interests, (ii) the date on which Lake Canyon Transportation and Gathering, LLC shall acquire any oil and gas properties, and (iii) the date on which the Borrower makes any additional Investment in Lake Canyon Transportation and Gathering, LLC.

“Subsidiary Guarantor” means any direct or indirect Subsidiary of the Parent Guarantor or the Borrower.

“Supplemental Information” has the meaning provided in Section 2.07(c)(i).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income Taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Tax Group” has the meaning assigned to such term in Section 9.04(c).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges and withholdings imposed, administered or assessed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.

“Total Debt” means, at any date, all Debt of the Parent Guarantor and the Consolidated Subsidiaries on a consolidated basis, arising under in respect of (a) obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) obligations of such Person (whether contingent or otherwise) in respect of letters of credit, and (c) all obligations in respect of Capital Leases and purchase money indebtedness.

“Total Net Debt” means, at any determination date, Total Debt minus the sum of (a) unrestricted cash and Cash Equivalents of the Obligors maintained in deposit accounts subject to first priority liens in favor of the Administrative Agent for the benefit of the Lenders, (b) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of property or services that are more than ninety (90) days past the due date thereof other than those which are being contested in good faith, (c) advance payments received to deliver commodities, goods or services, including, without limitation, Hydrocarbons, other than gas balancing arrangements in the ordinary course of business, to the extent such obligation is continuing and such advance remains unearned, and (d) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment.

“Transactions” means (a) the consummation of the reorganization and transactions contemplated by the Plan of Reorganization, (b) with respect to the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments, (c) with respect to each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Obligations under the Guaranty Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of collateral under the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments and (d) each Obligor and its subsidiaries the payment of fees and expenses in connection with all of the foregoing.”Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.03(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56), as amended.

“Wells Fargo Bank” has the meaning assigned to such term in the Preamble.

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries.

“Wholly-Owned Subsidiary Guarantor” means any Wholly-Owned Subsidiary of the Borrower that is a Guarantor.

“Withholding Agent” means the Borrower, the Guarantors and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.03 Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement in all cases shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05 Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative

Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which Borrower’s independent certified public accountants concur and which are disclosed to the Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants set forth in Section 9.01 is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods. In the event that any Accounting Change shall occur and such change results in a change in the method or result of calculation of financial covenants, standards or terms, then the Lenders and the Obligors shall enter into negotiations in order to amend such provisions of the Loan Documents so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Obligors’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Obligors, the Administrative Agent and the Majority Lenders, all financial covenants, standards and terms in the Loan Documents shall continue to be calculated or construed as if such Accounting Changes had not occurred.

ARTICLE II

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans in Dollars to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02 Loans and Borrowings.

(a) Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Effective Date Borrowings. Subject to the terms and conditions set forth herein, and in accordance with the terms and conditions of the Plan of Reorganization, on the Effective Date, the Lenders are deemed to have made Eurodollar Loans with an Interest Period of three (3) months in an amount equal to $400,000,000 to the Borrower ratably in accordance with their respective Applicable Percentages.

(c) Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(d) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that, notwithstanding the foregoing, an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve (12) Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(e) Notes. Any Lender may request that the Loans made by it be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement, or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to such Lender in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed. In the event that any Lender’s Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), upon the request of such Lender, the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed and, upon request of the Borrower, such Lender shall promptly return to the Borrower the previously issued Note held by such Lender. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03 Requests for Borrowings.

(a) To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, City of Houston time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., City of Houston time, on the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic communication to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02 and Section 6.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the amount of the then effective Borrowing Base, the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing);

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall be a Controlled Proceeds Account and shall comply with the requirements of Section 2.05;

(vii) the Consolidated Cash Balance (without regard to the requested Borrowing) and the pro forma Consolidated Cash Balance (giving effect to the requested Borrowing and receipts and disbursements anticipated in good faith for such Business Day); and

(viii) each of the conditions set forth in Section 6.02 has been satisfied.

(b) If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration (a “One Month Interest Period”).

(c) Each Borrowing Request shall constitute a representation that the (i) amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Commitments (i.e., the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base) and (ii) that as of the close of business on Wednesday of the week such Requested Borrowing will be funded(or, if Wednesday is not a Business Day, on the immediately following Business Day) (such date, the “Consolidated Cash Measurement Date”), after giving pro forma effect to the requested Borrowing and receipts and disbursements anticipated in good faith, the Consolidated Cash Balance shall not exceed $40,000,000.

(d) Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Interest Elections.

(a) Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic communication to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.

(c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected a One Month Interest Period.

(d) Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing with a One Month Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05 Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., City of Houston time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower that is a Controlled Proceeds Account and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06 Termination and Reduction of Aggregate Maximum Credit Amounts.

(a) Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Credit Amounts or the Borrowing Base is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b) Optional Termination and Reduction of Aggregate Maximum Credit Amounts.

(i) The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c)(i), the total Revolving Credit Exposures would exceed the total Commitments.

(ii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable; provided that such notice may be conditioned upon the consummation of a refinancing or other identified event and such notice may be extended or revoked by a written notice to the Administrative Agent on or before the date of the scheduled termination or reduction in the event such refinancing or other identified event is delayed or otherwise fails, in each case, with the requirements of Section 5.02 to apply to any failure of such condition to occur and any such extension or revocation. Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated. Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

Section 2.07 Borrowing Base.

(a) Initial Borrowing Base. For the period from and including the Effective Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $550,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.07(b), Section 2.07(e), Section 2.07(f), or Section 8.13(c).

(b) Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07 (each a “Scheduled Redetermination”), and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders on April 1st and October 1st of each year, commencing on the earlier of (i) October 1, 2018 and (ii) the Borrower’s written request for the Administrative Agent to conduct a Borrowing Base Redetermination prior to October 1, 2018 (the “First Scheduled Borrowing Base Redetermination”). In addition, the Borrower may, by notifying the Administrative Agent thereof, and the Administrative Agent may, and shall at the direction of the Required Lenders, by notifying the Borrower thereof, one time each between successive Scheduled Redeterminations (in the case of a Lender requested redetermination, beginning after the First Scheduled Borrowing Base Redetermination), each elect to cause the Borrowing Base to be redetermined between successive Scheduled Redeterminations (each, an “Interim Redetermination”) in accordance with this Section 2.07.

(c) Scheduled and Interim Redetermination Procedure.

(i) Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 8.12(a) and (c), and, in the case of an Interim Redetermination, pursuant to Section 8.12(b) and (c), and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.12(c), as may, from time to time, be reasonably requested by the Administrative Agent or the Majority Lenders (such reports, data, information and supplemental information referred to in this clause (B) collectively as the “Supplemental Information”) (the Reserve Report, such certificate and such Supplemental Information being collectively the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in its sole discretion, consistent with the normal and customary oil and gas lending practices of the Administrative Agent, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including the status of title, information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt) as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time. In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Credit Amounts.

(ii) The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A) in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the complete Engineering Reports required to be delivered by the Borrower, including the Reserve Reports required to be delivered pursuant to Section 8.12(a) and (c) and the Supplemental Information required to be delivered pursuant to Section 2.07(c)(i) on or before March 1st or September 1st, as applicable, then on or before March 15th and September 15th of such year following the date of delivery, as applicable or (2) if the Administrative Agent shall not have received the complete Engineering Reports including the Reserve Reports required to be delivered pursuant to Section 8.12(a) and (c) and the Supplemental Information required to be delivered pursuant to Section 2.07(c)(i) on or before March 1st or September 1st, as applicable, then promptly after the Administrative Agent has received such complete Engineering Reports from the Borrower and has had a reasonable opportunity (which may be more than 15 days) to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and

(B) in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports.

(iii) Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved (in each Lender’s sole discretion) by all of the Lenders as provided in this Section 2.07(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders (in each Lender’s sole discretion in accordance with its normal oil and gas lending criteria as it exists at the particular time) as provided in this Section 2.07(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. All decisions regarding the Borrowing Base hereunder shall be made by each Lender in its sole discretion in accordance with its normal oil and gas lending criteria as it exists at the particular time. If by the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval by proposing an alternate Borrowing Base in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, by the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such 15-day period, all of the Lenders or the Required Lenders, as applicable, have not approved or been deemed to have approved the Proposed Borrowing Base, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to (x) in the case of a decrease or reaffirmation, a number of Lenders sufficient to constitute the Required Lenders and (y) in the case of an increase, all of the Lenders, and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d). For the avoidance of doubt, in connection with any redetermination of the Borrowing Base, any Lender that has approved or is deemed to have approved a Proposed Borrowing Base (or a Borrowing Base as a result of a polling) at a particular amount shall be deemed to have approved a Borrowing Base at a lower amount.

(d) Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders:

(i) in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the complete Engineering Reports required to be delivered by the Borrower, including the Reserve Reports required to be delivered pursuant to Section 8.12(a) and (c) and the Supplemental Information required to be delivered pursuant to Section 2.07(c)(i) in a timely and complete manner, then on April 1st or October 1st, as applicable, following such notice, or (B) if the Administrative Agent shall not have received the complete Engineering Reports required to be delivered by the Borrower, including the Reserve Reports required to be delivered pursuant to Section 8.12(a) and (c) and the Supplemental Information required to be delivered pursuant to Section 2.07(c)(i) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and

(ii) in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 2.07(e), Section 2.07(f), or Section 8.13(c), whichever occurs first.

Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(e) Reduction of Borrowing Base Related to Swap Agreements and Disposition of Oil and Gas Properties. If (i) any Swap Agreement to which the Borrower or a Guarantor is a party is Liquidated and (ii) the Borrowing Base value attributable to the Liquidated portion thereof (as determined by the Administrative Agent) when combined with (a) the Borrowing Base value (as determined by the Administrative Agent) of any other Liquidated Swap Agreements Liquidated between two successive Scheduled Redetermination Dates and (b) the Borrowing Base value as determined by the Administrative Agent of any Oil and Gas Properties sold or otherwise disposed of (other than any such sale or Disposition between Obligors) between either (x) the Effective Date and the First Scheduled Borrowing Base Redetermination or (y) any two successive Scheduled Redetermination Dates equals or exceeds five percent (5%) of the Borrowing Base as then in effect at the time of such Liquidation or sale or other Disposition of any Oil and Gas Properties, then the Borrowing Base shall be reduced effective immediately upon such Liquidation, sale or other Disposition, by an amount equal to the Borrowing Base value attributed to such property or Swap Agreement, as determined by the vote of the Required Lenders, which reduction shall not exceed the amount of the net cash proceeds received by the Borrower or its Subsidiaries from such sale or disposition made at Fair Market Value or Liquidated Swap Agreements; provided, however, if such Disposition is an asset swap and the

Borrowing Base value attributable by the Administrative Agent to such swapped assets is equal to or in excess of five percent (5%) of the Borrowing Base then in effect at the time of such asset swap (as determined by the Administrative Agent in its reasonable discretion), then the Borrowing Base shall be re-determined, effective immediately upon such swap or exchange, and reduced by an amount equal to such Borrowing Base value attributed to such swapped property as offset by the Borrowing Base value attributed to the assets so acquired, as determined by the vote of the Required Lenders to affirm or reduce the Borrowing Base.

(f) Reduction of Borrowing Base Related to Issuance of Junior Indebtedness. Following the First Scheduled Borrowing Base Redetermination, upon the issuance of any Junior Indebtedness, the Borrowing Base shall be reduced on the date of such issuance in an aggregate amount equal to twenty-five percent (25%) of the aggregate outstanding principal amount of such Junior Indebtedness issued on such date; it being agreed and understood that if the Borrower elects to accelerate the First Scheduled Borrowing Base Redetermination in order to facilitate the issuance of Junior Indebtedness as permitted herein, the resulting Borrowing Base shall be set pro forma for the planned Junior Indebtedness (contingent upon the actual issuance of said Junior Indebtedness under terms contemplated at that time).

Section 2.08 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, including without limitation, Section 6.02 the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if a Borrowing Base Deficiency exists at such time or would exist as a result thereof. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. On the Effective Date, the Existing Letters of Credit shall be deemed to be Letters of Credit issued pursuant to this Agreement.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of any outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent a request notice (a “Letter of Credit Request”) not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension stating the following:

(i) requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii) specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii) specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv) specifying the amount of such Letter of Credit;

(v) specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi) specifying the amount of the then effective Borrowing Base and whether a Borrowing Base Deficiency exists at such time, the current Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of any outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit); and

(vii) confirming each of the conditions set forth in Section 6.02 has been satisfied.

A Letter of Credit shall be issued, amended, renewed or extended only if (and each notice shall constitute a representation and warranty by the Borrower that), after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) the LC Exposure shall not exceed the LC Commitment and (ii) the total Revolving Credit Exposures shall not exceed the total Commitments (i.e. the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base).

If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that, in the event of any conflict between such application and the terms of this Agreement, the terms of this Agreement shall control.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after such renewal or extension; provided that no such renewal or extension shall extend past the date set forth in the following clause (ii) and any Letter of Credit that is otherwise automatically renewable must expressly state on its face that it is not automatically renewable beyond the date set forth in the following clause (ii)) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, City of Houston time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., City of Houston time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, City of Houston time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., City of Houston time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse the Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or, if arrangements for doing so have been approved by the Administrative Agent and the Borrower, by other electronic communication) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding that the Borrower cash collateralize the outstanding LC Exposure, (ii) the Borrower is required to cash collateralize the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), (iii) the Borrower is required to cash collateralize a Defaulting Lender’s LC Exposure pursuant to Section 4.03(c)(iii)(B), or (iv) the Borrower is required to deliver cash collateral, then the Borrower shall pledge and deposit with or deliver to the Administrative Agent (as a first priority, perfected security interest, subject to Excepted Liens that are senior as a matter of law), for the benefit of the Issuing Bank and the Lenders, at a location and pursuant to documentation in form and substance satisfactory to the Administrative Agent, an amount of cash in dollars equal to not less than one hundred and three percent (103%) of such LC Exposure or excess attributable to such LC Exposure, as the case may be, as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in Section 10.01(h) or Section 10.01(i). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority subject to Excepted Liens that are senior as a matter of Law and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any other Obligor may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the Guarantors’ obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Obligors under this Agreement and the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or pursuant to Section 4.03(c)(iii)(B) as a result of a Defaulting Lender, and the Borrower is not otherwise required to cash collateralize the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been waived or the events giving rise to such cash collateralization pursuant to Section 4.03(c)(iii)(B) have been satisfied or resolved.

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02 Interest.

(a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c) Post-Default Rate and Borrowing Base Deficiency Rate. Notwithstanding the foregoing, (i) if an Event of Default has occurred and is continuing, Eurodollar Loans shall not be available and all Loans outstanding shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the Alternate Base Rate plus the Category V Applicable Margin applicable to ABR Loans, but in no event to exceed the Highest Lawful Rate and (ii) during any Borrowing Base Deficiency, the amount of such Borrowing Base Deficiency shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the Alternate Base Rate plus the Category V Applicable Margin applicable to ABR Loans, but in no event to exceed the Highest Lawful Rate.

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic communication as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (a) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (b) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.04 Prepayments.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to (i) prior notice in accordance with Section 3.04(b) and (ii) payment of breakage costs in accordance with Section 5.02.

(b) Notice and Terms of Optional Prepayment. The Borrower shall provide written notice to the Administrative Agent by telephone (confirmed by telecopy or, if arrangements for doing so have been approved by the Administrative Agent and the Borrower, by other electronic communication) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, City of Houston time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, City of Houston time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid, which payment shall be in an integral multiple of $100,000 and not less than $500,000, provided that such notice may be conditioned upon the consummation of a refinancing or other identified event and such notice may be extended or revoked by a written notice to the Administrative Agent on or before the date of the scheduled prepayment in the event such refinancing or other identified event is delayed or otherwise fails, in each case, with the requirements of Section 5.02 to apply to any failure of such condition to occur and any such extension or revocation.. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02 and any payments to the extent required by Section 5.02.

(c) Mandatory Prepayments.

(i) If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amount pursuant to Section 2.06 (b), the total Revolving Credit Exposure exceeds the Aggregate Maximum Credit Amount as terminated or reduced, then the Borrower shall promptly (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, cash collateralize such excess as provided in Section 2.08(j).

(ii) If at any time, including without limitation, upon any Scheduled Redetermination or Interim Redetermination or adjustment to the amount of the Borrowing Base, if the total Revolving Credit Exposure exceeds the redetermined or adjusted Borrowing Base, then the Borrower shall exercise any one or combination of the following: (A) deliver to the Administrative Agent reserve engineering and mortgages covering such Oil and Gas Properties of the Obligors or their respective Subsidiaries not previously covered by the Security Instruments with a value and quality satisfactory to the Required Lenders in their sole discretion sufficient to eliminate such Borrowing Base Deficiency or (B) prepay in cash the Borrowings in an aggregate principal amount equal to such excess after giving effect to any action taken under clause (A) immediately above, and if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j); provided, that the Borrower may make such prepayment and/or deposit of cash collateral in six successive equal monthly payments and/or deposits; provided that the first of such equal monthly payments and/or deposits is to be made no later than 30 days after the Borrower receives written notice from the Administrative Agent of the newly effective Borrowing Base). The Borrower shall be obligated to deliver the reserve engineering and mortgages described in clause (A) immediately above, and/or to commence the payments described in clause (B) immediately above, on the 30th day following the later to occur of its receipt of the applicable New Borrowing Base Notice in accordance with Section 2.07(d) or the date the adjustment occurs; provided that all payments required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date.

(iii) Upon any adjustment to the Borrowing Base pursuant to Section 2.07(e) or Section 2.07(f), if the total Revolving Credit Exposures exceeds the Borrowing Base as adjusted, then the Borrower shall (A) prepay in cash the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay in cash to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j); provided, the Borrower shall make such prepayment and/or deposit of cash collateral on the Business Day immediately following the date it or any Subsidiary receives cash proceeds as a result of such termination, liquidation or creation of offsetting positions, as applicable; provided further that all payments required to be made pursuant to this Section 3.04 (c)(iii) must be made on or prior to the Termination Date; and the Aggregate Maximum Credit Amount shall be reduced in accordance with Section 2.06(b).

(iv) If at the close of business on each Thursday (or if either Wednesday or Thursday of such week is not a Business Day, then the first Business Day immediately following such Thursday (or second Business Day immediately following such Thursday if both Wednesday and Thursday of such week are not Business Days)), or such other Business Day of each week as the Administrative Agent and Borrower may agree in writing, with notice to the Lenders (each, a “Consolidated Cash Sweep Date”), (i) there is Revolving Credit Exposure outstanding, and (ii) the Borrower or Guarantor shall have a Consolidated Cash Balance in excess of $40,000,000 (such excess, the “Excess Cash”), then, notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, not later than the next Business Day the Borrower will prepay the Loans in an aggregate principal amount equal to the Excess Cash and to the extent such Excess Cash is in an amount greater than the total outstanding principal amount of the Loans, Borrower shall use such remaining cash to collateralize outstanding LC Exposure as provided in Section 2.08(j) until fully collateralized.

(v) Upon the occurrence of the earlier to occur of (A) the Termination Date, (B) an acceleration in accordance with Section 10.02, or (C) a Change in Control, the Borrower shall indefeasibly pay the Obligations in full and terminate the Aggregate Maximum Credit Amount.

(vi) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(vii) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d) No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

Section 3.05 Fees.

(a) Commitment Fees. Except as otherwise provided in Section 4.03(c), the Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender during the period from and including the date of this Agreement to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case such commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, provided that in no event shall such fee be less than $500 during any quarter, and (iii) to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. At the election of the Administrative Agent and receipt by the Borrower of the notice thereof, during the continuation of an Event of Default and at any time that a Borrowing Base Deficiency exists, the fees payable pursuant to clause (i) of this Section 3.05(b) attributable to LC Exposure equal to the then Borrowing Base Deficiency minus the then outstanding principal amount of the Loans (expressed as a positive number) shall increase by 2.00% per annum over the then applicable rate but not to exceed the Highest Lawful Rate. Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within thirty (30) days after receipt of a written invoice therefor. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case such fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times set forth in the Fee Letter.

ARTICLE IV

PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS

Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, City of Houston time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute to each Lender its Applicable Percentage (or other applicable share as provided in this Agreement or the other Loan Documents) of such payment in like funds as received by wire transfer to such Lender’s lending office promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any other Obligor or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02 Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03 Deductions by the Administrative Agent; Defaulting Lenders.

(a) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b), Section 2.08(d), Section 2.08(e), Section 4.02, Section 5.03(e), Section 11.10 or Section 12.03(c), then the Administrative Agent may, in its sole discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its sole discretion.

(b) Payments to Defaulting Lenders. If a Defaulting Lender (or a Lender who would be a Defaulting Lender but for the expiration of the relevant grace period) as a result of the exercise of a set-off shall have received a payment in respect of its Revolving Credit Exposure which results in its Revolving Credit Exposure being less than its Applicable Percentage of the aggregate Revolving Credit Exposures, then no payments will be made to such Defaulting Lender until such time as such Defaulting Lender shall have complied with Section 4.03(c) and all amounts due and owing to the Lenders have been equalized in accordance with each Lender’s respective pro rata share of the Obligations. Further, if at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, subject to the first sentence of this Section 4.03(b), all principal will be paid ratably as provided in Section 10.02(c).

(c) Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.05 (a).

(ii) The Commitment, the Maximum Credit Amount and the Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Majority Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender shall require the consent of such Defaulting Lender; and provided, further, that any redetermination or affirmation of the Borrowing Base (including any determination as to whether the Borrowing Base shall be increased) shall occur without the participation of a Defaulting Lender, but the Commitment (i.e., the Applicable Percentage of the Borrowing Base of a Defaulting Lender) may not be increased without the consent of such Defaulting Lender.

(iii) If any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(A) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (for the purposes of such reallocation the Defaulting Lender’s Commitment shall be disregarded in determining the Non-Defaulting Lender’s Applicable Percentage) but only to the extent (1) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all Non-Defaulting Lenders’ Commitments, and (2) the sum of each Non-Defaulting Lender’s Revolving Credit Exposure plus its reallocated share of such Defaulting Lender’s LC Exposure does not exceed such Non-Defaulting Lender’s Commitment;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, then the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 2.08(j) for so long as such LC Exposure is outstanding and the relevant Defaulting Lender remains a Defaulting Lender;

(C) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (B) above, then the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(D) if the LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to clause (A) above, then the fees payable to the Lenders pursuant to Section 3.05(b) shall be adjusted and paid to the Non-Defaulting Lenders in accordance with such Non-Defaulting Lenders’ pro rata share of the LC Exposure; and

(E) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is reallocated and/or cash collateralized.

If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

Subject to Section 12.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender’s having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender and such Lender is no longer a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date, if necessary, such Lender shall purchase at par such of the Loans and/or participations in Letters of Credit of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans and/or participations in Letters of Credit in accordance with its Applicable Percentage.

Section 4.04 Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Secured Parties of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Obligations and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

ARTICLE V

INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY

Section 5.01 Increased Costs.

(a) Eurodollar Changes in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Bank reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.05, then, in any such event (other than any payment pursuant to Section 3.04(c)(iv)), the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (x) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (y) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 and reasonably detailed calculations therefor, upon request of the Borrower shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Obligor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.03) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower and each Guarantor shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Obligor to a Governmental Authority pursuant to this Section 5.03, the Borrower or such Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. The Borrower and each Guarantor shall jointly and severally indemnify each Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Obligor has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and each Guarantor to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)(A), Section 5.03(f)(ii)(B) and Section 5.03(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), copies of executed originals of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E (or any successor form) establishing an exemption from, or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI (or any successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that (A) such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Foreign Lender or are effectively connected but are not includible in the Foreign Lender’s gross income for U.S. federal income Tax purposes under an income Tax treaty (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E (or any successor form); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or any successor form), accompanied by IRS Form W-8ECI (or any successor form), IRS Form W-8BEN or W-8BEN-E (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, copies of IRS Form W-9 (or any successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472 (b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Status of Administrative Agent. On or before the date that Wells Fargo Bank, National Association (and any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Borrower a duly executed copy of either (i) IRS Form W-9 (or any successor form) or (ii) a U.S. branch withholding certificate on IRS Form W-8IMY (or any successor form) evidencing its agreement with the Borrower to be treated as a U.S. Person (with respect to amounts received on account of any Lender) and IRS Form W-8ECI (or any successor form) (with respect to amounts received on its own account).

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j) Defined Terms. For purposes of this Section 5.03, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

Section 5.04 Mitigation Obligations; Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment

Section 5.05 Replacement of Lenders.

(a) If (i) any Lender requests compensation under Section 5.01, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (iii) it becomes unlawful for any Lender or its applicable lending office to make Eurodollar Loans, as described in Section 5.06, or (iv) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(a)), all its interests, rights (other than its existing rights to payments pursuant to Section 5.01 or Section 5.03) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent and the Issuing Bank, which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (C) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Notwithstanding the foregoing, a Lender shall not be required to make any such assignment and delegation if such Lender is a Secured Swap Party with any outstanding Secured Swap Agreement, unless on or prior thereto, all such Swap Agreements have been terminated or novated to another Person and such Lender (or its Affiliate) shall have received payment of all amounts, if any, payable to it in connection with such termination or novation.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 12.02 requires the consent of all of the Lenders affected or the Required Lenders and with respect to which the Majority Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent and the Issuing Bank; provided that (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced (other than principal and interest) shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, (iii) such assignee must consent to vote for such amendment to which the Non-Consenting Lender did not vote, and (iv) the Borrower, the Administrative Agent and such Non-Consenting Lender shall otherwise comply with Section 12.04 (provided that the Borrower shall not be obligated to pay the registration and processing fee referred to therein as long as the replacement Lender pays such fee); provided further that, notwithstanding the foregoing, the Borrower may not replace a Non-Consenting Lender if such Non-Consenting Lender is the Administrative Agent, the Issuing Bank or an Affiliate thereof.

(c) Notwithstanding anything herein to the contrary each party hereto agrees that any assignment pursuant to the terms of this Section 5.05 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent, the Issuing Bank and the assignee and that the Lender making such assignment need not be a party thereto.

(d) Any such Lender replacement pursuant to this Section 5.05 shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

Section 5.06 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in writing by the Administrative Agent):

(a) The Bankruptcy Court shall have entered a final order reasonably satisfactory in all respects to the Administrative Agent, Lenders and Sponsors confirming the Plan of Reorganization in the form agreed by the Administrative Agent and the Required Lenders (the “Confirmation Order”) and all conditions to the Plan Effective Date shall have been satisfied (or will be satisfied upon the occurrence of the Effective Date) or waived by the Administrative Agent. The Confirmation Order shall approve the Loan Documents and authorize the Obligors’ execution and delivery thereof.

(b) The Plan Sale shall have occurred pursuant to a purchase agreement acceptable in all respects to the Administrative Agent and the Required Lenders in their respective sole discretion and the Borrower shall have received a minimum cash equity contribution of $335 million from the Plan Sale, and the Plan shall have closed without waiver or amendment of any term or condition not approved in writing by the Administrative Agent and the Required Lenders.

(c) This Agreement and the other Loan Documents shall have been duly executed and delivered by the Obligors party thereto (with original signatures and in such number of counterparts as may be required by the Administrative Agent), the Administrative Agent, the Issuing Bank, and the Lenders, each in form and substance reasonably satisfactory to the Borrower, Sponsors, Required Lenders and the Administrative Agent. The Administrative Agent shall have perfected first priority security interests (subject to Liens permitted under Section 9.03) in the real and personal property Collateral and shall have received the stock certificates and other possessory Collateral required to be delivered pursuant to the Security Instruments, including without limitation, the Equity Interests constituting Collateral accompanied by undated stock and note powers executed in blank. Without limitation of the foregoing, the Administrative Agent shall have received in recordable form counterparts of mortgages, deeds of trust, security agreements, assignments of production, fixture filings and financing statements (the “Mortgages”) in form and substance satisfactory to the Administrative Agent, duly executed and delivered by the applicable Obligors in a sufficient number of counterparts for the due recording in each applicable recording office (including each office specified in any opinions described in Section 6.01(l)), granting to the Administrative Agent (or a trustee appointed by the Administrative Agent) for the benefit of the Secured Parties first and prior Liens on the Obligors’ Oil and Gas Properties, and all of the Equipment and Facilities associated therewith, representing substantially all, but in no event less than ninety-five percent (95%), of each of the (i) total Proved Reserves, and (ii) total Proved Reserves classified as “proved developed producing” of the Obligors (subject only to Liens permitted under Section 9.03) together with evidence of the completion (or satisfactory arrangements for the completion within 30 days of the Effective Date, which failure to achieve such date will be an immediate Event of Default, unless a later date is consented in writing by the Administrative Agent in its sole discretion) of all recordings and filings of such Mortgages as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to create a valid, perfected first priority Lien against the Properties purported to be covered thereby (subject only to Liens permitted under Section 9.03) (it being understood that title reports, title opinions and other title information shall be required for no less than eight-five percent (85%) of such Oil and Gas Properties described in clauses (i) and (ii) immediately above in accordance with Section 8.13); and all other Security Instruments, documents, instruments or agreements and or acknowledgements of the filings, or recordation necessary to perfect its Liens in the Collateral. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall have received evidence and be satisfied that the flood insurance required for each Property set forth in Annex II to the extent required hereunder is in effect.

(d) The Administrative Agent shall have received UCC-1 Financing Statements for the Borrower and Guarantors to be filed in each such person’s state of incorporation or formation and received all possessory pledged collateral, including without limitation, pledged equity certificates and intercompany notes; and the Administrative Agent and its counsel shall be satisfied that such liens are first priority perfected Liens (subject only to Liens permitted under Section 9.03).

(e) The Administrative Agent shall have received, as applicable, a copy or a certificate from the Secretary or an Assistant Secretary of the Borrower and each Guarantor, each setting forth (i) resolutions of the members, board of directors, board of managers or other appropriate governing body with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the names and titles of officers of the Borrower or such Guarantor (A) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, (iv) the articles or certificate of incorporation or formation, as applicable, of such Obligor (in each case, together with all amendments thereto, if any) certified by the Secretary of State or other comparable body of the jurisdiction of organization or formation as being true and complete copies, and (v) the bylaws, limited liability company agreement, the operating agreement, the partnership agreement, or other applicable Organizational Documents, as applicable, of such Obligor (in each case, together with all amendments thereto, if any), certified by the Secretary or an Assistant Secretary as being true and complete copies. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower or other applicable Guarantor to the contrary.

(f) The Administrative Agent shall have received long form certificates of the appropriate state agencies with respect to the existence, qualification and good standing of the Borrower and each Guarantor.

(g) All of the representations and warranties in the Loan Documents shall be true and correct in all material respects (except to the extent any such representations and warranties are qualified by materiality, in which case, they shall be true and correct in all respects) and no Default or Event of Default shall have occurred or be continuing either before or as a result of the execution and delivery of the Loan Documents or the Effective Date or the transactions contemplated by the Plan of Reorganization, including the deemed Loans pursuant to

Section 2.02(b), on and as of, and immediately following, the Effective Date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the Effective Date, such representations and warranties shall continue to be true and correct in all material respects (unless already qualified by materiality, in which case such applicable representation and warranty shall be true and correct in all respects) as of such specified earlier date;

(h) All corporate, limited liability company, partnership and other proceedings, as applicable, taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel, and the Administrative Agent and its counsel shall have received all such counterpart originals or certified copies of such documents as the Administrative Agent may reasonably request.

(i) The Administrative Agent shall have received a compliance certificate which shall be substantially in the form of Exhibit D, duly and properly executed by a senior Financial Officer and dated as of the Effective Date.

(j) The Administrative Agent shall have received duly executed Notes payable to each Lender requesting a Note in a principal amount equal to its Maximum Credit Amount dated as of the date hereof.

(k) The Administrative Agent shall have received a Solvency Certificate from the senior Financial Officer of the Borrower certifying that (i) the Borrower is Solvent and (ii) the Obligors taken as a whole are Solvent.

(l) The Administrative Agent shall have received opinions of Norton Rose Fulbright US LLP, special counsel to the Borrower, and local counsel in each jurisdiction where a Mortgage is to be filed, in each case, in form and substance satisfactory to the Administrative Agent and its counsel.

(m) The Administrative Agent shall have received an ACORD Evidence of Insurance certificate naming the Administrative Agent and the Lenders as additional insureds in respect of any liability insurance policies of the Obligors and the Administrative Agent as loss payee with respect to property loss insurance of the Obligors and evidencing that the Obligors are carrying insurance in accordance with Section 7.12.

(n) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the Borrower has received all consents and approvals required by Section 7.03.

(o) The Administrative Agent and Lenders shall have received (i) the Bankruptcy Exit Financial Statements, (ii) the pro forma Effective Date balance sheet of the Borrower and Guarantors, which shall reflect no Debt, contingent liabilities or preferred stock other than (x) Debt incurred pursuant to this Agreement and the other Loan Documents and (y) such other Debt and contingent liabilities that are permitted under this Agreement, subject to adjustments regarding the application of fresh-start reporting and audit adjustments, (iii) a detailed quarterly business plan and budget, in form and substance satisfactory to the Administrative Agent, for the three fiscal years following the Effective Date of the Obligors on a consolidated basis, including forecasts prepared by management of the Borrower, and (iv) a certificate of the senior Financial Officer of the Borrower certifying that Bankruptcy Exit Financial Statements and the pro forma Effective Date balance sheet are in accordance with GAAP and true and correct in all material respects and the forecasts prepared by management are based on assumptions believed to be reasonable as of the Effective Date.

(p) The Administrative Agent shall have received appropriate UCC search certificates for each of the jurisdictions in which the Obligors are organized, maintain a principal office, own or maintain Property and any other jurisdiction requested by the Administrative Agent, in each case, reflecting no prior Liens encumbering the Properties of the Obligors other than liens to be discharged pursuant to the Plan of Reorganization on or prior to the Effective Date or Liens permitted by Section 9.03.

(q) There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the opinion of the Administrative Agent, singly or in the aggregate, materially impairs the financing hereunder or any of the other transactions contemplated by the Loan Documents, or that could reasonably be expected to cause a Material Adverse Effect.

(r) The Administrative Agent and Lenders shall have reviewed and be satisfied with the corporate and capital structure, assets, liabilities, business operations and conditions (financial and otherwise) of the Obligors and Sponsors; and shall have performed and be satisfied with such other due diligence including a review of the Obligors’ mineral interests and all legal, financial, accounting, governmental, environmental, tax, securities and regulatory matters and financial aspects of the proposed financing, in each case, regarding the Obligors and their respective Properties, as the Administrative Agent may require.

(s) No event or circumstance shall have occurred or be continuing since the date of the Bankruptcy Exit Financial Statements that has, or could be reasonably expected to cause, either individually or in the aggregate, a Material Adverse Effect.

(t) The Administrative Agent for the benefit of each Lender shall have received cash payments in the amount of the Plan Lender Paydown and as part of such Plan Lender Paydown, the Restricted Cash Account (as defined in the Prepetition Credit Agreement) shall have been terminated, and the cash proceeds of the balance of such account shall be paid to the Administrative Agent for the benefit of, and pro rata distribution to, the Lenders.

(u) The Administrative Agent shall have received all agency fees and the Administrative Agent and Lenders shall have received all other fees, expenses and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the reasonable fees and expenses of Baker & McKenzie LLP, counsel to the Administrative Agent which shall include an estimate and prepayment of pre-Effective Date and post Effective Date fees not otherwise invoiced in an amount as set forth in the Fee Letter).

(v) The Administrative Agent and the Lenders shall have received, and be reasonably satisfied in form and substance with, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including but not restricted to the USA PATRIOT Act.

(w) The Administrative Agent shall have received (i) a Borrowing Request for the Loans deemed to be borrowed pursuant to Section 2.02(b) and (ii) a Letter of Credit Request to issue the Existing Letters of Credit pursuant to Section 2.08(a) and after giving effect to both requests the aggregate Revolving Credit Exposure shall not exceed $450,000,000 in accordance with the requirements hereof and the Plan of Reorganization.

(x) On the Effective Date, (i) the lesser of (A) the Aggregate Maximum Credit Amounts and (B) the Borrowing Base in effect on the Effective Date, minus the Revolving Credit Exposure shall be equal to or greater than $100.0 million, after giving effect to the Loans deemed to be borrowed pursuant to Section 2.02(b) in accordance with the requirements hereof and the Plan of Reorganization.

(y) The Administrative Agent shall have received the Initial Reserve Report.

(z) The Borrower shall have delivered to the Administrative Agent copies certified by a Responsible Officer of the Borrower as being true and complete copies of each of:

(i) the Plan Sale material documents;

(ii) the acquisition agreement whereby Parent Guarantor acquires the Equity Interests of Borrower;

(iii) the Linn-Berry Settlement Agreement;

(iv) the Linn-Berry Transition Services and Separation Agreement;

(v) the Linn-Berry Joint Operating Agreements; and

(vi) the Berry Funds Flow Memorandum.

(aa) The Administrative Agent shall have received such other documents as the Administrative Agent or counsel to the Administrative Agent may reasonably request.

Section 6.02 Each Credit Event. Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 6.02. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Material Adverse Effect shall have occurred.

(c) Each of (i) Borrower on a stand-alone basis, and (ii) the Obligors taken as a whole, shall be Solvent and have no reason to believe that (A) it or they cannot timely repay its or their debt or other obligations in the ordinary course of business as they become due or (B) it has or they have unreasonably small capital to operate.

(d) After giving pro forma effect to such Borrowing, the projected Consolidated Cash Balance as of the immediately following Consolidated Cash Measurement Date shall not exceed $40,000,000 as certified by the senior Financial Officer of the Borrower.

(e) The representations and warranties of the Obligors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (except to the extent any such representations and warranties are qualified by materiality, in which case, they were true and correct in all respects) on and as of the date of such Borrowing or deemed Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of, and immediately after giving effect to, the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects (unless already qualified by materiality, in which case such applicable representation and warranty shall be true and correct in all respects) as of such specified earlier date.

(f) The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable, which Borrowing Request shall include a certification by the senior Financial Officer as to the satisfaction of the matters set forth in Section 6.02(a) through Section 6.02(e).

Section 6.03 Additional Conditions to Credit Events. In addition to the conditions precedent set forth in Section 6.02, so long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the LC Exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or the Borrower will cash collateralize the LC Exposure in accordance with Section 4.03(c)(iii), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in accordance with Section 4.03(c)(iii)(A) (and Defaulting Lenders shall not participate therein).

Section 6.04 Post-Closing Obligations. Within the time periods specified on Schedule 6.04 (as each may be extended in writing by the Administrative Agent in its sole discretion, in each case, for a period not to exceed 30 days in the aggregate), each Obligor shall, and shall cause each Subsidiary to, provide the documentation, and complete the undertakings, as are set forth on Schedule 6.04. All conditions precedent, covenants and representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above and on Schedule 6.04 within the time periods required by this Section 6.04, rather than as elsewhere provided in the Loan Documents); provided that (x) to the extent any representation and warranty would not be true, or any provision of any covenant breached, because the foregoing actions were not taken on the Effective Date, the respective representation and warranty shall be required to be true and correct in all material respects, and the covenant complied with, at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 6.04 and (y) all representations and warranties and covenants relating to the Loan Documents shall be required to be true or, in the case of any covenant, complied with, immediately after the actions required to be taken by this Section 6.04 have been taken (or were required to be taken).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Each of the Obligors jointly and severally represents and warrants to the Administrative Agent and each Lender that:

Section 7.01 Organization; Powers. Each of the Obligors is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02 Authority; Enforceability. The Transactions are within each Obligor’s corporate or equivalent powers and have been duly authorized by all necessary corporate or equivalent action (including, without limitation, any action required to be taken by any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which any Obligor is a party has been duly executed and delivered by such Obligor and constitutes a legal, valid and binding obligation of such Obligor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including holders of its Equity Interests or any class of directors, managers or supervisors, as applicable, whether interested or disinterested, of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the Transactions, except such as have been obtained or made and are in full force and effect other than the recording and filing of the Security Instruments (b) will not violate any applicable law or regulation or the limited liability company agreement, charter, bylaws or other Organizational Documents of any Obligor or any order of any Governmental Authority, and (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Obligor or any of their respective Properties, or give rise to a right thereunder to require any payment to be made by any Obligor and will not result in the creation or imposition of any Lien on any Property of any Obligor (other than the Liens created by or permitted under the Loan Documents) except in each case referred to in clauses (a), (b) (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 7.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has, prior to the Effective Date, furnished to the Administrative Agent and the Lenders (i) the Bankruptcy Exit Financial Statements and (ii) a pro forma unaudited consolidated balance sheet of Parent Guarantor and the Consolidated Subsidiaries as of the Effective Date, after giving effect to the making of the initial extensions of credit hereunder, the application of the proceeds thereof and to the Transactions contemplated to occur on the Effective Date, certified by Borrower’s Financial Officer. The financial statements described above present fairly, in all material respects, the financial position of Parent Guarantor and the Consolidated Subsidiaries as of the Effective Date.

(b) Since the date of the Bankruptcy Exit Financial Statements, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(c) Neither the Borrower nor any Guarantor has on the date hereof any material Debt (including Disqualified Capital Stock) or any material contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or known unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements, including the footnotes thereto, or as disclosed in this Agreement (including the Schedules hereto).

Section 7.05 Litigation.

(a) Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or threatened against or affecting any Obligor (i) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.

(b) Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 7.06 Environmental Matters.

Except for such matters as set forth on Schedule 7.06 or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the Obligors and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws;

(b) the Obligors have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and none of the Borrower or the Guarantors has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;

(c) there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to the Borrower’s knowledge, threatened against any Obligor or any of their respective owned, or to the Borrower’s knowledge, leased Properties or as a result of any of their operations at such Properties;

(d) [Reserved];

(e) there has been no Release or, to the Borrower’s knowledge, threatened Release, of Hazardous Materials at, on, under or from the Borrower’s or any Guarantor’s Properties, and to the knowledge of the Borrower, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Borrower, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property;

(f) neither the Borrower nor any Guarantor has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite the Borrower’s or any other Obligor’s Properties;

(g) neither the Borrower nor any Guarantor has received any written notice asserting an exposure of any Person or Property to any Hazardous Materials as a result of the operations and businesses of any of the Borrower’s or the Guarantors’ Properties that could reasonably be expected to form the basis for a claim for damages or compensation; and

(h) to the extent existing on or prior to the Effective Date, the Borrower has made available to the Lenders copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) which, to the Borrower’s knowledge, are complete and correct and that are in the Borrower’s possession or control and relating to the Borrower’s or any Guarantor’s Properties or operations thereon.

This Section 7.06 contains the sole and exclusive representations and warranties of the Obligors with respect to any environmental, health or safety matters, including any arising under any Environmental Laws or relating to Hazardous Materials.

Section 7.07 Compliance with Laws and Agreements; No Defaults.

(a) Each of the Borrower and each Guarantor is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) [Reserved].

(c) No Default has occurred and is continuing.

Section 7.08 Investment Company Act. Neither the Borrower nor any Guarantor is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09 Taxes. Each of the Obligors has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent Guarantor or such Obligor, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Property of any Obligor. The charges, accruals and reserves on the books of the Obligors in respect of Taxes and other governmental charges are in accordance with GAAP and, in the reasonable opinion of the Borrower, adequate. No Tax Lien has been filed and no written claim is being asserted with respect to any material unpaid Tax.

Section 7.10 ERISA.

(a) Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with ERISA and, where applicable, the Code.

(b) Except as could not reasonably be expected to result in a Material Adverse Effect, there has been no non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code which could reasonably be expected to result in liability to any Borrower, any other Obligor or any ERISA Affiliate has occurred.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Plan has satisfied the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to each Plan and (ii) no ERISA Event has occurred.

Section 7.11 Disclosure; No Material Misstatements. None of the written reports, financial statements, certificates or other written information furnished by or on behalf of any Obligor (other than projected financial information, forward looking statements, estimates and information of a general economic or industry nature) to the Administrative Agent or any Lender or Secured Party in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, forward looking information and estimates, the Obligors represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and when delivered to the Administrative Agent or any Lender or Secured Party (it being understood that such projected financial information may vary from actual results and that such variances may be material). The Initial Reserve Report and each subsequent Reserve Report do not contain material statements or conclusions that, taken as a whole, are materially misleading in light of the circumstances under which they were made, it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Obligors and production and cost estimates contained in each Reserve Report are based upon professional opinions, estimates and projections and that the Obligors do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

Section 7.12 Insurance. Each of the Obligors has (a) all insurance policies sufficient for the compliance by each of them with all material applicable Governmental Requirements and all material agreements to which it is party and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are customarily insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Obligors. Such insurance policies contain an endorsement naming the Administrative Agent as additional insured in respect of such liability insurance policies and naming the Administrative Agent as loss payee with respect to Property loss insurance.

Section 7.13 Restriction on Liens. None of the Obligors is a party to any agreement or arrangement (other than any documentation with respect to Debt permitted under Section 9.02 or Lien permitted under Section 9.03), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Obligations and the Loan Documents, or restricts any Obligor from paying dividends or making any other distributions in respect of its Equity Interests to any Obligor, or restricts any Obligor from making loans or advances or transferring any Property to the Borrower or any other Obligor, or which requires the consent of or notice to other Persons in connection therewith, except, in each case, for such encumbrances or restrictions permitted under Section 9.16.

Section 7.14 Subsidiaries. Each Obligor has the Subsidiaries listed on Schedule 7.14 or as disclosed in writing with certification of compliance with Section 8.14 to the Administrative Agent (which shall promptly furnish a copy to the Lenders), as a supplement to Schedule 7.14. Neither Parent Guarantor nor the Borrower has any Foreign Subsidiaries. Each direct or indirect Subsidiary of each of Parent Guarantor and the Borrower is a Wholly-Owned Subsidiary and a Subsidiary Guarantor.

Section 7.15 Location of Business and Offices. The Borrower’s jurisdiction of organization is Delaware (or such other state as set forth in a notice delivered to the Administrative Agent at least ten (10) Business Days prior to the date (or such shorter time period as the Administrative Agent may permit in its sole discretion) on which the Borrower’s jurisdiction of organization is proposed to change); and the name of the Borrower as listed in the public records of its jurisdiction of organization is Berry Petroleum Company, LLC; (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(m) in accordance with Section 12.01). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(m) and Section 12.01(c)). Parent Guarantor and each of the Parent Guarantor’s and Borrower’s respective Subsidiaries’ jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(m)).

Section 7.16 Properties; Titles, Etc. Each of the Obligors has good and defensible title to, or valid leasehold interests in, their respective Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its material personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03 and except for any Oil and Gas Properties that were sold or otherwise disposed of prior to the Effective Date or after the Effective Date in accordance with this Agreement. After giving full effect to the Excepted Liens and the sales and dispositions referenced in the immediately preceding sentence and other than changes which arise pursuant to non-consent provisions of operating agreements or other agreements (if any) described in Exhibit A to any Security Instrument, the Borrower or the Guarantor specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, other than reductions in such interests resulting from any disposition permitted under Section 9.12 so long as such disposition occurs after the delivery of such Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or such Guarantor to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Guarantor’s net revenue interest in such Property.

(a) (i) All material leases and agreements necessary for the conduct of the business of the Obligors are valid and subsisting, in full force and effect, and (ii) there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases unless (i) disputed in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP or (ii) the failure of the foregoing could not reasonably be expected to have a Material Adverse Effect.

(b) The rights and Properties presently owned, leased or licensed by the Obligors including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Obligors to conduct their business in all respects in the same manner as its business has been conducted prior to the date hereof, except where the failure of the foregoing could not reasonably be expected to result in a Material Adverse Effect.

(c) All of the Properties of the Obligors which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards and in compliance with Section 8.06, except where the failure of the foregoing could not reasonably be expected to result in a Material Adverse Effect.

(d) The Borrower and each Guarantors owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by such Obligor does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Obligors either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, except as could not reasonably be expected to have a Material Adverse Effect.

Section 7.17 Maintenance of Properties. Except for (a) such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, (b) Oil and Gas Properties disposed of in accordance with this Agreement and (c) oil and gas leases that have expired in accordance with their terms, the Oil and Gas Properties (and Properties unitized therewith) of the Obligors have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Obligors. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by any Obligor that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by any Obligor in a manner consistent with the Borrower’s or any Guarantor’s past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expected to have a Material Adverse Effect).

Section 7.18 Gas Imbalances, Prepayments. Except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net basis there are no gas imbalances, take or pay or other prepayments which would require any Obligor to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding two percent (2%) of the reasonably anticipated aggregate volumes of Hydrocarbons (on an Mcf equivalent basis) anticipated to be produced from the Borrower’s and the Guarantors’ Proved Reserves classified as “proved developed producing” listed in the most recent Reserve Report.

Section 7.19 Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.19, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or the Guarantors are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity, no material agreements exist which are not cancelable on ninety (90) days’ notice or less without penalty or detriment for the sale of production from the Borrower’s or the Guarantors’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months.

Section 7.20 Swap Agreements. Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(f), as of the date of such report, sets forth, a true and complete list of all Swap Agreements of the Borrower and each Guarantor, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 7.21 Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used (a) to provide working capital for lease and other oil and gas property acquisitions, for exploration and production operations and for development (including the drilling and completion of producing wells), (b) for other working capital and general corporate purposes, (c) to refinance certain Debt in accordance with the Plan of Reorganization and to fund the Borrower’s and its Subsidiaries’ obligations under the Plan of Reorganization, and (d) to pay fees and expenses related to the foregoing clauses (a), (b) and (c) and to the transactions contemplated by this Agreement and the other Loan Documents. The Obligors are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.22 Deposit and Securities Accounts. Set forth on Schedule 7.22 (as may be amended from time to time pursuant to Section 8.01(a) and Section 8.18) is a true and complete list of all deposit accounts and securities accounts maintained by the Parent Guarantor, the Borrower or any of their respective Subsidiaries, including all Controlled Proceeds Accounts and all Excluded Accounts.

Section 7.23 Solvency. Immediately after giving effect to the Transactions and immediately prior to and after giving effect to each Borrowing and each issuance, amendment, renewal, or extension of a Letter of Credit, (i) the Borrower, on a stand-alone basis, is Solvent, and (ii) the Obligors and their Subsidiaries, taken as a whole, are Solvent.

Section 7.24 International Operations. None of the Obligors own, and have not acquired or made any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties located outside of the geographical boundaries of the United States or in the offshore federal waters of the United States. None of the Borrower or Guarantors has knowledge of ownership, acquisition or expenditures with respect to any Oil and Gas Properties by any Obligor located outside of the United States or outside of the offshore federal waters of the United States.

Section 7.25 USA PATRIOT; AML Laws; Anti-Corruption Laws and Sanctions. Each of Parent Guarantor and the Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Obligors and their respective directors, officers, employees and agents with the USA PATRIOT Act, Anti-Corruption Laws, applicable AML Laws and applicable Sanctions. Neither any of the Obligors nor any of their respective Subsidiaries, nor any director, officer, agent, employee, Affiliate, or advisor of the Obligors or their respective Subsidiaries is (i) a Sanctioned Person or (ii) in violation of any AML Laws or Sanctions. The Borrower will not directly or indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, in a manner that will cause a violation of AML Laws, Anti-Corruption Laws or applicable Sanctions by any Person participating in the transactions contemplated by this Agreement, whether as lender, issuing bank, borrower, guarantor, agent, or otherwise. The Borrower represents that neither it nor any of the other Obligors nor any of their respective Subsidiaries or Affiliates has engaged in or intends to engage in any dealings or transactions with, or for the benefit of, any Sanctioned Person or with or in any Sanctioned Country. No Borrowing or Letter of Credit relates, directly or indirectly, to any activities or business of or with a Sanctioned Person or with or in a Sanctioned Country; and, the Obligors and their respective Subsidiaries and each of their Affiliates have conducted their business in material compliance with all applicable Anti-Corruption Laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. Neither the Obligors nor their respective Subsidiaries, nor any director, officer, agent, employee, Affiliate or advisor of the Obligors or their respective Subsidiaries is in violation of or is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of any applicable Anti-Corruption Laws, including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.

Section 7.26 Ratification of Prepetition Mortgages. Borrower has legally and validly incurred the Debt and other Obligations pursuant to this Agreement and the other Loan Documents and each of the other Obligors has determined that it will benefit from the incurrence of such Debt and other Obligations and has therefore legally and validly guaranteed such Debt and Obligations on a joint and several basis, and hereby agrees and acknowledges that each of the Prepetition Mortgages is hereby duly assumed, ratified and affirmed as a continuing obligation of each Obligor party thereto pursuant to the Plan of Reorganization and pursuant to such Plan of Reorganization is deemed amended to secure the Debt and Obligations hereunder and authorizes the Administrative Agent to file a copy of the order of the Bankruptcy Court, or an abstract thereof authorized by the Bankruptcy Court in each applicable jurisdiction of the Prepetition Mortgages as proof thereof. Each of the Prepetition Mortgages, the property description and jurisdiction and filing office are accurately set forth on Annex III as of the Effective Date.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other Obligations payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of Parent Guarantor and the Borrower covenants and agrees with the Lenders that:

Section 8.01 Financial Statements; Ratings Change; Other Information. Parent Guarantor and the Borrower shall furnish to the Administrative Agent and each Lender:

(a) Annual Financial Statements.

(i) As soon as available, but in any event not later than one hundred twenty (120) days following the Effective Date, the fresh start accounting balance sheet of the Obligors as of the Effective Date; and (ii) ninety (90) days after the end of each fiscal year of Parent Guarantor and its Consolidated Subsidiaries (beginning with fiscal year ending December 31, 2017), its audited consolidated and unaudited consolidating balance sheet and related statements of income, retained earnings, operations, members’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by an independent public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit except to the extent solely attributable to the maturity of the Obligations hereunder) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent Guarantor and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided, however, it is agreed and understood that in the case of the fiscal year ended December 31, 2016, the financial statements and the report described herein shall be in respect of Berry Petroleum Company and its Consolidated Subsidiaries as of such date.

(ii) As soon as available, but in any event not later than sixty (60) days after the end of each fiscal year of Parent Guarantor and its Consolidated Subsidiaries (beginning with the fiscal year ending December 31, 2017) , its internally prepared consolidated and consolidating balance sheet and related statements of income, retained earnings, operations, members’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year.

(b) Quarterly Financial Statements. As soon as available, but in any event not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Parent Guarantor and its Consolidated Subsidiaries (or in the case of (i) the fiscal quarter ending March 31, 2017, one hundred (100) days, (ii) the fiscal quarter ending June 30, 2017, ninety (90) days and (iii) the fiscal quarter ending September 30, 2017, sixty (60) days, in each case or such later date as the Administrative Agent may agree in its sole discretion), its internally prepared consolidated and consolidating income statements, balance sheets and statements of cash flow, and statements of operations, retained earnings, and members’ equity as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case (beginning with the fourth full fiscal quarter ending after the Effective Date) in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Parent Guarantor and its Consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) [Reserved].

(d) Certificate of Financial Officer — Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer of each of Parent Guarantor and the Borrower in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Financial Statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(e) Lists of Purchasers. Concurrently with the delivery of each March 1 Reserve Report to the Administrative Agent pursuant to Section 8.12(a), a list of Persons purchasing Hydrocarbons from the Borrower and its Subsidiaries reasonably expected to account for at least 80% of the revenues resulting from the sale of Hydrocarbons produced from the Mortgaged Properties in the quarter following the “as of” date of such Reserve Report.

(f) Certificate of Financial Officer; Swap Agreements. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of a recent date, a true and complete list of all Swap Agreements of the Borrower and each Guarantor, the material terms thereof (including the type, trade date, effective date, termination date, notional amounts or volumes, the strike or fixed rate payor price), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.20, any margin required or supplied under any credit support document, in each case, by trade and the counterparty to each such agreement, and any other terms reasonably requested to be set forth therein by the Administrative Agent.

(g) Certificate of Insurer; Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a) (beginning with the financial statements delivered with respect to the fiscal year ending December 31, 2017), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance reasonably satisfactory to the Administrative Agent, and, if reasonably requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(h) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other letter or report submitted to any Obligor by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any such Guarantor, or the board of directors (or other governing body) of the Borrower or any such Guarantor, and a copy of any response by the Borrower or any such Guarantor or the board of directors (or other governing body) of the Borrower or any such Guarantor, to such letter or report.

(i) SEC and Other Filings; Reports to Shareholders. If any Obligor becomes a publicly traded company or issues public debt securities, then promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Obligor with the SEC, or with any national securities exchange.

(j) Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(k) Notice of Sales of Property and Liquidation of Swap Agreements. In the event the Borrower or any other Obligor intends to sell, transfer, assign or otherwise dispose of any Property, including without limitation Oil and Gas Properties, or any Equity Interests in any Obligor that would result in a reduction of the Borrowing Base pursuant to Section 2.07(e), other than the sale of inventory in the ordinary course of business, at least five (5) Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) prior written notice of such disposition, the price thereof and the anticipated date of closing and any other details thereof reasonably requested by the Administrative Agent or any Lender. In the event that any Obligor receives any notice of early termination or replacement of any Swap Agreement to which it is a party from any of its counterparties, or any Swap Agreement to which any Obligor is a party is Liquidated, prompt written notice of the receipt of such early termination or replacement notice or such Liquidation (and in the case of a voluntary Liquidation of any Swap Agreement, no less than three (3) Business Days’ (or such shorter period as the Administrative Agent may agree in its sole discretion) prior written notice thereof), as the case may be, together with a reasonably detailed description or explanation thereof and any other details thereof reasonably requested by the Administrative Agent or any Lender.

(l) Notice of Casualty Events. Prompt written notice, and in any event within three Business Days of a Responsible Officer obtaining knowledge, of the occurrence of any Casualty Event (or such longer period as the Administrative Agent may agree in its sole discretion).

(m) Information Regarding the Obligors. Prompt written notice (and in any event within ten (10) Business Days prior thereto or such shorter period as the Administrative Agent may agree in its sole discretion) of any change (i) in the Borrower’s or any Guarantor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Borrower’s or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower’s or any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, and (iv) in the Borrower’s or any Guarantor’s federal taxpayer identification number.

(n) Production Report and Lease Operating Statements. Within forty-five (45) days of the end of each fiscal quarter, a report setting forth, for each calendar month during the then current fiscal year to date through and including the last day of the calendar month for which financial statements have been delivered the volume of production and sales attributable to production (including the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(o) Notices of Certain Changes. Promptly, but in any event within fifteen (15) days after the execution thereof (or such later date as the Administrative Agent may agree in its sole discretion), copies of any amendment, modification or supplement to the certificate of formation, limited liability company agreement, articles of incorporation, by-laws, any preferred stock designation or any other organic document of any Obligor.

(p) Annual Budget and Projections. Within sixty (60) days after the end of each fiscal year of the Borrower, a detailed annual business plan and budget for the following three fiscal years of the Obligors on a consolidated basis, including cash flow and capital expenditure forecasts prepared by management of the Borrower. Each business plan and budget delivered pursuant to this Section 8.01(p) shall include financial information on a quarterly basis for the first fiscal year, totaled for such fiscal year, and on an annual basis thereafter.

(q) Deposit and Securities Accounts. Concurrently with any delivery of financial statements under Section 8.01(a) (beginning with the financial statements delivered with respect to the fiscal year ending December 31, 2017), an updated Schedule 7.22 setting forth all deposit and securities accounts maintained by the Obligors and each of their respective Subsidiaries.

(r) Other Requested Information. Promptly following any written request therefor, such other information regarding the operations, business affairs and financial condition of any Obligor (including any Plan and any reports or other information required to be filed with respect thereto under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent, the Issuing Bank or any Lender may reasonably request.

Section 8.02 Notices of Material Events. Parent Guarantor and the Borrower will furnish to the Administrative Agent and each Lender prompt written notice but in no event longer than five (5) Business Days of a Responsible Officer obtaining knowledge of the following:

(a) the occurrence of any Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto;

(b) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority (including any Environmental Law) against or affecting any Obligor not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in a judgment, loss or damages individually or in the aggregate in excess of $15,000,000;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred after the date of this Agreement, would reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03 Existence; Conduct of Business. Each of Parent Guarantor and the Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties are located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.11.

Section 8.04 Payment of Obligations. Each of Parent Guarantor and the Borrower will, and will cause each Subsidiary to, timely file all income and other Tax returns and reports required to be filed by it and pay its Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and Parent Guarantor, the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of Parent Guarantor, any Obligor or any Subsidiary.

Section 8.05 Performance of Obligations under Loan Documents. The Borrower will pay the Loans and the other Obligations in accordance with the terms hereof, and Parent Guarantor and the Borrower will, and will cause each Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06 Operation and Maintenance of Properties. Each of Parent Guarantor and the Borrower, at its own expense, will, and will cause each Subsidiary to, except to the extent the failure to comply could not reasonably be expected to result in a Material Adverse Effect:

(a) operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in accordance with customary industry practices and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws (and with respect to Oil and Gas Properties, all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom).

(b) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material properties, including, without limitation, all equipment, machinery and facilities.

(c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

(d) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with customary industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.

(e) to the extent any Obligor is not the operator of any Property, the Borrower or the applicable Guarantor shall use commercially reasonable efforts to cause the operator to comply with this Section 8.06, but failure of such operator to so comply shall not constitute a failure to comply with this Section 8.06 by the Borrower or the applicable Guarantor.

(f) maintain flood insurance satisfactory to the Lenders with respect to all Mortgaged Property having a structure with two or more walls that is located in a special flood hazard zone from such providers, on such terms and in such amounts as required by the Flood Disaster Protection Act.

Section 8.07 Insurance. Parent Guarantor and the Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, and in each case, satisfactory to the Administrative Agent. The loss payable clauses or provisions in each insurance policy or policies insuring any of the Collateral shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall contain an endorsement naming the Administrative Agent as “additional insured” or “lender loss payable”, as applicable, and provide that the insurer will endeavor to give at least thirty (30) days prior notice of any cancellation to the Administrative Agent (or ten (10) days in the case of cancellation for non-payment).

Section 8.08 Books and Records; Inspection Rights. Parent Guarantor and the Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP are made of all dealings and transactions in relation to its business and activities. Parent Guarantor and the Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, however, neither the Borrower nor any Guarantor will be required to disclose, discuss, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (A) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law or (B) that is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 8.09 Compliance with Laws. Parent Guarantor, Obligors and the Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except (other than with respect to Anti-Corruption Laws, applicable AML Laws and applicable Sanctions) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Parent Guarantor, Obligors and the Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by Parent Guarantor, Obligors, the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, applicable AML Laws and applicable Sanctions.+

Section 8.10 Environmental Matters.

(a) Each of Parent Guarantor and the Borrower shall at its sole expense: (A) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply with all applicable Environmental Laws, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect; (B) not Release, and shall cause each Subsidiary not to Release, any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties or any other property offsite the Property to the extent caused by the Borrower’s or any of its Subsidiaries’ operations, except in compliance with applicable Environmental Laws and except for the Release of Hazardous Materials that could not reasonably be expected to have a Material Adverse Effect; (C) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (D) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required under applicable Environmental Laws because of or in connection with the actual or suspected Release of any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties for which the Borrower or any of its Subsidiaries is legally responsible, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; and (E) establish and implement and shall cause each Subsidiary to establish and implement such procedures as may be reasonably necessary to timely and fully identify and satisfy Parent Guarantor, the Borrower and its Subsidiaries’ obligations under this Section 8.10(a)(i).

(b) The Borrower will promptly, but in no event later than five (5) Business Days of the occurrence thereof, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against any Obligor or their Properties of which the Borrower has knowledge in connection with any Environmental Laws if the Borrower could reasonably anticipate that such action will result in a Material Adverse Effect.

Section 8.11 Further Assurances.

(a) Each Obligor, at its sole expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of any Obligor or its respective Subsidiaries, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the Collateral intended as security for the Obligations, or to state more fully the Obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Administrative Agent, in connection therewith.

(b) Each of the Obligors hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of such Obligor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law. Each Obligor acknowledges and agrees that any such financing statement may describe the collateral as “all assets” of the applicable Obligor or words of similar effect as may be required by the Administrative Agent.

(c) Each of the Obligors at its own expense will, and will cause each of its Subsidiaries, now existing or acquired or formed in the future, with respect to granting a security interest in and pledging Collateral, now owned or hereafter acquired, deliver, as applicable, within ten (10) days (or such later date as the Administrative Agent may agree in its sole discretion), Loan Documents (or joinders thereto), Security Instruments, other instruments, certificates or documents as may be required to perfect the Administrative Agent’s security interests and Liens (including delivery of Account Control Agreements in respect of deposit accounts, securities accounts and commodities accounts) and to deliver such other documents and items reasonably requested by the Administrative Agent in connection with the Collateral.

(d) The Borrower and each other Obligor hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, including without limitation, copies of the order of the Bankruptcy Court or abstracts thereof confirming the Plan of Reorganization authorizing the continuation of the Prepetition Mortgages, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any other Obligor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law. The Administrative Agent will promptly send the Borrower any financing or continuation statements it files without the signature of the Borrower or any other Obligor and the Administrative Agent will promptly send the Borrower the filing or recordation information with respect thereto.

Section 8.12 Reserve Reports.

(a) On or before March 1st and September 1st of each year, commencing March 1, 2017 (except that the report due March 1, 2017 may be delivered on or before May 1, 2017), the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Obligors as of the immediately preceding January 1st and July 1st. The Reserve Report as of January 1 of each year shall be prepared by one or more Approved Petroleum Engineers, and the July 1 Reserve Report of each year shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report.

(b) In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report with an “as of” date as required by the Administrative Agent as soon as commercially reasonable, but in any event no later than thirty (30) days following the receipt of such request; provided that at any time prior to delivery of such Reserve Report, the Administrative Agent may, or at the direction of the Required Lenders shall, elect to use the most recently delivered Reserve Report, which such Reserve Report may be rolled forward in a customary manner.

(c) With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Borrower or the Guarantors owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require any Obligor to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold (other than Hydrocarbons sold in the ordinary course of business) since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold (other than Hydrocarbons sold in the ordinary course of business) and in such detail as required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the date hereof, (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the PV-10 of the Oil and Gas Properties evaluated in such Reserve Report classified as total Proved Reserves and those classified as Proved Reserves classified as “proved developed producing” that are Mortgaged Properties represents at least ninety-five percent (95%), of the total PV-10 value of each of the (x) total Proved Reserves, and (y) total Proved Reserves classified as “proved developed producing,” respectively evaluated in such Reserve Report and (vii) after giving effect to the grant of any Lien on the Borrower’s and the Guarantors’ Oil and Gas Properties pursuant to Section 8.14(a) hereof in connection with the redetermination of the Borrowing Base using such Reserve Report, the Mortgaged Properties constitute substantially all, but in no event less than ninety-five percent (95%), of the Borrower’s and the Guarantors’ total Proved Reserves and total Proved Reserves classified as “proved developed producing.”

Section 8.13 Title Information.

(a) On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a), the Borrower will deliver title information (including title reports, title opinions and other title information) in form and substance acceptable to the Administrative Agent (or such information will have been made available in a manner reasonably acceptable to the Administrative Agent) covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered or made available to the Administrative Agent, satisfactory title information on at least eighty-five percent (85%) of the total PV-10 of each of the (i) total Proved Reserves, and (ii) total Proved Reserves classified as “proved developed producing”, as each is evaluated by such Reserve Report.

(b) If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within sixty (60) days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties that cause the Borrower not to have good and defensible title to such Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Liens permitted under Section 9.03 having an equivalent value or (iii) deliver title information in form and substance acceptable to the Administrative Agent or make available such information in a manner reasonably acceptable to the Administrative Agent) so that the Administrative Agent shall have received, together with title information previously delivered or made available to the Administrative Agent, satisfactory title information on at least eighty-five percent (85%) of the total PV-10 of each of the (i) total Proved Reserves, and (ii) total Proved Reserves classified as “proved developed producing”, as each is evaluated by such Reserve Report.

(c) If the Borrower is unable to cure any such title defect requested by the Administrative Agent or the Lenders to be cured within the sixty (60) day period or the Borrower does not comply with the requirements to provide acceptable title information covering at least eighty-five percent (85%) of the total PV-10 of each of the (i) total Proved Reserves, and (ii) total Proved Reserves classified as “proved developed producing,” as each is evaluated by such Reserve Report, such failure shall not be a Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent is not reasonably satisfied with title to any Mortgaged Property after the sixty (60) day period has elapsed, such unacceptable Mortgaged Property shall not count towards the eighty-five percent (85%) requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Administrative Agent to cause the Borrower to be in compliance with the requirement to provide acceptable title information on at least eighty-five percent (85%) of the total PV-10 of each of the (i) total Proved Reserves, and (ii) total Proved Reserves classified as “proved developed producing,” as each is evaluated by such Reserve Report.

Section 8.14 Additional Collateral; Additional Guarantors.

(a) In connection with each Scheduled Redetermination of the Borrowing Base and any redetermination of the Borrowing Base in connection with an acquisition or Disposition of Property permitted hereunder, the Borrower shall review its and the Guarantors’ Oil and Gas Properties to ascertain whether such Oil and Gas Properties are Mortgaged Properties. In the event that the Mortgaged Properties do not represent substantially all, but in no event less than ninety-five percent (95%), of its and the Guarantors’ (i) total Proved Reserves, and (ii) total Proved Reserves classified as “proved developed producing,” then the Borrower shall, and shall cause the Guarantors to, grant, within forty-five (45) days of delivery of the certificate required under Section 8.12(c) (or such later date not to exceed forty-five (45) additional days as the Administrative Agent may agree in its sole discretion), to the Administrative Agent as security for the Obligations a first-priority Lien interest subject only to Liens permitted by Section 9.03 on such Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will constitute substantially all, but in no event less than ninety-five percent (95%) of each of the Borrower’s and the Guarantors’ (i) total Proved Reserves, and (ii) total Proved Reserves classified as “proved developed producing.” If any Mortgaged Property includes a structure with two or more walls that is located in a special flood hazard zone, the Obligors shall deliver evidence that the flood insurance requirements have been satisfied to the Administrative Agent contemporaneously with delivery of the Security Instruments, and the Administrative Agent shall be satisfied that flood insurance requirements have been satisfied. In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b). All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, mortgages, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.

(b) The Borrower shall, or shall cause the Guarantors to, within five (5) Business Days of the formation or acquisition or similar event of any new Subsidiary, or such later date as the Administrative Agent may agree in its sole discretion, to, (i) execute and deliver a supplement to the Guaranty Agreement executed by such Subsidiary, (ii) pledge all of the Equity Interests of such Subsidiary (including, without limitation, delivery of original stock certificates evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof, if applicable) and (iii) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(c) Each of the Obligors shall cause all Obligations of the Obligors under the Loan Documents and under any interest rate protection or other Swap Agreements or cash management arrangements entered into with any Lender, the Administrative Agent or any person that at the time such arrangements were entered into was an Affiliate of a Lender or the Administrative Agent that are intended to be secured on an equal and ratable basis with the obligations under the Loan Documents will be unconditionally guaranteed jointly and severally on a pari passu basis with the other Obligations by the Obligors.

Section 8.15 ERISA Compliance. Each of Parent Guarantor and the Borrower will promptly furnish and will cause the Subsidiaries to promptly furnish to the Administrative Agent (a) promptly after a reasonable written request therefor by the Administrative Agent, a copy of each annual report and other report with respect to each Plan or any trust created thereunder most recently filed with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, and (b) promptly upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan.

Section 8.16 Marketing Activities. Each of Parent Guarantor and the Borrower will not, and will not permit any of its Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Subsidiaries that any Obligor or any Subsidiary has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (c) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Section 8.17 [Reserved].

Section 8.18 Deposit and Securities Accounts. Each of the Obligors and each of their respective Subsidiaries shall, within thirty (30) days after the Effective Date, maintain all of their deposit and securities accounts (other than Excluded Accounts), and maintain all cash management accounts, with the Administrative Agent or, subject to the Administrative Agent’s prior written consent, with another Lender that has entered into an Account Control Agreement with the Administrative Agent and the Borrower or such Subsidiary, as applicable, in form and substance reasonably satisfactory to the Administrative Agent, granting control of such account to the Administrative Agent. The Parent Guarantor and Borrower shall, and shall cause their respective Subsidiaries to (a) provide the Administrative Agent with written notice upon establishing any deposit or securities account (other than an Excluded Account), which such notice shall automatically be deemed to amend Schedule 7.22 to reflect the same, and (b) take all actions necessary to establish the Administrative Agent’s control of each such account (other than Excluded Accounts). The Borrower and the Subsidiary Guarantors shall be the only account holders of each deposit or securities account and shall not allow any other Person (other than the Administrative Agent or the applicable depositary institution) to have control over any deposit or securities account or any Property deposited therein. Except as expressly set forth in clause (a) above, all securities, cash, Cash Equivalents and cash proceeds of collateral of the Parent Guarantor, Borrower, each Guarantor and their respective Subsidiaries shall at all times be deposited into the Controlled Proceeds Accounts. After the occurrence and during the continuance of an Event of Default, the Administrative Agent may give instructions directing the disposition of funds credited to any such deposit account or securities account and/or withhold any withdrawal rights from the Borrower or any Obligor with respect to funds credited to any deposit account or securities account. When all of the General Unsecured Claims have been paid or settled, the General Unsecured Claims Account shall be either closed and any remaining proceeds deposited in a Controlled Proceeds Account, or the General Unsecured Claims Account shall cease to be an Excluded Account and become a Controlled Proceeds Account. When all of the professional fees have been paid in accordance with the Plan of Reorganization, the Professional Fee Escrow Account shall be either closed and any remaining proceeds deposited in a Controlled Proceeds Account, or the Professional Fee Escrow Account shall cease to be an Excluded Account and become a Controlled Proceeds Account.

Section 8.19 Initial Swap Agreements. Within ninety (90) days after the Effective Date (or such later date not to exceed thirty (30) additional days as the Administrative Agent may agree in its sole discretion), Borrower shall enter into and maintain swap contracts at market rates covering oil production as follows: (i) 10,000 barrels per day for calendar year 2017, (ii) 8,000 barrels per day for calendar year 2018, (iii) 7,000 barrels per day for calendar year 2019 and such Swap Agreements shall be set forth on Schedule 8.19 (the “Initial Swap Agreements”) and such schedule delivered to the Administrative Agent not later than the date that is ninety (90) days after the Effective Date (or such later date as the Administrative Agent may agree to in its sole discretion).

ARTICLE IX

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other Obligations payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each of Parent Guarantor and the Borrower covenants and agrees with the Lenders that:

Section 9.01 Financial Covenants.

(a) Leverage Ratio. Parent Guarantor and its Consolidated Subsidiaries, on a consolidated basis, will not, as of the last day of any fiscal quarter ending commencing with the first fiscal quarter of calendar year 2018, permit the Leverage Ratio to be greater than (i) 5.50 to 1.00 for any fiscal quarter ending during the period from and including January 1, 2018 through and including December 31, 2018; (ii) 4.50 to 1.00 for any fiscal quarter ending during the period from and including January 1, 2019 through and including December 31, 2019, and (iii) 4.00 to 1.00 for any fiscal quarter ending January 1, 2020 and thereafter.

(b) Reserve Coverage Ratio. During the period from and including the Effective Date to September 30, 2018, Parent Guarantor and its Consolidated Subsidiaries, on a consolidated basis, will not permit the Reserve Coverage Ratio as of the Effective Date and as of the delivery date of each Reserve Report to be less than 1.25 to 1.00.

Section 9.02 Debt. Each of the Parent Guarantor and the Borrower will not, and will not permit any Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a) the Obligations arising under the Loan Documents or any guaranty of or suretyship arrangement for the Obligations arising under the Loan Documents.

(b) purchase money Debt and Debt under Capital Leases not to exceed $12,500,000 in the aggregate at any time.

(c) Debt associated with performance bonds or surety obligations required by Governmental Requirements or third parties in connection with the operation of the Oil and Gas Properties (including, without limitation, letters of credit provided to support any such bond or surety obligations).

(d) endorsements of negotiable instruments for collection in the ordinary course of business.

(e) intercompany Debt between the Borrower and any Subsidiary Guarantor or between Subsidiary Guarantors to the extent permitted by Section 9.05(f); provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or one of its Wholly-Owned Subsidiaries that is a Subsidiary Guarantor (or, in the case of a pledge, to the Administrative Agent); and, provided, further, that any such Debt shall be subordinated to the Obligations on terms set forth in the Guaranty Agreement.

(f) to the extent constituting Debt, liabilities for tax and governmental assessments in the ordinary course of business that are not yet due.

(g) Junior Indebtedness and any Permitted Refinancing Debt in respect thereof.

(h) for the avoidance of doubt, in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business.

(i) accounts payable and accrued expenses or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business.

(j) Debt associated with worker’s compensation claims required by Governmental Requirements or by third parties in connection with the Oil and Gas Properties and otherwise in the ordinary course of business.

(k) any guarantee of any other Debt permitted to be incurred hereunder.

(l) Debt in respect of Secured Swap Agreements and Secured Cash Management Agreements.

(m) unsecured Debt in respect of Swap Agreements entered into in compliance with Section 9.18.

(n) to the extent constituting Debt, obligations on account of minimum volume commitments entered into in the ordinary course of business, including, without limitation, any such minimum volume commitments as entered into prior to the Effective Date.

(o) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds or in respect of cash management services provided by a bank or other financial institution, each in the ordinary course of business; provided that such Debt is extinguished within five (5) Business Days of incurrence.

(p) other Debt in an aggregate principal amount not to exceed $15,000,000 at any one time outstanding.

(q) Debt of the Borrower or any Obligor existing on the date hereof that is reflected in Schedule 9.02 and any Permitted Refinancing Debt in respect thereof.

Section 9.03 Liens. None of the Obligors will, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens securing the payment of any Obligations.

(b) Excepted Liens.

(c) Liens securing purchase money Debt and Capital Leases permitted by Section 9.02(b) but only on the Property that is the subject of such Debt together with any leases, accessions and improvements thereto, insurance thereon, and the proceeds of the foregoing.

(d) Liens on Property not included in the Borrowing Base that are not otherwise permitted by any other clause of this Section 9.03; provided that the aggregate principal or face amount of all Debt secured under this Section 9.03(d) shall not exceed $5,000,000 at any time

(e) [Reserved].

(f) Liens securing Debt permitted under Section 9.02(c) (to the extent subordinated to Liens established pursuant to this Agreement), Section 9.02(f), and Section 9.02(j).

(g) To the extent constituting Liens, any Investment permitted under Section 9.05.

Section 9.04 Restricted Payments.

(a) Each of Parent Guarantor and the Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its holders of Equity Interests or make any distribution of its Property to its Equity Interest holders; provided that, (i) any Obligor may make Restricted Payments to any other Obligor (other than Parent Guarantor), (ii) Borrower may make Restricted Payments to Parent Guarantor, or may pay on behalf of Parent Guarantor, ordinary course expenses of Parent Guarantor related to their respective activities permitted pursuant to Section 9.21 (including, without limitation, fees and expenses reasonably necessary for public company reporting, stock exchange compliance, board compensation and capital markets activities, including legal, accounting and tax advisory fees and expenses), (iii) so long as no Default, Event of Default or Borrowing Base Deficiency shall have occurred and be continuing or would result therefrom, following the date of the First Scheduled Borrowing Base Redetermination, Borrower may make Restricted Payments to Parent Guarantor, and Parent Guarantor may make pro rata to holders of its Equity Interests, Restricted Payments to its Equity Interest holders if at the time such Restricted Payments are declared or agreed, and at the time such Restricted Payments are paid or made, after giving effect to such payment (x) the Borrowing Base Utilization Percentage is less than or equal to 80% after giving effect to such Restricted Payments, (y) the pro forma Leverage Ratio is no greater than 2:50 to 1.00, and (z) the Borrower and its Consolidated Subsidiaries are in compliance with the financial covenants set forth in Section 9.01 immediately prior to and on a pro forma basis after giving effect to such Restricted Payments, (iv) the Parent Guarantor and Borrower may make Restricted Payments pursuant to and in accordance with stock option plans, other equity compensation plans or other benefit plans for management, employees or other individual service providers of the Obligors, which plans are consistent with those paid by competitors in the market, and have been approved by the Parent Guarantor’s or Borrower’s board of directors, to the extent such Restricted Payments are made in the ordinary course of business, and (v) the Borrower may declare and pay Restricted Payments with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock).

(b) So long as no Borrowing Base Deficiency, Default or Event of Default has occurred and is continuing or would result therefrom, the Parent Guarantor may make Restricted Payments to Redeem, acquire, retire or repurchase shares of Equity Interests of the Parent Guarantor held by any present or former officer, manager, consultant, director or employee (or their respective Affiliates, estates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributes or immediate family members) of the Parent Guarantor or any Subsidiary upon the death, disability, retirement or termination of employment of such Person or otherwise in accordance with any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreements or equity holders’ agreement; provided at the time such Restricted Payments are declared or agreed, and at the time such Restricted Payments are paid or made, after giving effect to such payment the Borrowing Base Utilization Percentage is less than or equal to 80% after giving effect to such Restricted Payments.

(c) Notwithstanding anything to the contrary contained in this Section 9.04, for any taxable period in which (i) an Obligor is treated as a “disregarded entity” for U.S. federal income tax purposes and/or is a member of a consolidated, combined, unitary, affiliated or similar tax group of which the Parent Guarantor is the common parent (a “Tax Group”) and (ii) and no Default or Event of Default shall have occurred or be continuing or result therefrom, such Obligor (excluding the Parent Guarantor, unless it shall be treated for any taxable period as a pass-through entity for U.S. federal income tax purposes) may declare or make distributions for such taxable period in an amount not to exceed the aggregate Tax liability of such Tax Group for the relevant taxable period; provided that the proceeds of such distributions will be used to pay the Tax liability of the Tax Group directly to the relevant Governmental Authority.

Section 9.05 Investments, Loans and Advances.

None of the Obligors will, nor will it permit any of its Subsidiaries to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a) accounts or notes receivable arising from the grant of trade credit in the ordinary course of business.

(b) cash and Cash Equivalents.

(c) to the extent in compliance with Section 8.14, Investments in property of the Obligors used in the ordinary course of business.

(d) [Reserved].

(e) [Reserved].

(f) Investments made by any Obligor in any other Obligor, except the Parent Guarantor.

(g) subject to the limits in Section 9.06, Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a “venture”) entered into by the Borrower or a Wholly-Owned Subsidiary Guarantor with others in the ordinary course of business; provided that (i) any such venture is engaged exclusively in oil and gas exploration, development, production, processing and related and ancillary activities, including transportation, (ii) the interest in such venture is acquired in the ordinary course of business and on fair and reasonable terms, and (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding $15,000,000.

(h) loans or advances to employees, officers or directors in the ordinary course of business of the Borrower, in each case only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), but in any event not to exceed $500,000 in the aggregate at any time.

(i) to the extent in compliance with Section 8.14, Investments in Core Acquisitions and Investments.

(j) [Reserved].

(k) other Investments not to exceed $15,000,000 in the aggregate at any time.

(l) [Reserved].

(m) Investments pursuant to Swap Agreements otherwise permitted under this Agreement.

(n) Investments by the Borrower and its Subsidiaries that are (i) customary in the oil and gas exploration and production business, (ii) made in the ordinary course of the Borrower’s or such Subsidiary’s business, and (iii) made in the form of operating agreements, rights of first refusal, purchase options or similar rights granted pursuant to joint operating agreements and other similar agreements that a reasonable and prudent oil and gas industry owner or operator would find acceptable.

(o) Investments existing on the Effective Date which are disclosed to the Lenders on Schedule 9.05.

(p) to the extent constituting an Investment, transactions permitted under Section 9.02(e), Section 9.06 and Section 9.12.

(q) advances to suppliers or contractors that are not Affiliates in the ordinary course of business in accordance with contracts or agreements customary in the oil and gas industry for oil and gas development activities.

(r) Investments (i) the consideration for which consists solely of common Equity Interests of the Parent Guarantor (or any direct or indirect parent company of the Parent Guarantor) or warrants, options or other rights to purchase or acquire common Equity Interests of the Parent Guarantor (or any direct or indirect parent company of the Parent Guarantor) or (ii) with up to 100% of the Net Proceeds of an offering of common Equity Interests by the Parent Guarantor (or any direct or indirect parent company of the Parent Guarantor) in each case in any Person to the extent not resulting in a Change in Control.

Section 9.06 Fundamental Changes; Nature of Business; International Operations. None of the Obligors will, nor will it permit any of its Subsidiaries to, unless, in the case of clause (b) or (c), (x) it provides five (5) Business Days’ prior written notice to the Administrative Agent (or such shorter period as the Administrative Agent may agree to in its sole discretion), and (y) such transaction would not reasonably be expected to result in tax or other consequences that could be material and adverse to the interests of the Lenders or that could reasonably be expected to result in a Material Adverse Effect, (a) allow any material change to be made in the character of its business as an independent oil and gas exploration and production company and activities reasonably incidental or related thereto, (b) change its organizational form, (c) enter into any transaction which has the effect of changing Obligors or any of their respective Subsidiaries’ organizational form, (d) liquidate or dissolve, (e) form or acquire any Domestic Subsidiaries, except Wholly Owned Subsidiaries (unless such Subsidiary becomes a Guarantor or is an Investment permitted by Section 9.05(g)) in compliance with Section 8.14, (f) acquire or make any expenditure (whether such expenditure is capital, Debt, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States of America, or (g) form or acquire any Foreign Subsidiaries.

Section 9.07 Limitation on Leases. None of the Obligors will, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases, leases of Hydrocarbon Interests and leases of drilling rigs), under leases or lease agreements which would cause the aggregate amount of all payments made by Parent Guarantor, the Borrower and the Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $5,000,000 in any period of twelve consecutive calendar months during the life of such leases.

Section 9.08 Proceeds of Loans. Each of Parent Guarantor and the Borrower will not permit the proceeds of the Loans or Letters of Credit to be used for any purpose other than those permitted by Section 7.21. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which could cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Exchange Act or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be. The Borrower will not request any Borrowing or Letter of Credit, and each of Parent Guarantor and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees, Affiliates and agents shall not use, directly or indirectly, the proceeds of any Borrowing or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, other Affiliate, joint venture partner or other Person, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or AML Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or involving any goods originating in or with a Sanctioned Person or Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions by any Person (including any Person participating in the transactions contemplated hereunder, whether as underwriter, advisor lender, investor or otherwise).

Section 9.09 Redemption or Repayment of Funded Debt. The Obligors will not, and will not permit any Subsidiary to:

(a) call, make or offer to make any optional Redemption of or otherwise optionally Redeem whether in whole or in part or repay any Funded Debt issued under Section 9.02(g), except with the proceeds of a Permitted Refinancing Debt; or

(b) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of any notes evidencing, or any indenture, agreement, instrument, certificate or other document relating to, any Funded Debt incurred under Section 9.02(g) if:

(i) the effect of such amendment, modification or waiver is to shorten the final maturity to a date that is earlier than the date that is 91 days after the Maturity Date, or increase the amount of any payment of principal thereof or increase the rate or shorten any period for payment of interest thereon or modify the method of calculating the interest rate,

(ii) such action adds, amends, changes or otherwise modifies covenants, events of default or other agreements to the extent such covenants, events of default or other agreements are more restrictive taken as a whole or financial covenants are more restrictive than those contained in this Agreement, or

(iii) such action creates a security interest or adds collateral in favor of the holder.

Section 9.10 Sale or Discount of Receivables. Except for receivables obtained by Parent Guarantor, any Obligor or any Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, none of the Obligors will, nor will it permit any of its Subsidiaries to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.11 Mergers, Sales, Dispositions. None of the Obligors will, nor will it permit any of its Subsidiaries to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; provided that, so long as no Default or Event of Default has occurred and is then continuing, any Wholly-Owned Subsidiary Guarantor may participate in a consolidation with the Borrower (provided that the Borrower shall be the survivor) or any other Wholly-Owned Subsidiary Guarantor and provided, further, that any Subsidiary may liquidate or dissolve as long as the assets thereof are received by Borrower or a Subsidiary Guarantor that is a wholly owned Subsidiary of the Borrower.

Section 9.12 Sale of Properties. None of the Obligors will, nor will it permit any of its Subsidiaries to, sell, assign, farm-out, convey or otherwise transfer any Property except for the following “Permitted Dispositions”: (a) the sale of Hydrocarbons or geological or seismic data in the ordinary course of business; (b) farmouts of undeveloped acreage in the ordinary course of business and assignments in connection with such farmouts or the abandonment, farmout, exchange or disposition of Oil and Gas Properties not containing Proved Reserves; (c) the sale or transfer of equipment that is obsolete or no longer necessary for the business of the Borrower or such Subsidiary or is replaced by or exchanged for equipment of at least comparable value and use; (d) the sale or other disposition (including Casualty Events) of any Oil and Gas Property or any interest therein or any Subsidiary owning Oil and Gas Properties; provided that except with respect to transfers of property subject to a Casualty Event, (i) (A) with respect to transfers of property prior to the First Scheduled Borrowing Base Redetermination, one hundred percent (100%) and (B) with respect to transfers of property after the First Scheduled Borrowing Base Redetermination, eighty percent (80%), of the consideration received in respect of such sale or other disposition shall be cash (it being agreed and understood that assumed liabilities, to the extent not incurred in connection with such disposition and permitted by the Loan Documents, shall constitute cash for such purpose), (ii) the consideration received in respect of such sale or other disposition shall be equal to or greater than the Fair Market Value of the Oil and Gas Property, the interest therein or Subsidiary subject of such sale or other disposition (as reasonably determined by the board of directors (or equivalent body) of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect), (iii) if the Borrowing Base value attributed by the Administrative Agent to such Oil and Gas Property or Subsidiary owning such Oil and Gas Properties when combined with (1) the Borrowing Base value as determined by the Administrative Agent attributed to the Oil and Gas Properties or Subsidiaries owning Oil and Gas Properties sold or otherwise disposed of between, as applicable, either the Effective Date and the date of the First Scheduled Borrowing Base Redetermination, or between scheduled redeterminations, and (2) the Borrowing Base value attributable by the Administrative Agent to the Liquidated portion of Swap Agreements Liquidated between, as applicable, either the Effective Date and the date of the First Scheduled Borrowing Base Redetermination, or between scheduled redeterminations, is in excess of five percent (5%) of the Borrowing Base as then in effect at the time of such sale or disposition or Liquidation (as determined by the Administrative Agent in its reasonable discretion), then the Borrowing Base shall be reduced, effective immediately upon such sale or disposition or Liquidation, in accordance with Section 2.07(e), and (iv) if any such sale or other disposition is of a Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests of such Subsidiary; (e) sales and other dispositions of Properties not regulated by Section 9.12(a) to (d) having a Fair Market Value not to exceed $5,000,000 during any 12-month period; (f) transfers of Properties between Obligors (other than Parent Guarantor) so long as such Properties continue to constitute Collateral if they were Collateral before such transfer and any perfection requirements with respect to such Collateral have been complied with; (g) asset swaps as are customary in the oil and gas industry if (x) there is no Borrowing Base value attributable by the Administrative Agent to such swapped assets or (y) the Borrowing Base value attributable by the Administrative Agent in its reasonable discretion to such swapped assets is less than five percent (5%) of the Borrowing Base as then in effect at the time of such asset swap, or (z) the Borrowing Base value attributable by the Administrative Agent to such swapped assets is equal to or in excess of five percent (5%) of the Borrowing Base then in effect at the time of such asset swap (as determined by the Administrative Agent in its reasonable discretion), then the Borrowing Base shall be re-determined, effective immediately upon such swap or exchange, by an amount equal to such Borrowing Base value attributed to such Property as offset by the Borrowing Base value attributed to the assets so acquired, as determined by the vote of the Required Lenders; and (h) disposition of Property to the Borrower or any Subsidiary Guarantor. For the avoidance of doubt, any redetermination that potentially results in an increase to the Borrowing Base shall require the vote of all the Lenders.

Section 9.13 Deposit Accounts; Account Control Agreements.

(a) Neither the Parent Guarantor, the Borrower nor any of their respective Subsidiaries shall establish or maintain any cash or securities deposit account without providing prior written notice to the Administrative Agent and shall not open any new cash or securities deposit account unless and until all actions necessary to establish the Administrative Agent’s control and perfected security interest in each such account that is not an Excluded Deposit Account. One or more of the Borrower and the Subsidiary Guarantors shall be the sole account holders of each deposit account and shall not allow any other Person (other than the Administrative Agent) to have control over a Controlled Proceeds Account or any Property deposited therein.

(b) None of the Parent Guarantor and the Borrower and each of their respective Subsidiaries will maintain any securities, Cash Equivalents, cash and all cash proceeds of Collateral in any account except in the Controlled Proceeds Accounts, and neither the Borrower nor any other Obligor will transfer funds from such Controlled Proceeds Accounts to any account of the Borrower, any Guarantor, or any Subsidiary or Affiliate of any Obligor, that is not subject to an Account Control Agreement and a perfected security interest in favor of the Administrative Agent; provided, however, that cash in an amount not exceeding $250,000 may be deposited into Excluded Accounts.

Section 9.14 Transactions with Affiliates. None of the Obligors will, nor will it permit any Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than transactions between the Borrower and any Wholly-Owned Subsidiary Guarantor and transactions between Wholly-Owned Subsidiary Guarantors) except (i) such transactions as are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate and (ii) any Restricted Payment permitted by Section 9.04.

Section 9.15 Subsidiaries. None of the Obligors will, nor will it permit any of its Subsidiaries to, create or acquire any additional Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition within ten (10) Business Days of such creation or acquisition (or such later date as the Administrative Agent may agree in its sole discretion) and complies with Section 8.14(b). Each of Parent Guarantor and the Borrower shall not, and shall not permit any Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section 9.12(d). None of Parent Guarantor, the Borrower and any Subsidiary shall have any Foreign Subsidiaries and each Subsidiary shall be a Wholly-Owned Subsidiary.

Section 9.16 Negative Pledge Agreements; Dividend Restrictions. None of the Obligors will, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, the Security Instruments, purchase money and Capital Leases creating Liens permitted by Section 9.03(c) and the documentation for any other Debt permitted under Section 9.02 or Liens permitted under Section 9.03) which in any way prohibits or restricts (i) the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders, (ii) any Subsidiary from paying dividends or making any other distributions in respect of its Equity Interests to Parent Guarantor, the Borrower or any other Subsidiary, (iii) any Subsidiary from making loans or advances, or transferring any Property, to Parent Guarantor, the Borrower or any other Subsidiary, or which requires the consent of other Persons in connection therewith, or (iv) any Guarantor from guaranteeing the Obligations.

Section 9.17 Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower will not, and will not permit any Subsidiary to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of any Obligor or any Subsidiary that would require the Borrower or such Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed two percent (2%) of the aggregate volumes of Hydrocarbons (on an Mcf equivalent basis) anticipated to be produced from the Borrower’s and the Guarantors’ Proved Reserves classified as “proved developed producing” listed in the most recent Reserve Report.

Section 9.18 Swap Agreements.

(a) Obligors shall not enter into Swap Agreements with any counterparty that is not an Approved Counterparty.

(b) Obligors shall not create off-setting positions and shall not Liquidate or replace the Initial Swap Agreements without Required Lender Consent; provided, that from and after the date of the First Scheduled Borrowing Base Redetermination, the Liquidation or replacement of Swap Agreements other than the Initial Swap Agreements will be permitted; provided further, that, if net proceeds from the Liquidation when aggregated with proceeds of the asset dispositions pursuant to clause (i) above exceed five percent (5%) of the then current Borrowing Base, there shall be an immediate Borrowing Base redetermination, and if a Borrowing Base Deficiency exists as a result of such Liquidation, the proceeds of such Liquidation shall be used make a prepayment pursuant to Section 3.04 (c)(iii).

(c) Each Obligor will not, and will not permit any Subsidiary to, enter into any Swap Agreements with any Person other than (a) (i) Swap Agreements in respect of commodities (ii) with an Approved Counterparty, (iii) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than put or floor options as to which an upfront premium has been paid or basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, ninety percent (90%) of the reasonably anticipated projected production from proved, developed, producing Oil and Gas Properties determined by reference to the Initial Reserve Report or thereafter the Reserve Report most recently delivered pursuant to Section 8.12 (the “Ongoing Swaps”) for each month during the period during which such Swap Agreement is in effect for each of crude oil and natural gas, calculated separately, and (iv) the tenor of which is not more than 60 months from the date such Swap Agreement is entered into; provided, that the Borrower may purchase puts the notional volumes for which exceed the foregoing percentage limitations (but which do not exceed one hundred percent (100%) of the reasonably anticipated projected production from proved, developed producing Oil and Gas Properties for the relevant calendar year)]; provided, further, that the Borrower may update any such forecast by providing the Administrative Agent a statement delivered by an Approved Petroleum Engineer and any additional information reasonably requested by the Administrative Agent that is, in each case, reasonably satisfactory to the Administrative Agent (and shall include new reasonably anticipated Hydrocarbon production from new wells or other production improvements and any dispositions, well shut-ins and other reductions of, or decreases to, production); and (b) Swap Agreements in respect of interest rates with an Approved Counterparty effectively converting interest rates from (y) floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed, as of the date such Swap Agreement is entered into, 75% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate or (z) fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed, as of the date such Swap Agreement is entered into, 50% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a fixed rate. In no event shall any Swap Agreement contain any requirement, agreement or covenant for any Obligor or any Subsidiary to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures; provided, however, that the foregoing shall not prohibit or be deemed to prohibit the Secured Swap Obligations from being secured by the Security Instruments.

Section 9.19 Material Agreements; Borrower Governance Documents. Each of Obligors and their respective Subsidiaries will not amend, amend and restate, supplement or otherwise modify (i) any agreement for Material Indebtedness, (ii) its Organizational Documents if the effect thereof would be materially adverse to the Lenders; provided that the Obligors shall promptly furnish to the Administrative Agent a copy of any amendment, supplement or modification to such documents.

Section 9.20 Sale and Leaseback Transaction. The Borrower will not enter into any Sale and Leaseback Transactions.

Section 9.21 Passive Status of Parent Guarantor. Notwithstanding anything to the contrary contained herein or in any other Loan Document, Parent Guarantor shall not engage in any operating or business activities other than its ownership of the Borrower and shall not directly hold Equity Interests of any Subsidiary except the Borrower; provided that the following and activities incidental thereto shall be permitted in any event: (a) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (b) the performance of its obligations with respect to the Loan Documents, (c) payment of Taxes, (d) providing indemnification to officers, managers and directors, (e) making Restricted Payments to holders of its Equity Interests to the extent permitted by Section 9.04, and (f) any other activities incidental to the foregoing.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01 Events of Default. Each of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days.

(c) any representation or warranty made or deemed made by or on behalf of any Obligor in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall have been incorrect in any material respect when made or deemed made.

(d) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01, Section 8.02(a), Section 8.03(a) (with respect to the legal existence of the Borrower or any Guarantor), Section 8.09 (with respect to Anti-Corruption law, AML laws, and Sanctions), Section 8.14, Section 8.18, Section 8.19 or in Article IX.

(e) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a) to (d) and (f) to (m)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) a Responsible Officer of the Borrower or such Guarantor otherwise becoming aware of such Default.

(f) any Obligor shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable following the expiration of any applicable grace or cure period therefor.

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require any Obligor to make an offer in respect thereof, in each case, following the expiration of any applicable grace or cure period therefor.

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Obligor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(i) any Obligor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or the holders of Equity Interests of any Obligor shall make any request or take any action for the purpose of calling a meeting of members, the board of directors, board of managers or other appropriate governing body of the Borrower or such Guarantor to consider a resolution to dissolve and wind-up the Borrower’s or such Guarantor’s affairs.

(j) any Obligor shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k) (i) one or more judgments (other than in connection with litigation disclosed in Schedule 7.05), for the payment of money in an aggregate amount in excess of $10,000,000 (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against the Borrower, any Guarantor or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to enforce any such judgment.

(l) (i) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by any of them, or any Obligor or any of their respective Affiliates shall so state in writing or (ii) the Loan Documents after delivery thereof shall for any reason cease to create a valid and perfected Lien of the priority required thereby on any material portion of the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or any Obligor or any of their Affiliates shall so state in writing.

(m) a Change in Control shall occur.

(n) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect.

Section 10.02 Remedies.

(a) In the case of an Event of Default other than one described in Section 10.01(h) or Section 10.01(i), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h) or Section 10.01(i), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Obligors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b) In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c) All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Loans or the Notes, whether by acceleration or otherwise, shall be applied:

(i) first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii) second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Lenders and the Issuing Bank;

(iii) third, pro rata to payment of accrued interest on the Loans and LC Disbursements;

(iv) fourth, pro rata to payment of (A) principal outstanding on the Loans, (B) reimbursement obligations in respect of Letters of Credit pursuant to Section 2.08(e) (and cash collateralization of LC Exposure hereunder), (C) Secured Swap Obligations owing to Secured Swap Parties and (D) Secured Cash Management Obligations owing to Secured Cash Management Providers;

(v) fifth, pro rata to any other Obligations; and

(vi) sixth, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement;

provided that, for the avoidance of doubt, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from the Borrower and any other Guarantors to preserve the allocation to Obligations otherwise set forth above in this Section 10.02(c).

(d) Credit Bidding. Each of the Borrower and the other Obligors, and the Lenders hereby irrevocably authorize (and by entering into a Swap Agreement, each Approved Counterparty shall be deemed to authorize) the Administrative Agent, based upon the instruction of the Majority Lenders, to Credit Bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (and the Borrower and each other Obligor and their respective Subsidiaries shall approve the Administrative Agent as a qualified bidder and such Credit Bid as a qualified bid) at any sale thereof conducted by the Administrative Agent, based upon the instruction of the Majority Lenders, under any provisions of the Uniform Commercial Code, as part of any sale or investor solicitation process conducted by the Borrower or any other Obligor or their respective Subsidiaries, any interim receiver, manager, receiver and manager, administrative receiver, trustee, agent or other Person pursuant or under any insolvency laws; provided, however, that (a) the Majority Lenders may not direct the Administrative Agent in any manner that does not treat each of the Lenders equally, without preference or discrimination, in respect of consideration received as a result of the Credit Bid, (b) the acquisition documents shall be commercially reasonable and contain customary protections for minority holders, such as, among other things, anti-dilution and tag-along rights, (c) the exchanged debt or equity securities must be freely transferable, without restriction (subject to applicable securities laws) and (d) reasonable efforts shall be made to structure the acquisition in a manner that causes the governance documents pertaining thereto to not impose any obligations or liabilities upon the Lenders individually (such as indemnification obligations).

ARTICLE XI

THE ADMINISTRATIVE AGENT

Section 11.01 Appointment; Powers. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Other than Section 11.06, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any Guarantor shall have rights as a third party beneficiary of any of such provisions.

Section 11.02 Duties and Obligations of Administrative Agent. The Administrative Agent and the Issuing Bank shall have no duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither the Administrative Agent nor the Issuing Bank shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) neither the Administrative Agent nor the Issuing Bank shall have any duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, neither the Administrative Agent nor the Issuing Bank shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or as Issuing Bank or any of their Affiliates in any capacity. Neither the Administrative Agent nor the Issuing Bank shall be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent and the Issuing Bank by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Issuing Bank or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent and the Issuing Bank shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

Section 11.03 Action by Administrative Agent. Neither the Administrative Agent nor the Issuing Bank shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Issuing Bank is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent and the Issuing Bank shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders, the Required Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent and the Issuing Bank shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the

Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent or the Issuing Bank be required to take any action which exposes the Administrative Agent or the Issuing Bank to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. The Administrative Agent and the Issuing Bank shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders, the Required Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent and the Issuing Bank shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04 Reliance. The Administrative Agent and the Issuing Bank shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent and the Issuing Bank also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and the Issuing Bank hereby waive the right to dispute the Administrative Agent’s or the Issuing Bank record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent or the Issuing Bank, as the case may be. The Administrative Agent and the Issuing Bank may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05 Subagents. The Administrative Agent and the Issuing Bank may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and the Issuing Bank and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative or the Issuing Bank and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06 Resignation of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, with, so long as no Event of Default has occurred and is continuing, the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), to appoint a successor which shall be a Person who is legally able to comply with Section 5.03(g). If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in Houston, Texas, or an Affiliate of any such bank, and that is legally able to comply with Section 5.03(g). Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 11.07 Administrative Agent and Issuing Bank as Lender. The bank serving as the Administrative Agent or Issuing Bank hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Issuing Bank, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Obligor or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent or the Issuing Bank hereunder.

Section 11.08 No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or the Issuing Bank or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. Neither the Administrative Agent nor the Issuing Bank shall be required to keep itself informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Issuing Bank shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of the Administrative Agent or the Issuing Bank or any of their Affiliates. In this regard, each Lender acknowledges that Baker & McKenzie LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting the provisions of Section 5.03(a) or Section 5.03(c), each Lender and the Issuing Bank shall, and does hereby, indemnify the Administrative Agent, and shall make payable in respect thereof within ten (10) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender or the Issuing Bank by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Bank under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 11.10. The agreements in this Section 11.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 11.11 Authority of Administrative Agent to Release Collateral and Liens. Each Lender (on behalf of itself and on behalf of any Affiliate that is a Secured Swap Party) or a Secured Cash Management Provider and the Issuing Bank hereby authorizes the Administrative Agent to release (a) all of the Collateral at the time set forth in Section 12.22, (b) any Collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents and (c) any Guarantor from the Guaranty Agreement pursuant to the terms hereof and thereof. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with the release of any such Collateral or Guarantor.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01 (b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic communication, as follows:

(i)	if to Parent Guarantor or the Borrower, to it at:

Berry Petroleum Company,

LLC 5201 Truxtun Ave., Suite 100

Bakersfield, California 93309

Attention: Steven B. Wilson

Email address: SBW@bry.com

With a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP

Fulbright Tower

1301 McKinney

Suite 5100

Houston, Texas 77010-3095

Attention: William R. Greendyke, Esq.

Facsimile: (713) 651-5246

Email: william.greendyke@nortonrosefulbright.com

and

Norton Rose Fulbright US LLP

Fulbright Tower

1301 McKinney

Suite 5100

Houston, Texas 77010-3095

Attention: John G. Mauel, Esq.

Facsimile: (713) 651-5246

Email: john.mauel@nortonrosefulbright.com

(ii)	if to the Administrative Agent or the Issuing Bank, to it at:

Wells Fargo Bank, National Association

1000 Louisiana Street, 9th Floor

Houston, Texas 77002

Attention: Patrick Fults

Facsimile: (713) 319-1925

Email: Patrick.j.fults@wellsfargo.com

with a copy to the Administrative Agent at:

Wells Fargo Bank, National Association

MAC D1109-019

1525 West W. T. Harris Blvd.

Charlotte, NC 28262

Attention: Syndication Agency Services

Facsimile: (704) 590-3481

With a copy (which shall not constitute notice) to:

Baker & McKenzie LLP

452 Fifth Avenue

New York, New York 10018

Attention: James Donnell, Esq.

Facsimile: (212) 310-1675

Email: james.donnell@bakermckenzie.com

and

Baker & McKenzie LLP

300 East Randolph Street

Chicago, Illinois 60601

Attention: Garry W. Jaunal, Esq.

Facsimile: (312) 698-2829

Email: garry.jaunal@bakermckenzie.com

(iii)	if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent, Parent Guarantor or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address, telecopy number or email address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02 Waivers; Amendments.

(a) No failure on the part of the Administrative Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege (including the right to make a Scheduled Redetermination), or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof nor any other Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment or the Maximum Credit Amount of any Lender without the written consent of such Lender, (ii) increase the Borrowing Base without the written consent of each Lender, decrease or maintain the Borrowing Base without the consent of the Required Lenders and the Administrative Agent, or modify Section 2.07 in any manner without the consent of each Lender (other than any Defaulting Lender); provided that a Scheduled Redetermination may be postponed or delayed by the Required Lenders, (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (except in connection with any amendment or waiver of the applicability of any post-default increase in interest rates, which shall be effective with the consent of the Majority Lenders), or reduce any fees payable hereunder, or reduce any other Obligations hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender affected thereby, (v) change Section 2.06, Section 4.01(b), Section 4.01(c) or any other term or condition hereof in a manner that would alter the pro rata reduction of commitments or the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) waive or amend Section 10.02(c) or Section 12.14 or change the definition of the terms “Domestic Subsidiary”, “Foreign Subsidiary”, “Subsidiary” or “Subsidiary Guarantor”, without the written consent of each Lender; provided that any waiver or amendment of Section 12.14, this proviso in this Section 12.02(b)(vi), Section 12.02(b)(vii) or Section 12.02(b)(ix), shall also require the written consent of each Secured Swap Party and each Secured Cash Management Provider, (vii) modify the terms of Section 10.02(c) without the written consent of each Lender, Secured Swap Party and Secured Cash Management Provider adversely affected thereby, or amend or otherwise change the definition of “Secured Swap Agreement,” “Secured Swap Obligations” or “Secured Swap Party,” without the written consent of each Secured Swap Party adversely affected thereby or the definition of “Secured Cash Management Agreement,” “Secured Cash Management Obligations” or “Secured Cash Management Provider,” without the written consent of each Secured Cash Management Provider adversely affected thereby), (viii) release any Guarantor

(except as set forth in this Agreement and the Guaranty Agreement) or release all or substantially all of the Collateral, except as provided in Section 11.11, without the written consent of each Lender, (ix) amend or otherwise modify any Security Instrument in a manner that results in the Secured Swap Obligations or the Secured Cash Management Obligations secured by such Security Instrument no longer being secured thereby on an equal and ratable basis with the principal of the Loans without the written consent of each Secured Swap Party and each Secured Cash Management Provider adversely affected thereby; or (x) change any of the provisions of this Section 12.02(b) or the definitions of “Borrowing Base”, “Majority Lenders” or “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be. Notwithstanding the foregoing, (A) any supplement to Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders, (B) any Security Instrument may be supplemented to add additional collateral or join additional Persons as Guarantors with the consent of the Administrative Agent, and (C) the Borrower and the Administrative Agent may amend this Agreement or any other Loan Document without the consent of the Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document. For purposes of determining compliance with the Conditions to Effective Date set forth in Section 6.01, each Lender that has executed and delivered the Loan Documents shall be deemed to have consented to, approved or accepted or to be satisfied with, each Loan Document or other document or matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

(c) Notwithstanding any other provision in this Agreement to the contrary, the Administrative Agent is authorized on the Effective Date to waive delivery of any Security Instrument and perfection of any Liens contemplated thereunder, as set forth in Section 6.01(c), Section 6.01(d) or Section 6.01(l) (but only to the extent such opinions relate to any Security Interests, mortgages or perfection), to a date not later than thirty (30) days after the Effective Date, or such later date as determined in the Administrative Agent’s sole discretion.

(d) Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, this Agreement may not be amended, restated, amended and restated, supplemented, changed or otherwise modified or renewed if the effect of such change would be to (i) increase the Commitment or Maximum Credit Amount, or (ii) extend the Maturity Date, until flood insurance diligence and compliance is reasonably satisfactory to all Lenders.

Section 12.03 Expenses, Indemnity; Damage Waiver.

(a) The Borrower or the Obligors shall jointly and severally pay (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of outside counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, in connection with the syndication of the credit facilities provided for herein, the due diligence

(including third party expenses of financial and other advisors and consultants and counsel), preparation, negotiation, execution, delivery and administration amendment, modification, waiver, Enforcement Action (including without limitation the reasonable and documented legal fees of counsel to the Administrative Agent and each Lender, and, if necessary, one local counsel in each relevant jurisdiction and financial and other advisors and consultants both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by the Administrative Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank, any Lender, any Secured Swap Party or any Secured Cash Management Provider, including, without limitation, the fees, charges and disbursements of outside counsel, financial advisors or consultants for the Administrative Agent, the Issuing Bank, any Lender, any Secured Swap Party or any Secured Cash Management Provider, in connection with any Enforcement Action or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) THE BORROWER AND EACH OTHER OBLIGOR JOINTLY AND SEVERALLY SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE ISSUING BANK, EACH LENDER, EACH SECURED SWAP PROVIDER AND EACH SECURED CASH MANAGEMENT PROVIDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM AND AGAINST, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND REASONABLE, DOCUMENTED OUT-OF-POCKET FEES AND EXPENSES (LIMITED TO REASONABLE AND DOCUMENTED LEGAL FEES OF A SINGLE FIRM OF COUNSEL FOR ALL INDEMNIFIED PARTIES, TAKEN AS A WHOLE, AND, IF NECESSARY, ONE FIRM OF LOCAL COUNSEL IN EACH APPROPRIATE JURISDICTION (WHICH MAY INCLUDE A SINGLE SPECIAL COUNSEL ACTING IN MULTIPLE JURISDICTIONS) FOR ALL INDEMNIFIED PARTIES TAKEN AS A WHOLE (AND, IN THE CASE OF AN ACTUAL OR PERCEIVED CONFLICT OF INTEREST, WHERE THE INDEMNIFIED PERSON AFFECTED BY SUCH CONFLICT INFORMS THE BORROWER OF SUCH CONFLICT AND THEREAFTER RETAINS ITS OWN COUNSEL, OF ANOTHER FIRM OF COUNSEL FOR EACH GROUP OF AFFECTED INDEMNIFIED PERSONS SIMILARLY SITUATED, TAKEN AS A WHOLE)), OF ANY SUCH INDEMNIFIED PERSON ARISING OUT OF OR RELATING TO ANY CLAIM OR ANY LITIGATION OR OTHER PROCEEDING (REGARDLESS OF WHETHER SUCH INDEMNIFIED PERSON IS A PARTY THERETO AND WHETHER OR NOT SUCH PROCEEDINGS ARE BROUGHT BY THE BORROWER OR ANY OTHER CREDIT PARTY, ITS EQUITY HOLDERS, ITS AFFILIATES, CREDITORS OR ANY OTHER THIRD PERSON), INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR

INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF PARENT GUARANTOR, ANY OBLIGOR OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE PARENT, ANY OBLIGOR OR ANY SUBSIDIARY SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF PARENT GUARANTOR, THE BORROWER AND ITS SUBSIDIARIES BY PARENT GUARANTOR, THE BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO PARENT GUARANTOR, ANY OBLIGOR OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY PARENT GUARANTOR, ANY OBLIGOR OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO PARENT GUARANTOR, ANY OBLIGOR OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY PARENT GUARANTOR, ANY OBLIGOR OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY PARENT GUARANTOR, ANY OBLIGOR OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY PARENT GUARANTOR, THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO PARENT GUARANTOR, THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER

WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. WITHOUT LIMITING THE PROVISIONS OF SECTION 5.03, THIS SECTION 12.03(B) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM. NO INDEMNIFIED PERSON SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNAUTHORIZED PERSONS OF INFORMATION OR OTHER MATERIALS SENT THROUGH ELECTRONIC, TELECOMMUNICATIONS OR OTHER INFORMATION TRANSMISSION SYSTEMS THAT ARE INTERCEPTED BY SUCH PERSONS; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY SUCH INDEMNITEE.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under Section 12.03(a) or (b), each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, no party hereto and no Indemnitee shall assert, and hereby waives, any claim against any other party hereto and any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. For the avoidance of doubt, the parties hereto acknowledge and agree that a claim for indemnity under Section 12.03(b), to the extent covered thereby, is a claim of direct or actual damages and nothing contained in the foregoing sentence shall limit the Obligors’ indemnification obligations to the extent special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is otherwise entitled to indemnification hereunder.

(e) All amounts due under this Section 12.03 shall be payable not later than ten (10) days after written demand therefor.

Section 12.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04 and (iii) no Lender may assign to the Borrower or any other Obligor or their respective Subsidiaries, an Affiliate of the Borrower or any other Obligor, a Defaulting Lender or an Affiliate of a Defaulting Lender all or any portion of such Lender’s rights and obligations under this Agreement or all or any portion of its Commitments or the Loans owing to it hereunder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required if such assignment is to a Lender or an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, is to any other assignee, provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment or to an Affiliate or Approved Fund of any such Lender; and

(C) the Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(E) no assignment shall be made to a natural Person.

(iii) Subject to acceptance and recording thereof pursuant to Section 12.04(b)(iv), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and obligated by the covenants of Section 5.03(f)). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender. The Register is intended to cause the extensions of credit to the Borrower under this Agreement to be at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and shall be interpreted and applied in a manner consistent with such intent.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(a) and any written consent to such assignment required by Section 12.04(a), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent and the Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 12.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.04 and Section 5.05 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.05 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding any other provisions of this Section 12.04, an assignment to Macquarie Bank Limited on or about the Effective Date shall not require the consent of the Borrower and shall not be subject to the minimum amounts set forth in Section 12.04(b)(ii)(A).

(f) Notwithstanding any other provision of the Loan Documents to the contrary, none of the Obligors or their Affiliates (other than the Permitted Holders) shall at any time be Lenders or Participants; provided, that notwithstanding any provision herein to the contrary, any Permitted Holder (or their respective Affiliates, as applicable) shall be deemed to be a Defaulting Lender, solely for purposes of any voting provisions hereunder and determinations related thereto; provided, further, the Administrative Agent shall not be required to deliver private side bank information to any Lender that is an Affiliate of the Obligors.

Section 12.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender or any of their Related Parties may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c) Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, facsimile, as an attachment to an email or other similar electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07 Severability.

Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitation obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of any Obligor against any of and all the obligations of any Obligor owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have. Without limiting the generality of the foregoing, “set off” as used herein shall include the set off and application of any amounts owed by any Lender or its Affiliates to any Obligor under any Swap Agreement against all obligations and indebtedness owed by such Obligor to such Lender under this Agreement or the other Loan Documents, whether direct or indirect, contingent or liquidated, matured or unmatured, including, without limitation, any amounts owed under any participation in amounts owed by the Borrower to such Lender purchased by such Lender (or its Affiliates) under Section 4.01(c) or any other similar provisions for the pro rata sharing of payments received from or on behalf of any Obligor among the Lenders.

Section 12.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS

EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED. CHAPTER 346 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRI-PARTY ACCOUNTS) SHALL NOT APPLY TO THIS AGREEMENT OR THE NOTES.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF TEXAS, HOUSTON DIVISION, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN Section 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO Section 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d) EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS Section 12.09.

Section 12.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Related Parties’ directors, officers, employees and agents and insurers, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any Enforcement Action, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Parties of the foregoing Persons on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 12.11, “Information” means all information received from or on behalf of Parent Guarantor, any Obligor or any Subsidiary relating to Parent Guarantor, any Obligor or any Subsidiary or any advisor or representative thereof and their respective businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or a Subsidiary; provided that, in the case of information received from or on behalf of Parent Guarantor, Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.12 Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.

Section 12.13 EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14 Collateral Matters; Swap Agreements; Cash Management Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available to Secured Swap Parties and Secured Cash Management Providers on a pro rata basis (but subject to the terms of the Loan Documents, including, provisions thereof relating to the application and priority of payments to the Persons entitled thereto and provisions with respect to the release of Collateral) in respect of Secured Swap Obligations and Secured Cash Management Obligations. Except as provided in Section 12.02(b), no Secured Swap Party or Secured Cash Management Provider shall have any voting rights under any Loan Document as a result of the existence of any Secured Swap Obligation or Secured Cash Management Obligation owed to it.

Section 12.15 No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, the Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries, other than to the extent contemplated by the last sentence of Section 12.04(a).

Section 12.16 USA PATRIOT Act Notice. Each Lender hereby notifies the Borrower and other Obligors that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name, tax identification number and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

Section 12.17 Non-Fiduciary Status. The arranging and other services regarding this Agreement provided by the Administrative Agent, the Issuing Bank and the Lenders are arm’s-length commercial transactions between the Borrower, and its Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand. The Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents. The Administrative Agent, the Issuing Bank and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and neither the Administrative Agent, the Issuing Bank nor any Lender has any obligation to the Borrower, or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents. The Administrative Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, and its Affiliates, and neither the Administrative Agent, the Issuing Bank nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Issuing Bank or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 12.18 Flood Insurance Provisions.

(a) Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, except as set forth on Annex II Schedule of Mortgaged Structures (all of which shall be Mortgaged Property and a “Mortgaged Structure”, including the structures so listed on Annex II), as amended from time to time by the Administrative Agent, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Agreement or any other Loan Document; provided, that notwithstanding any other provision of this Agreement or any other Loan Document, if any Lender delivers to the Administrative Agent a written notice (an “Opt Out Notice”), no Mortgaged Structure included as part of any Security Instrument filed after the date of such Opt Out Notice, shall be, or be deemed to be Collateral of such Lender, and such Lender shall not be a secured party with respect to such Mortgaged Structure, and the Administrative Agent in its capacity as trustee under any Security Instrument shall not be deemed to act for such Lender as a secured party with respect to such Mortgaged Structure until such time, which shall not be a date more than 45 days after the delivery of such Opt Out Notice, as such Lender shall deliver written notice to the Administrative Agent that such Lender has completed due diligence and concluded that compliance with flood insurance and other requirements pursuant to Flood Insurance Regulations with respect to such Mortgaged Structure are satisfactory to such Lender and such Lender has elected to be a secured party with respect to such Mortgaged Structure; provided further, that upon delivery of such notice, such Lender shall automatically be included as a secured party with respect to such Mortgaged Structure. As used herein, “Flood Insurance Regulations” means (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder and (v) the Biggert-Waters Flood Reform Act of 2012 and any regulations promulgated thereunder.

(b) The Administrative Agent has adopted internal policies and procedures that address requirements placed on federally regulated Lenders under the Flood Insurance Regulations. The Administrative Agent will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Insurance Regulations. However, the Administrative Agent reminds each Lender and participant in the facility that, pursuant to the Flood Insurance Regulations, each federally regulated Lender (whether acting as a Lender or participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

Section 12.19 [Reserved].

Section 12.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 12.21 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 12.02, delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

Section 12.22 Releases.

(a) Release Upon Payment in Full. Upon the request of the Borrower, if (i) all Indebtedness secured hereby shall have been indefeasibly paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made as of the time of determination), (ii) all Letters of Credit shall have expired, terminated or other arrangements satisfactory to the Administrative Agent and the Issuing Bank shall have been made, (iii) all Secured Swap Agreements shall have been paid in full or other arrangements satisfactory to the Administrative Agent and the Secured Swap Party shall have been made, (iv) all commitments of the Lenders under the Loan documents shall have been terminated and (v) this Agreement and the other Loan Documents shall have been terminated (other than those provisions that by their terms survive termination), the Administrative Agent at the request and sole expense of Borrower shall execute and deliver or cause to be executed and delivered such instruments as may be necessary to evidence the release of the Liens granted pursuant to the Security Instruments.

(b) Partial Releases. If any of the Collateral shall be sold, transferred, conveyed or otherwise disposed of by the Borrower or any Subsidiary Guarantor in a transaction with a non-Affiliate third party permitted by the Loan Documents (other than any sale, transfer, conveyance, transfer of other disposition to the Borrower or another Guarantor), then upon written request delivered to the Administrative Agent, the Administrative Agent, at the sole expense of the Borrower and the applicable Subsidiary Guarantor, shall promptly execute and deliver to the Borrower or such Subsidiary Guarantor all releases, termination statements and/or other documents reasonably necessary or desirable to evidence the release of Liens created under the applicable Loan Documents; provided that the Borrower shall have delivered to the Administrative Agent a written request for release, termination statements and other documents identifying the Borrower or such Subsidiary Guarantor together with a certification by the Borrower stating (x) that such transaction is in compliance with this Agreement and the other Loan Documents, and (y) no Collateral other than the Collateral required to be released is being released. At the written request and sole expense of the Borrower, the Administrative Agent is authorized to release a Guarantor from its obligations under the Loan Documents (including, without limitation, any guarantee under the Guaranty Agreement) in the event that all the capital stock or other Equity Interests of such Guarantor shall be sold, transferred, conveyed, associated or otherwise disposed of in a transaction permitted by the Loan Documents, and such Equity Interests shall be released from the Liens created under the Security Instruments, and the Administrative Agent, at the sole expense of the Borrower and the applicable Guarantor, shall promptly execute and deliver to the Borrower or such Guarantor all releases, termination statements and/or other documents reasonably necessary or desirable to evidence such release; provided that the Borrower shall have delivered to the Administrative Agent a written request for release identifying the relevant Guarantor together with a certification by the Borrower stating (x) that such transaction is in compliance with this Agreement and the other Loan Documents, and (y) no Guarantor or Collateral other than the Guarantor or Collateral required to be released is being released.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BERRY PETROLEUM COMPANY, LLC

By:	/s/ Steven B. Wilson
Name:	Steven B. Wilson
Title:	Chief Financial Officer

BERRY PETROLEUM CORPORATION

By:	/s/ Steven B. Wilson
Name:	Steven B. Wilson
Title:	Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as
Administrative Agent and a Lender

By:	/s/ Patrick J. Fults
Name:	Patrick J. Fults
Title:	Director

CANADIAN IMPERIAL BANK OF COMMERCE, NEW
YORK BRANCH

By:	/s/ Charles D. Mulkeen
Name:	Charles D. Mulkeen
Title:	Executive Director

BNP PARIBAS

By:	/s/ Sriram Chandrasekaran
Name:	Sriram Chandrasekaran
Title:	Director

By:	/s/ Vincent Trapet
Name:	Vincent Trapet
Title:	Director

Signature Page

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KEYBANK NATIONAL ASSOCIATION

By:	/s/ John Dravenstott
Name:	John Dravenstott
Title:	President

ANTHEM, INC.
By:	Logen Asset Management, L.P.
Its Agent and Authorized Signatory

By:	/s/ Norman Louie
Name:	Norman Louie
Title:	Managing Partner

LOGEN ASSET MANAGEMENT MASTER FUND LTD.
By:	Logen Asset Management, L.P.
Its Agent and Authorized Signatory

By:	/s/ Norman Louie
Name:	Norman Louie
Title:	Managing Partner

NATIONAL BANK CANADA

By:	/s/ Audrey Ng
Name:	Audrey Ng
Title:	Associate

By:	/s/ Iris Wong
Name:	Iris Wong
Title:	Account Manager, Special Loans

CREDIT SUISSE AG, CAYMAN ISLAND BRANCH

By:	/s/ Bryan J. Matthews
Name:	Bryan J. Matthews
Title:	Authorized Signatory

By:	/s/ Peter J. Winstanley
Name:	Peter J. Winstanley
Title:	Authorized Signatory

ASSOCIATED BANK, N.A.

By:	/s/ Brett P. Stone
Name:	Brett P. Stone
Title:	Senior Vice President

Signature Page

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SUNTRUST BANK

By:	/s/ William S. Krueger
Name:	William S. Krueger
Title:	First Vice President

ROYAL BANK OF CANADA

By:	/s/ Leslie P. Vowell
Name:	Leslie P. Vowell
Title:	Attorney-in-Fact

BANK OF MONTREAL

By:	/s/ Emily Steckel
Name:	Emily Steckel
Title:	Vice President

ING CAPITAL

By:	/s/ Juli Bieser
Name:	Juli Bieser
Title:	Managing Director

By:	/s/ Charles Hall
Name:	Charles Hall
Title:	Managing Director

TORONTO DOMINION (NEW YORK) LLC

By:	/s/ Annie Dorval
Name:	Annie Dorval
Title:	Authorized Signatory

PNC BANK NATIONAL ASSOCIATION

By:	/s/ John Ataman
Name:	John Ataman
Title:	Senior Vice President

THE HUNTINGTON NATIONAL BANK

By:	/s/ Stephen Hoffman
Name:	Stephen Hoffman
Title:	Managing Director

CITIBANK, N.A.

By:	/s/ Sugam Mehta
Name:	Sugam Mehta
Title:	Vice President

Signature Page

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FIFTH THIRD BANK

By:	/s/ David R. Garcia
Name:	David R. Garcia
Title:	Vice President

BARCLAYS BANK PLC

By:	/s/ Christopher Aitkin
Name:	Christopher Aitkin
Title:	Assistant Vice President

UBS AG, STAMFORD BRANCH

By:	/s/ Houssem Daly
Name:	Houssem Daly
Title:	Associate Director

By:	/s/ Darlene Arias
Name:	Darlene Arias
Title:	Director

CREDIT AGRICOLE CORPORATE AND INVESTMENT
BANK

By:	/s/ Kathleen Sweeney
Name:	Kathleen Sweeney
Title:	Managing Director

By:	/s/ Pierre-Alain Bennaim
Name:	Pierre-Alain Bennaim
Title:	Managing Director

CITIZENS BANK, N.A.

By:	/s/ David W. Stack
Name:	David W. Stack
Title:	Senior Vice President

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Ryo Suzuki
Name:	Ryo Suzuki
Title:	General Manager

Signature Page

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JPMORGAN CHASE BANK, N.A.

By:	/s/ Anson Williams
Name:	Anson Williams
Title:	Authorized Signatory

MORGAN STANLEY BANK, N.A.

By:	/s/ Matthew T. Meyers
Name:	Matthew T. Meyers
Title:	Authorized Signatory

BANK OF AMERICA, N.A.

By:	/s/ Margaret Sawg
Name:	Margaret Sawg
Title:	Vice President

CITIGROUP FINANCIAL PRODUCTS INC.

By:	/s/ Brian S. Broyles
Name:	Brian S. Broyles
Title:	Authorized Signatory

COMERICA BANK

By:	/s/ Chad Stephenson
Name:	Chad Stephenson
Title:	Vice President

ABN AMRO CAPITAL USA LLC

By:	/s/ Darrell Holley
Name:	Darrell Holley
Title:	Managing Director

By:	/s/ Elizabeth Johnson
Name:	Elizabeth Johnson
Title:	Director

DNB CAPITAL LLC

By:	/s/ Byron Cooley
Name:	Byron Cooley
Title:	Senior Vice President

By:	/s/ Elnar Gulstad
Name:	Elnar Gulstad
Title:	Senior Vice President

Signature Page

Credit Agreement

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CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Mason McGurrin
Name:	Mason McGurrin
Title:	Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Anca Trifan
Name:	Anca Trifan
Title:	Managing Director

By:	/s/ Peter Cucchiara
Name:	Peter Cucchiara
Title:	Vice President

BANK OF AMERICA, N.A.

By:	/s/ Edna Aguilar Mitchell
Name:	Edna Aguilar Mitchell
Title:	Director

BOKF, NA dba BOK FINANCIAL

By:	/s/ Sonja Borodko
Name:	Sonja Borodko
Title:	Vice President

BP ENERGY COMPANY

By:	/s/ Timothy Yee
Name:	Timothy Yee
Title:	Attorney-in-Fact

GOLDMAN SACHS BANK USA

By:	/s/ Josh Rosenthal
Name:	Josh Rosenthal
Title:	Authorized Signatory

SOCIETE GENERALE

By:	/s/ Max Sonnonstine
Name:	Max Sonnonstine
Title:	Director

BSP BERRY PECM 2 LLC

By:	/s/ Bryan Martoken
Name:	Bryan Martoken
Title:	CFO

Signature Page

Credit Agreement

Berry Exit Facility

BSP BERRY SEI 3 LLC

By:	/s/ Bryan Martoken
Name:	Bryan Martoken
Title:	CFO

BSP BERRY SPECIAL SITUATIONS 4

By:	/s/ Bryan Martoken
Name:	Bryan Martoken
Title:	CFO

BSP SPECIAL SITUATIONS MASTER

By:	/s/ Bryan Martoken
Name:	Bryan Martoken
Title:	CFO

SEI ENERGY DEBT FUND, LP

By:	/s/ Bryan Martoken
Name:	Bryan Martoken
Title:	CFO

PECM STRATEGIC FUNDING LP

By:	/s/ Bryan Martoken
Name:	Bryan Martoken
Title:	CFO

NATIXIS, NEW YORK BRANCH

By:	/s/ Brice De Foyer
Name:	Brice De Foyer
Title:	Director

By:	/s/ Vikram Nath
Name:	Vikram Nath
Title:	Vice President

OAKTREE VOF (CAYMAN 5 CTB LTD.

By:	/s/ Kaj Vazales
Name:	Kaj Vazales
Title:	Managing Director

Signature Page

Credit Agreement

Berry Exit Facility

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

OAKTREE VOF (CAYMAN) 6 CTB LTD.

By:	/s/ Kaj Vazales
Name:	Kaj Vazales
Title:	Managing Director

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

OAKTREE OPPS X (CAYMAN) 1 CTB LTD.

By:	/s/ Kaj Vazales
Name:	Kaj Vazales
Title:	Managing Director

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

OAKTREE OPPS X (CAYMAN) 2 CTB LTD.

By:	/s/ Kaj Vazales
Name:	Kaj Vazales
Title:	Managing Director

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Ushma Dedhiya
Name:	Ushma Dedhiya
Title:	Authorized Signatory

Signature Page

Credit Agreement

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ANNEX I

SCHEDULE OF MAXIMUM CREDIT AMOUNTS

Maximum Credit Amounts

as of the Effective Date

Name of Lender	Percentage Share	Maximum Credit Amount
Wells Fargo Bank, National Association	7.50%	$41,249,999.88
ABN AMRO Capital USA LLC	2.08%	$11,458,333.34
Anthem, Inc.	1.39%	$7,642,753.70
Associated Bank, N.A.	0.83%	$4,583,333.34
Bank of America, N.A.	3.41%	$18,770,288.20
Bank of Montreal	3.33%	$18,333,333.34
Barclays Bank PLC	3.33%	$18,333,333.34
BNP Paribas	2.83%	$15,583,333.33
BOKF, N.A. dba BOK Financial	1.58%	$8,708,333.34
BP Energy Company	0.42%	$2,291,666.67
BSP Berry PECM 2 LLC	0.45%	$2,493,333.34
BSP Berry SEI 3 LLC	0.28%	$1,558,333.33
BSP Berry Special Situations 4	0.68%	$3,740,000.00
BSP Special Situations Master	0.58%	$3,208,333.33
Capital One, National Association	3.33%	$18,333,333.34
Canadian Imperial Bank of Commerce, New York Branch	2.83%	$15,583,333.33
Citibank, N.A.	3.33%	$18,333,333.34
Citigroup Financial Products Inc.	1.67%	$9,166,666.66
Citizens Bank, N.A.	2.92%	$16,041,666.67
Comerica Bank	2.08%	$11,458,333.34
Credit Agricole Corporate and Investment Bank	3.33%	$18,333,333.34
Credit Suisse AG, Cayman Island Branch	3.33%	$18,333,333.34
Deutsche Bank AG New York Branch	2.83%	$15,583,333.33
DNB Capital LLC	3.33%	$18,333,333.34
Fifth Third Bank	2.08%	$11,458,333.34
Goldman Sachs Bank USA	0.42%	$2,291,666.67
Goldman Sachs Lending Partners LLC	2.83%	$15,583,333.33

Annex I - 1

Name of Lender	Percentage Share	Maximum Credit Amount
ING Capital LLC	2.08%	$11,458,333.34
JPMorgan Chase Bank, N.A.	3.33%	$18,333,333.34
KeyBank National Association	0.42%	$2,291,666.67
Logen Asset Management Master Fund Ltd.	0.11%	$628,624.76
Morgan Stanley Bank, N.A.	0.42%	$2,291,666.67
National Bank Canada	0.42%	$2,291,666.67
Natixis, New York Branch	2.08%	$11,458,333.34
Oaktree Opps X (Cayman) 1 CTB LT	1.30%	$7,162,131.96
Oaktree Opps X (Cayman) 2 CTB L	1.01%	$5,534,374.69
Oaktree VOF (Cayman) 5 CTB LTD	0.53%	$2,921,201.37
Oaktree VOF (Cayman) 6 CTB LTD	0.41%	$2,257,291.97
PECM Strategic Funding LP	0.17%	$916,666.67
PNC Bank National Association	2.83%	$15,583,333.33
Royal Bank of Canada	4.17%	$22,916,666.66
SEI Energy Debt Fund, LP	1.08%	$5,958,333.34
Societe Generale	3.33%	$18,333,333.34
Sumitomo Mitsui Banking Corporation	2.83%	$15,583,333.33
Suntrust Bank	2.08%	$11,458,333.34
The Huntington National Bank	1.25%	$6,875,000.00
Toronto Dominion (New York) LLC	3.75%	$20,625,000.00
UBS AG, Stamford Branch	3.33%	$18,333,333.34
TOTAL	100%	$550,000,000.00

Annex I - 2

ANNEX II

SCHEDULE OF MORTGAGED STRUCTURES

Property Identifier	Property Address	Interest	Jurisdiction	File Date	Filing Info	Mortgagor/ Owner
1 Cogen Facility 18	29063 Hwy 33, Maricopa, California 93252	Fee	Kern County, CA	Post-Close	TBD	Berry Petroleum Company
2 Cogen Facility 38	28601 Hovey Hills Road, Taft, California 93268	Fee	Kern County, CA	Post-Close	TBD	Berry Petroleum Company
3 Cogen Facility 42	25121 Sierra Highway, Newhall, California 91321	Fee	Los Angeles County, CA	Post-Close	TBD	Berry Petroleum Company
4 To-Be-Constructed Cogen Facility #1	Located on Union Pacific Owned Land, McKittrick, California 93251	Fee	Kern County, CA	Post-Close	TBD	Berry Petroleum Company
5 To-Be-Constructed Cogen Facility #2	Located on Mineral Fee Property, Derby Acres, California 93224	Fee	Kern County, CA	Post-Close	TBD	Berry Petroleum Company

Annex II - 1

ANNEX III

SCHEDULE OF PREPETITION MORTGAGES

1. (a) Deed of Trust, Assignment, Security Agreement, Fixture Filing and Financing Statement from Berry Petroleum Company, d/b/a Berry Oil Company in the State of Texas, to Guy Evangelista, Trustee, for the benefit of Wells Fargo Bank, National Association, as Administrative Agent, dated July 15, 2008, SAVE AND EXCEPT the property released in items 1(b) and 1(e) below, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Harrison County, Texas	Volume 3952, Page 281	7/24/08
Limestone County, Texas	Volume 1286, Page 102	7/18/08

(b) Partial Release of Lien by Wells Fargo Bank, National Association, as Administrative Agent, to Berry Petroleum Company dated July 16, 2009 relating to East Texas Midstream conveyed to Velocity East Texas Gathering, LLC, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Harrison County, Texas	Volume 4218, Page 283	7/22/09
Limestone County, Texas	Volume 1317, Page 194	7/22/09

(c) First Supplement and Amendment to Deed of Trust, Assignment, Security Agreement, Fixture Filing and Financing Statement from Berry Petroleum Company, d/b/a Berry Oil Company in the State of Texas for the benefit of Wells Fargo Bank, National Association, as Administrative Agent, dated April 1, 2010, SAVE AND EXCEPT the property released in items 1(e), 1(f), 1(j), 1(k) and 1(l) below, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Borden County, Texas	Volume 99, Page 495	4/29/10
Dawson County, Texas	Book 634, Page 705	4/29/10
Glasscock County, Texas	Book 145, Page 376	4/30/10
Howard County, Texas	Volume 1176, Page 48	4/29/10
Martin County, Texas	Volume 271, Page 162	4/29/10
Midland County, Texas	#2010-7976	4/29/10
Reagan County, Texas	Volume 117, Page 406	4/29/10
Upton County, Texas	Volume 832, Page 91	4/30/10

Annex III - 1

(d) Second Supplement and Amendment to Deed of Trust, Assignment, Security Agreement, Fixture Filing and Financing Statement from Berry Petroleum Company, d/b/a Berry Oil Company in the State of Texas for the benefit of Wells Fargo Bank, National Association, as Administrative Agent, dated November 15, 2010, SAVE AND EXCEPT the property released in items 1(e), 1(f), 1(j), 1(k) and 1(l) below, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Borden County, Texas	Volume 100, Page 319	11/25/10
Dawson County, Texas	Book 645, Page 183	11/22/10
Glasscock County, Texas	Book 155, Page 271	11/23/10
Harrison County, Texas	#2010-000015015	11/22/10
Howard County, Texas	Volume 1200, Page 39	11/22/10
Limestone County, Texas	Volume 1356, Page 70	11/22/10
Martin County, Texas	Volume 287, Page 251	11/22/10
Midland County, Texas	#2010-22828	11/22/10
Reagan County, Texas	Volume 125, Page 830	11/22/10
Upton County, Texas	Book 845, Page 143	11/22/10

(e) Partial Release by Wells Fargo Bank, National Association, as Administrative Agent to Berry Petroleum Company dated April 14, 2011 (deleting buildings), filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Borden County, Texas	Volume 20, Page 624	4/19/11
Dawson County, Texas	Book 655, Page 172	4/19/11
Glasscock County, Texas	Book 164, Page 14	4/20/11
Harrison County, Texas	#2011-000004412	4/19/11
Howard County, Texas	Volume 1217, Page 794	4/19/11
Limestone County, Texas	Volume 1367, Page 344	4/19/11
Martin County, Texas	Volume 301, Page 191	4/19/11
Midland County, Texas	#2011-7559	4/19/11
Reagan County, Texas	Volume 131, Page 451	4/19/11
Upton County, Texas	Volume 851, Page 541	4/20/11

Annex III - 2

(f) Partial Release from Wells Fargo Bank, National Association, as Administrative Agent, to Berry Petroleum Company dated April 14, 2011 relating to the Assignment from Berry to CrownRock, LP and Patriot Resources Partners, LLC, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Martin County, Texas	Volume 301, Page 196	4/19/11

(g) Third Supplement and Amendment to Deed of Trust, Assignment, Security Agreement, Fixture Filing and Financing Statement from Berry Petroleum Company, d/b/a Berry Oil Company in the State of Texas for the benefit of Wells Fargo Bank, National Association, as Administrative Agent, dated April 14, 2011, SAVE AND EXCEPT the property released in item 1(l) below, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Martin County, Texas	Volume 303, Page 95	5/10/11

(h) Fourth Supplement and Amendment to Deed of Trust, Assignment, Security Agreement, Fixture Filing and Financing Statement from Berry Petroleum Company, d/b/a Berry Oil Company in the State of Texas for the benefit of Wells Fargo Bank, National Association, as Administrative Agent, dated November 21, 2013, SAVE AND EXCEPT the property released in items 1(k) and 1(l) below, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Ector County, Texas	#2013-00019689	12/5/13
Midland County, Texas	#2013-28564	12/4/13

(i) Omnibus Amendment to Deeds of Trust, Mortgages, Security Agreements, Fixture Filings and Financing Statements between Berry Petroleum Company and Wells Fargo Bank, National Association, as Agent, dated as of April 30, 2014, SAVE AND EXCEPT the property released in items 1(j), 1(k) and 1(l) below, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Borden County, Texas	Volume 105, Page 597	5/7/14
Dawson County, Texas	Book 740, Page 407	5/8/14
Glasscock County, Texas	Volume 250, Page 416	5/7/14
Harrison County, Texas	#2014-000004973	5/7/14
Howard County, Texas	Volume 1393, Page 415	5/7/14

Annex III - 3

Limestone County, Texas	#20141721	5/8/14
Martin County, Texas	Volume 409, Page 298	5/7/14
Midland County, Texas	#2014-10353	5/8/14
Reagan County, Texas	Volume 193, Page 846	5/8/14
Upton County, Texas	Volume 916, Page 133	5/7/14

(j) Partial Release of Liens by Wells Fargo Bank, National Association, as Administrative Agent, to Berry Petroleum Company, LLC dated August 14, 2014, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Borden County, Texas	Volume 21, Page 669	8/18/14
Glasscock County, Texas	Volume 259, Page 665	4/20/14

(k) Partial Release of Liens by Wells Fargo Bank, National Association, as Administrative Agent, to Berry Petroleum Company, LLC dated October 29, 2014, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Ector County, Texas	2014-00017754	11/19/14

(l) Partial Release of Liens by Wells Fargo Bank, National Association, as Administrative Agent, to Berry Petroleum Company, LLC and Linn Energy Holdings, LLC dated November 19, 2014, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Borden County, Texas	Volume 21, Page 745	11/24/14
Dawson County, Texas	Book 758, Page 1	11/24/14
Howard County, Texas	Volume 1427, Page 497	11/24/14
Martin County, Texas	Volume 432, Page 78	11/24/14
Midland County, Texas	#2014-27648	11/24/14
Upton County, Texas	Volume 929, Page 86	11/24/14

Annex III - 4

2. (a) Deed of Trust, Assignment, Security Agreement, Fixture Filing and Financing Statement from Berry Petroleum Company for the benefit of Wells Fargo Bank, National Association, as Administrative Agent, dated July 15, 2008, SAVE AND EXCEPT the property released in items 2(b) and 2(d) below, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Kern County, California	#0208113089	07/17/08
Los Angeles County, California	#20081287929	07/18/08

(b) Partial Release of Lien, Substitution of Trustee and Deed of Reconveyance dated June 16, 2009 by Wells Fargo Bank, National Association, as Administrative Agent to Berry Petroleum Company, relating to certain properties conveyed to Occidental Petroleum Company, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Kern County, California	#0209089406	6/19/09

(c) First Supplement and Amendment to Deed of Trust, Assignment, Security Agreement, Fixture Filing and Financing Statement from Berry Petroleum Company for the benefit of Wells Fargo Bank, National Association, as Administrative Agent, dated November 15, 2010, SAVE AND EXCEPT the property released in item 2(d) below, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Kern County, California	#0210163417	11/23/10
Los Angeles County, California	#20101693109	11/22/10

(d) Partial Release and Reconveyance by Wells Fargo Bank, National Association, as Administrative Agent to Berry Petroleum Company dated April 14, 2011 (deleting buildings), filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Kern County, California	#0211050873	4/19/11
	#0211050874 (recorded twice in error)	4/19/11
Los Angeles County, California	#20110664939	5/10/11

Annex III - 5

(e) Second Supplement and Amendment to Deed of Trust, Assignment, Security Agreement, Fixture Filing and Financing Statement from Berry Petroleum Company for the benefit of Wells Fargo Bank, National Association, as Administrative Agent, dated November 21, 2013, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Kern County, California	#0213175800	12/5/13
Los Angeles County, California	#20131722948	12/5/13

(f) UCC Financing Statement naming Berry Petroleum Company, LLC as debtor and Wells Fargo Bank, National Association, as Administrative Agent, as secured party, related to items 2(a), 2(c) and 2(e) above, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Los Angeles, California	#20151358793	11/5/15

(g) Third Supplement and Amendment to Deed of Trust, Assignment, Security Agreement, Fixture Filing and Financing Statement between Berry Petroleum Company and Wells Fargo Bank, National Association, as Administrative Agent, dated as of January 8, 2016, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Kern County, California	#0216027299	3/4/16
Los Angeles County, California	#20160117506	2/2/16

3. (a) Deed of Trust, Assignment, Security Agreement, Fixture Filing and Financing Statement from Berry Petroleum Company for the benefit of Wells Fargo Bank, National Association, Agent, dated July 15, 2008, SAVE AND EXCEPT the property released in item 3(c) below, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Duchesne County, Utah	Book M324, Page 501	07/18/08

(b) First Supplement and Amendment to Deed of Trust, Assignment, Security Agreement, Fixture Filing and Financing Statement from Berry Petroleum Company for the benefit of Wells Fargo Bank, National Association, as Administrative Agent, dated November 15, 2010, SAVE AND EXCEPT the property released in item 3(c) below, filed as follows:

Annex III - 6

JURISDICTION	FILING INFORMATION	FILE DATE
Duchesne County, Utah	Book A608, Page 498	12/2/10

(c) Partial Release by Wells Fargo Bank, National Association, as Administrative Agent to Berry Petroleum Company dated April 14, 2011 (deleting buildings), filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Duchesne County, Utah	Book M363, Page 59	4/20/11

(d) Omnibus Amendment to Deeds of Trust, Mortgages, Security Agreements, Fixture Filings and Financing Statements between Berry Petroleum Company and Wells Fargo Bank, National Association, as Agent, dated as of April 30, 2014, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Duchesne County, Utah	Book M418, Page 78	5/8/14

(e) UCC Financing Statement naming Berry Petroleum Company, LLC as debtor and Wells Fargo Bank, National Association, as Administrative Agent, as secured party, related to 3(a) above, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Duchesne County, Utah	Entry #489436	11/4/15

(f) Third Supplement and Amendment to Deed of Trust, Assignment, Security Agreement, Fixture Filing and Financing Statement from Berry Petroleum Company for the benefit of Wells Fargo Bank, National Association, as Administrative Agent, dated as of January 8, 2016, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Duchesne County, Utah	Entry #491583	2/8/16

4. (a) Deed of Trust, Assignment, Security Agreement, Fixture Filing and Financing Statement from Berry Petroleum Company for the benefit of Wells Fargo Bank, National Association, as Administrative Agent, dated April 1, 2010, SAVE AND EXCEPT the property released in item 4(c) below, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Elko County, Nevada	Document #626045	5/3/10
Eureka County, Nevada	Book 499, Page 217	4/29/10
Nye County, Nevada	Document #745021	5/4/10

Annex III - 7

(b) First Supplement and Amendment to Deed of Trust, Assignment, Security Agreement, Fixture Filing and Financing Statement from Berry Petroleum Company for the benefit of Wells Fargo Bank, N.A., Agent, dated December 10, 2010, SAVE AND EXCEPT the property released in item 4(c) below, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Elko County, Nevada	#635532	12/29/10
Eureka County, Nevada	Book 511, Page 181	12/28/10
Nye County, Nevada	#758664	1/18/11

(c) Partial Release by Wells Fargo Bank, National Association, as Administrative Agent to Berry Petroleum Company dated April 14, 2011 (deleting buildings), filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Elko County, Nevada	#639064	4/19/11
Eureka County, Nevada	Book 514, Page 1	4/19/11
Nye County, Nevada	#764149	4/20/11

(d) Omnibus Amendment to Deeds of Trust, Mortgages, Security Agreements, Fixture Filings and Financing Statements between Berry Petroleum Company and Wells Fargo Bank, National Association, as Agent, dated as of April 30, 2014, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Elko County, Nevada	#686055	5/8/14
Eureka County, Nevada	#0227290	5/7/14
Nye County, Nevada	#820525	8/28/14

5. (a) Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement from Berry Petroleum Company to Wells Fargo Bank, National Association, as Agent, dated November 15, 2010, SAVE AND EXCEPT the property released in item 5(b) below, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Garfield County, Colorado	#794937	11/29/10

Annex III - 8

(b) Partial Release by Wells Fargo Bank, National Association, as Administrative Agent to Berry Petroleum Company dated April 14, 2011 (deleting buildings), filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Garfield County, Colorado	#801581	4/19/11

(c) Omnibus Amendment to Deeds of Trust, Mortgages, Security Agreements, Fixture Filings and Financing Statements between Berry Petroleum Company and Wells Fargo Bank, National Association, as Agent, dated as of April 30, 2014, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Garfield County, Colorado	#848969	5/8/14

6. (a) Mortgage, Line of Credit Mortgage, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement from Berry Petroleum Company, LLC to Wells Fargo Bank, National Association, as Agent, dated as of January 15, 2016, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Grant County, Kansas	Book 284, Page 279	2/4/16

(b) UCC Financing Statement naming Berry Petroleum Company, LLC as debtor and Wells Fargo Bank, National Association, as Administrative Agent, as secured party, related to item 6(a) above, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Grant County, Kansas	UCC #16-02	2/4/16

7. Mortgage, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement from Berry Petroleum Company, LLC to Wells Fargo Bank, National Association, as Agent, dated as of January 8, 2016, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Texas County, Oklahoma	Book 1327, Page 661	2/1/16

8. (a) UCC-1 Financing Statement naming Berry Petroleum Company as debtor and Wells Fargo Bank, National Association, as Administrative Agent, as secured party, filed as follows:

Annex III - 9

JURISDICTION	FILING INFORMATION	FILE DATE
Delaware Secretary of State	#2008 2531448	7/17/08

(b) UCC-3 Amendment naming Berry Petroleum Company as debtor and Wells Fargo Bank, National Association, as Administrative Agent, as secured party, to delete certain collateral located in Yuma and Phillips Counties, Colorado, conveyed to Augustus Energy Partners, LLC, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Delaware Secretary of State	#2009 1028858	4/1/09

(c) UCC-3 Amendment naming Berry Petroleum Company as debtor and Wells Fargo Bank, National Association, as Administrative Agent, as secured party, to delete certain collateral located in Harrison and Limestone Counties, Texas, conveyed to Velocity East Texas Gathering, LLC, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Delaware Secretary of State	#2009 2524822	7/22/09

(d) UCC Continuation naming Berry Petroleum Company as debtor and Wells Fargo Bank, National Association, as Administrative Agent, as secured party, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Delaware Secretary of State	#2013 0366360	1/29/13

(e) UCC-3 Amendment naming Berry Petroleum Company, LLC as debtor and Wells Fargo Bank, National Association, as Administrative Agent, as secured party, to change the name of Berry Petroleum Company to Berry Petroleum Company, LLC, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Delaware Secretary of State	#2014 0158709	1/13/14

(f) UCC-3 Amendment naming Berry Petroleum Company as debtor and Wells Fargo Bank, National Association, as Administrative Agent, as secured party, to change the address of Berry Petroleum Company, LLC, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Delaware Secretary of State	#2015 3133666	7/20/15

Annex III - 10

(g) UCC-3 Amendment naming Berry Petroleum Company, LLC as debtor and Wells Fargo Bank, National Association, as Administrative Agent, as secured party, to reflect previous name change to Berry Petroleum Company, LLC, filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Delaware Secretary of State	#2016 0713493	2/5/16

Annex III - 11

EXHIBIT A

[FORM OF] NOTE

$[ ]	February 28, 2017

FOR VALUE RECEIVED, Berry Petroleum Company, LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to [        ] (the “Lender”), at the principal office of Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”), located at 1000 Louisiana Street, 9th Floor, Houston, Texas 77002, on the Maturity Date, the principal sum of [        ] Dollars ($[        ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect the Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by the Lender of this Note.

This Note is one of the Notes referred to in the Credit Agreement dated as of February 28, 2017 among the Borrower, Berry Petroleum Corporation as Parent Guarantor, each Subsidiary Guarantor from time to time party thereto, the Administrative Agent and the lenders from time to time party thereto (including the Lender), and evidences Loans made by the Lender thereunder (such Credit Agreement, as the same may be amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms used in this Note but not defined herein have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

BERRY PETROLEUM COMPANY, LLC

By:
Name:
Title:

Exhibit A

EXHIBIT B

[FORM OF] BORROWING REQUEST

[            ], 201[        ]

Berry Petroleum Company, LLC, a Delaware limited liability company (the “Borrower”), pursuant to Section 2.03 of the Credit Agreement dated as of February 28, 2017 (as the same may be amended, supplemented or restated from time to time, the “Credit Agreement”) among the Borrower, Berry Petroleum Corporation as Parent Guarantor, each Subsidiary Guarantor from time to time party thereto, Wells Fargo Bank, National Association as Administrative Agent, and the Lenders from time to time party thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a Borrowing as follows:

(i)	The aggregate amount of the requested Borrowing is $[ ];

(ii)	The date of such Borrowing is [ ], 201[ ];

(iii)	The requested Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing];

(iv)	In the case of a Eurodollar Borrowing, the initial Interest Period applicable thereto is [ ];

(v)	The amount of the Borrowing Base in effect on the date hereof is $[ ];

(vi)	Total Revolving Credit Exposures on the date hereof (i.e., outstanding principal amount of Loans and total LC Exposure) (without regard to the requested Borrowing) is $[ ];

(vii)	The pro forma total Credit Exposures (giving effect to the requested Borrowing) is $[ ];

(viii)	The location and number of the Borrower’s Controlled Proceeds Account to which funds are to be disbursed is as follows:

[                    ]

[                    ]

(ix)	The Consolidated Cash Balance is $[ ];

(x)	The pro forma Consolidated Cash Balance (giving effect to the requested Borrowing) is $[ ]; and

(xi)	The conditions set forth in Section 6.02 of the Credit Agreement have been satisfied.

Exhibit B

The undersigned certifies that he/she is the [            ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned, not in his or her individual capacity but in his or her capacity as an officer of Borrower, further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

BERRY PETROLEUM COMPANY, LLC

By:
Name:
Title:

Exhibit B

EXHIBIT C

[FORM OF] INTEREST ELECTION REQUEST

[            ], 201[            ]

Berry Petroleum Company, LLC, a Delaware limited liability company (the “Borrower”), pursuant to Section 2.04 of the Credit Agreement dated as of February 28, 2017 (as the same may be amended, supplemented or restated from time to time, the “Credit Agreement”) among the Borrower, Berry Petroleum Corporation as Parent Guarantor, each Subsidiary Guarantor from time to time party thereto, Wells Fargo Bank, National Association as Administrative Agent, and the Lenders from time to time party thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby makes an Interest Election Request as follows:

(i)	The Borrowing to which this Interest Election Request applies, and if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to (iii) [and (iv)] below shall be specified for each resulting Borrowing) is [ ][1];

(ii)	The effective date of the election made pursuant to this Interest Election Request is [ ], 201[ ];[and]

(iii)	The resulting Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing][; and]

[(iv)	[If the resulting Borrowing is a Eurodollar Borrowing], the Interest Period applicable to the resulting Borrowing after giving effect to such election is [ ]].

BERRY PETROLEUM COMPANY, LLC

By:
Name:
Title:

[1]	Applicable borrowing to be identified by [amount and dated when made].

Exhibit C

EXHIBIT D

[FORM OF] COMPLIANCE CERTIFICATE

Reference is hereby made to the Credit Agreement dated as of February 28, 2017 (as the same may be amended, supplemented or restated from time to time, the “Credit Agreement”) among Berry Petroleum Company, LLC, a Delaware limited liability company (the “Borrower”), Berry Petroleum Corporation, a Delaware corporation as Parent Guarantor, each Subsidiary Guarantor from time to time party thereto, Wells Fargo Bank, National Association as Administrative Agent, and the Lenders from time to time party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meaning given to them in the Credit Agreement. The undersigned hereby certify on behalf of the Borrower and Parent Guarantor as follows:

(i) No Default has occurred and is continuing as of the date hereof. [If a Default has occurred and is continuing, specify the details thereof and any action taken or proposed to be taken with respect thereto.]

(ii) No change in GAAP or in the application thereof has occurred since the Effective Date which materially changes the calculation of any covenant or affects compliance with the terms of the Credit Agreement. [If such a change has occurred, specify the effect of such change on the financial statements accompanying this certificate.]

(iii) Attached hereto is all the information required by Sections 8.01(f) and 8.01(q) of the Credit Agreement and Section 4.3(b) of the Security Agreement

(iv) Attached hereto are the reasonably detailed computations demonstrating that the Obligors are in compliance with Section 9.01 of the Credit Agreement as of the end of the fiscal quarter ending [            ].

EXECUTED AND DELIVERED this [            ] day of [            ], 201[    ].

Berry Petroleum Company, LLC

By:
Name:
Title:

Berry Petroleum Corporation

By:
Name:
Title:

Exhibit D

EXHIBIT E

[FORM OF] SECURITY AGREEMENT

(see attached)

Exhibit E

EXHIBIT F

[FORM OF] GUARANTY AGREEMENT

(see attached)

Exhibit F

EXHIBIT G

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Assignment Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as the same may be amended, supplemented or restated from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions for Assignment and Assumption set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

The Assignor named on the reverse hereof hereby sells and assigns, without recourse, to the Assignee named on the reverse hereof, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Effective Date set forth on the reverse hereof, the interests set forth on the reverse hereof (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth on the reverse hereof in the Loans owing to the Assignor which are outstanding on the Assignment Effective Date, together with the participations in Letters of Credit and LC Disbursements held by the Assignor on the Assignment Effective Date, but excluding accrued interest and fees to and excluding the Assignment Effective Date. From and after the Assignment Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Assumption is being delivered to the Administrative Agent together with (i) any documentation required to be delivered by the Assignee pursuant to Section 5.03(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 12.04(b) of the Credit Agreement.

This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of Texas.

Credit Agreement:	Credit Agreement dated as of February 28, 2017 among Berry Petroleum Company, LLC as Borrower, Berry Petroleum Corporation as Parent Guarantor, each Subsidiary Guarantor from time to time party thereto, Wells Fargo Bank, National Association as Administrative Agent, and the Lenders from time to time party thereto, as the same may from time to time be amended, modified, supplemented or restated

Exhibit G

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Assignment Effective Date: [                    ], 201[    ]

Facility	Amount Assigned	Percentage Assigned of Loan Commitments (set forth, to at least 8 decimals, as a percentage of the total Loan Commitments of all Lenders)
Commitment Assigned:	$	%
Loans Assigned:	$	%

The terms set forth above and on the reverse side hereof are hereby agreed to:

[Name of Assignor], as Assignor

By:
Name:
Title:

[Name of Assignee], as Assignee

By:
Name:
Title:

Exhibit G

The undersigned hereby consent to the within assignment:

Berry Petroleum Company, LLC	Wells Fargo Bank, National Association, as Administrative Agent

By:	By:
Name:	Name:
Title:	Title:

Exhibit G

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

BERRY PETROLEUM COMPANY, LLC CREDIT AGREEMENT

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Obligor, any Obligor’s Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Obligor, any Obligor’s Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Assignment Effective Date and to the Assignee for amounts which have accrued from and after the Assignment Effective Date.

Exhibit G

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of Texas.

Exhibit G

EXHIBIT H-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 28, 2017 (as amended, restated, amended and restated, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Berry Petroleum Company, LLC, a Delaware limited liability company (the “Borrower”), Berry Petroleum Corporation as Parent Guarantor, each Subsidiary Guarantor from time to time party thereto, Wells Fargo Bank, National Association as administrative agent (the “Administrative Agent”), and the Lenders from time to time party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 5.03(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Commitment, the Loan(s) (as well as any Note(s) evidencing such Loan(s)), and the Letters of Credit in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished, or concurrently herewith furnishes, the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate or in such Form W-8BEN or Form W-8BEN-E changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment under the Credit Agreement or any other Loan Document is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 201

Exhibit H-1

EXHIBIT H-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 28, 2017 (as amended, restated, amended and restated, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Berry Petroleum Company, LLC, a Delaware limited liability company (the “Borrower”), Berry Petroleum Corporation as Parent Guarantor, each Subsidiary Guarantor from time to time party thereto, Wells Fargo Bank, National Association as administrative agent (the “Administrative Agent”), and the Lenders from time to time party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 5.03(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Commitment, the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), and the Letters of Credit (iii) with respect to the extension of credit pursuant to the Credit Agreement, neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its direct or indirect partner/members’ conduct of a U.S. trade or business.

The undersigned has furnished, or concurrently herewith furnishes, the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exception: (i) an IRS Form W-8BEN or Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or Form W-8BEN-E from each of such direct or indirect partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate or in such Form W-8IMY, Form W-8BEN or Form W-8BEN-E changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment under the Credit Agreement or any other Loan Document is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 201

Exhibit H-2

EXHIBIT H-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 28, 2017 (as amended, restated, amended and restated, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Berry Petroleum Company, LLC, a Delaware limited liability company (the “Borrower”), Berry Petroleum Corporation as Parent Guarantor, each Subsidiary Guarantor from time to time party thereto, Wells Fargo Bank, National Association as administrative agent (the “Administrative Agent”), and the Lenders from time to time party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 5.03(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished, or concurrently herewith furnishes, the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate or in such Form W-8BEN or Form W-8BEN-E changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment under the Credit Agreement or any other Loan Documents is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                     , 201

Exhibit H-3

EXHIBIT H-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 28, 2017 (as amended, restated, amended and restated, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Berry Petroleum Company, LLC, a Delaware limited liability company (the “Borrower”), Berry Petroleum Corporation as Parent Guarantor, each Subsidiary Guarantor from time to time party thereto, Wells Fargo Bank, National Association as administrative agent (the “Administrative Agent”), and the Lenders from time to time party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 5.03(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881 (c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h) (3)(B) of the Code, (v) none of its direct or indirect partners/members that is a beneficial owner of such participation is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its director or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished, or concurrently herewith furnishes, the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exception: (i) an IRS Form W-8BEN or Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or Form W-8BEN-E from each of such direct or indirect partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate or in such Form W-8IMY, such Form W-8BEN or Form W-8BEN-E changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment under the Credit Agreement or any other Loan Documents is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                     , 201

Exhibit H-4

EXHIBIT I

[FORM OF] SOLVENCY CERTIFICATE

Reference is hereby made to the Credit Agreement dated as of February 28, 2017 (as amended, restated, amended and restated, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Berry Petroleum Company, LLC, a Delaware limited liability company (the “Borrower”), Berry Petroleum Corporation, a Delaware corporation as Parent Guarantor (collectively with the Borrower the “Obligors” and each individually an “Obligor”) Wells Fargo Bank, National Association as administrative agent (the “Administrative Agent”), and the Lenders from time to time party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The undersigned hereby certifies as of February 28, 2017, in the undersigned’s capacity as an officer, and not in the undersigned’s personal capacity, of each of the Obligors:

(a)	the undersigned is familiar with the properties, business and assets of the Borrower and each Obligor and has carefully reviewed the contents of this Certificate and, in connection herewith, has made such investigations and inquiries as the undersigned deemed necessary and prudent under the circumstances;

(b)	the undersigned believes that the financial information and assumptions which underlie and form the basis for the certifications made in this Certificate were reasonable when made and continue to be reasonable as of the date hereof; and

(c)	immediately prior to and after giving effect to the consummation of the Transactions to occur on the date hereof, (i) the Borrower and (ii) the Borrower and each Obligor, taken as a whole, in each case (A) owns assets the fair valuation of which exceeds the aggregate Debt of such Person (or Persons); (B) has not incurred, and does not intend to incur, and does not believe that they will incur or have incurred Debt beyond their ability to pay such Debt (after taking into account the timing and amounts of cash to be received by such Person (or Persons) and the timing and amounts to be payable on or in respect of such Person’s (or Persons’) liabilities) as such Debt becomes absolute an matures; and (C) does not have (and does not have reason to believe such Person (or Persons) will have at any time) unreasonably small capital for the conduct of its (or their) business.

(Signature page follows.)

Exhibit I

IN WITNESS WHEREOF, the undersigned have executed this certificate on behalf of the Borrower and each Obligor as of the date first written above.

BERRY PETROLEUM COMPANY, LLC

By:
Name:
Title:

BERRY PETROLEUM CORPORATION

By:
Name:
Title:

Exhibit I

Schedule 6.04

Post-Closing Obligations

1. No later than thirty (30) days after the Effective Date, the Obligors shall deliver to the Administrative Agent in recordable form counterparts of mortgages, deeds of trust, security agreements, assignments of production, fixture filings and financing statements (the “Mortgages”) in form and substance satisfactory to the Administrative Agent, duly executed and delivered by the applicable Obligors in a sufficient number of counterparts for the due recording in each applicable recording office (including each office specified in any opinions described in Section 6.01(l)), granting to the Administrative Agent (or a trustee appointed by the Administrative Agent) for the benefit of the Secured Parties first and prior Liens on the Obligors’ Oil and Gas Properties, and all of the Equipment and Facilities associated therewith, representing substantially all, but in no event less than ninety-five percent (95%), of each of the (a) total Proved Reserves, and (b) total Proved Reserves classified as “proved developed producing” of the Obligors (subject only to Liens permitted under Section 9.03) together with evidence of the completion of all recordings and filings of such Mortgages as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to create a valid, perfected first priority Lien against the Properties purported to be covered thereby (subject only to Liens permitted under Section 9.03) (it being understood that title reports, title opinions and other title information shall be required for no less than eight-five percent (85%) of such Oil and Gas Properties described in clauses (a) and (b) immediately above in accordance with Section 8.13); and all other Security Instruments, documents, instruments or agreements and or acknowledgements of the filings, or recordation necessary to perfect its Liens in such Properties. In connection with the execution and delivery of the Mortgages and any such other Security Instruments, the Administrative Agent (i) shall have received evidence and be satisfied that the flood insurance required for each Property set forth in Annex II to the extent required hereunder is in effect and (ii) shall have received an opinion of local counsel in each jurisdiction where a Mortgage is to be filed, in each case, in form and substance satisfactory to the Administrative Agent and its counsel.

2. No later than thirty (30) days after the Effective Date, the Obligors shall deliver to the Administrative Agent duly executed counterparts (in such number as may be requested by the Administrative Agent) of Account Control Agreements with respect to each deposit and securities account maintained by any Obligor (other than Excluded Accounts). In connection with the execution and delivery of such Account Control Agreements, the Administrative Agent shall be reasonably satisfied that there has been created in favor of the Administrative Agent a first priority, perfected security interest in and Lien on (subject only to Excepted Liens) each such deposit or securities account.

3. With respect to each invoice delivered by or on behalf of any Prepetition Lender or professional or advisor to the Borrower on or prior to the Effective Date for fees and expenses payable pursuant to the Prepetition Credit Agreement, the Borrower shall pay such fees and expenses to the applicable Prepetition Lender or professional or advisor on or prior to the date that is the later of: (a) fifteen (15) Business Days after the Effective Date and (b) three (3) Business Days after the Borrower receives a copy of the W-9 of the applicable Prepetition Lender or professional or advisor, as required.

4. No later than five (5) Business Days after the Effective Date, the Borrower will cause Norton Rose Fulbright US LLP to deliver an opinion in form and substance satisfactory to the Administrative Agent and its counsel with respect to the perfection by possession of the security interest in the Pledged Shares (as defined in the Pledge Agreement) of the Borrower pledged by the Parent Guarantor.

Schedule 7.05

Litigation

None

Schedule 7.06

Environmental Matters

None

Schedule 7.14

Subsidiaries and Partnerships

The Borrower is a Subsidiary of the Parent Guarantor.

Schedule 7.18

Gas Imbalances; Take or Pay; Other Prepayments

None.

Schedule 7.19

Marketing Agreements

Agreement for the Sale and Purchase of Helium Gas Mixture between Praxair, Inc. and Berry Petroleum Company, LLC, dated January 27, 2017

Schedule 7.20

Swap Agreements

See attached list

Schedule 7.22

Deposit Accounts and Securities Accounts

Bank Name	Legal Name	Account #	Type of Account
Comerica Bank	Berry Petroleum Company, LLC	XXXX9319	Checking
Wells Fargo	Berry Petroleum Company, LLC	XXXX5481	Checking

Excluded Accounts

Bank Name	Legal Name	Account #	Type of Account
Wells Fargo	Berry Petroleum Company, LLC	XXXX6992	Money Market Account
Securing Prepetition Credit
Agreement[1]
Comerica	Berry Petroleum Company, LLC	XXXX5411	Investment Account Required
under Chapter 11 Cash
Collateral Order[2]

Comerica	Berry Petroleum Company, LLC	XXXX3406	Utility Adequate Assurance[3]
Wilmington Trust	Wilmington Trust, N.A.	XXXX2000	Professional Fee Escrow
Account
Wells Fargo	Bennett Boyd Trust (Victory Trust)	XXXX1275	Trust Account
Wells Fargo	Berry Petroleum Company, LLC	XXXX6855	Money Market Account in
Favor of Utility Provider
Wells Fargo	Berry Petroleum Company, LLC	XXXX9200	Trust Account
Amegy Bank	Berry Petroleum Company, LLC	XXXX8060	General Unsecured Claim
Account

[1]	This account intended to be closed after emergence from Chapter 11.
[2]	This account intended to be closed after emergence from Chapter 11.
[3]	This account intended to be closed after emergence from Chapter 11.

Schedule 7.24

International Operations

None.

Schedule 8.19

Initial Swap Agreements

[To come within 90 days after the Effective Date.]

Schedule 9.02

Other Permitted Debt

1.	Subordinated Promissory Note, dated February 28, 2017, with a maturity date of February 28, 2023, for $335,000,000 owed by Berry Petroleum Company, LLC, a Delaware limited liability company, to Berry Petroleum Corporation, a Delaware Corporation, and its successors or assigns

Schedule 9.05

Other Permitted Investments

I.	Tax Partnerships

a.	Berry Encana NPR Partnership (Linn Energy Holdings, LLC owns various percentage)

b.	Lake Canyon Transportation and Gathering LLC (Berry owns 37.5% )

II.	Ordinary Course Operations Joint Venture

1.	Colorado –Contract ##C038565000 – Piceance Water Distribution and Infrastructure Agreement with Marathon—Berry Petroleum Company, LLC is the participating entity.

2.	Utah – Contract C038826000 – Lake Canyon Exploration and Development Agreement – Berry Petroleum Company, LLC is the participating entity.

3.	Utah – Contract C038831000 – Lake Canyon Joint Development Agreement – Berry Petroleum Company, LLC is the participating entity.

4.	Utah – Contract C038837000 – Lake Canyon Gas Gathering and Transportation Agreement – Berry Petroleum Company, LLC is the participating entity.

III.	Promissory Notes

1.	Subordinated Promissory Note, dated February 28, 2017, with a maturity date of February 28, 2023, for $335,000,000 owed by Berry Petroleum Company, LLC, a Delaware limited liability company, to Berry Petroleum Corporation, a Delaware Corporation, and its successors or assigns